UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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DANAHER CORPORATION

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DANAHER CORPORATION

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

March 31, 2017

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

When:	May 9, 2017 at 3:00 p.m., local time.

Where:	Park Hyatt Washington, 1201 24th Street, NW, Washington, D.C.

Items of Business:

1.      To elect the twelve directors named in the attached proxy statement to hold office until the 2018 annual meeting of shareholders and until their successors are elected and qualified.

2.      To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2017.

3.      To approve certain amendments to Danaher’s 2007 Stock Incentive Plan and the material terms of the performance goals under the Plan.

4.      To approve certain amendments to Danaher’s 2007 Executive Incentive Compensation Plan and the material terms of the performance goals under the Plan.

5.      To approve on an advisory basis the Company’s named executive officer compensation.

6.      To hold an advisory vote relating to the frequency of future shareholder advisory votes on the Company’s named executive officer compensation.

7.      To act upon a shareholder proposal requesting that Danaher adopt and report on goals to reduce greenhouse gas emissions.

8.      To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

Who Can Vote:	Shareholders of Danaher Common Stock at the close of business on March 13, 2017. YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Attending the Meeting:	Shareholders who wish to attend the meeting in person should review the instructions set forth in the attached proxy statement under “General Information About the Annual Meeting – Attending the Meeting.”

Date of Mailing:	The date of mailing of this Proxy Statement is on or about March 31, 2017.

By order of the Board of Directors,

JAMES F. O’REILLY

Vice President, Associate General Counsel and Secretary

Review Your Proxy Statement and Vote in One of Four Ways:

VIA THE INTERNET Visit the website listed on your proxy card or voting instruction form	BY MAIL Sign, date and return your proxy card or voting instruction form in the enclosed envelope

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form	BY MOBILE DEVICE Scan the QR code included with your proxy card or voting instruction form

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, trustee or other intermediary to see which voting methods are available to you.

2017 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT TABLE OF CONTENTS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 9, 2017. This Proxy Statement and the accompanying Annual Report are available free of charge at: http://investors.danaher.com/annual-report-and-proxy.

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at our 2017 Annual Meeting, below is summary information regarding the meeting, each proposal to be voted upon at the meeting and Danaher Corporation’s (“Danaher” or the “Company”) business performance, corporate governance and executive compensation. The following description is only a summary. For more information about these topics, please review Danaher’s Annual Report on Form 10-K for the year ended December 31, 2016 and the complete Proxy Statement.

2017 Annual Meeting of Shareholders

DATE AND TIME: May 9, 2017, 3:00 p.m. local time

PLACE: Park Hyatt Washington, 1201 24th Street, NW, Washington, D.C.

RECORD DATE: March 13, 2017

Voting Matters

PROPOSAL	DESCRIPTION	BOARD RECOMMENDATION

Proposal 1: Election of directors (page 1)	We are asking our shareholders to elect each of the twelve directors identified below to serve until the 2018 Annual Meeting of shareholders.	✓ FOR each nominee

Proposal 2: Ratification of the appointment of the independent registered public accounting firm (page 19)	We are asking our shareholders to ratify our Audit Committee’s selection of Ernst & Young LLP (“E&Y”) to act as the independent registered public accounting firm for Danaher for 2017. Although our shareholders are not required to approve the selection of E&Y, our Board believes that it is advisable to give our shareholders an opportunity to ratify this selection.	✓ FOR

Proposal 3: Approval of certain amendments to Danaher’s 2007 Stock Incentive Plan and the material terms of the performance goals under the plan (page 53)	We are asking our shareholders to approve certain amendments to Danaher’s 2007 Stock Incentive Plan and the material terms of the performance goals under the plan so that we can continue to use the plan to grant compensation awards, on a basis that is tax-deductible under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”) as appropriate, to attract, retain and reward employees and directors and closely align their interests with those of the Company’s shareholders.	✓ FOR

Proposal 4: Approval of certain amendments to Danaher’s 2007 Executive Incentive Compensation Plan and the material terms of the performance goals under the plan (page 62)	We are asking our shareholders to approve certain amendments to Danaher’s 2007 Executive Incentive Compensation Plan and the material terms of the performance goals under the plan so that we can continue to use the plan to grant incentive compensation, on a basis that is tax-deductible under Section 162(m) as appropriate, to attract, retain and reward executive officers and closely align their interests with those of the Company’s shareholders.	✓ FOR

Proposal 5: Advisory vote to approve named executive officer compensation (page 64)	We are asking our shareholders to cast a non-binding, advisory vote on the compensation of the executive officers named in the Summary Compensation Table (the “named executive officers”). In evaluating this year’s “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis, which explains how and why the Compensation Committee of our Board arrived at its executive compensation actions and decisions for 2016.	✓ FOR

DANAHER 2017 PROXY STATEMENT i

PROPOSAL	DESCRIPTION	BOARD RECOMMENDATION

Proposal 6: Advisory vote relating to frequency of future advisory votes on named executive officer compensation (page 65)	We are asking our shareholders to cast a non-binding, advisory vote on the frequency of future shareholder advisory votes on the Company’s named executive officer compensation. The voting choices are every one, two or three years, or abstain.	✓ FOR Every ONE Year

Proposal 7: Shareholder Proposal (page 66)	You are being asked to consider a shareholder proposal requesting that Danaher adopt and report on goals to reduce greenhouse gas emissions.	✗ AGAINST

Please see the sections titled “General Information About the Meeting” and “Other Information” beginning on page 68 for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit shareholder proposals and director nominations for next year’s annual meeting of shareholders.

Business Highlights

2016 Performance

2016 was a transformative year for Danaher as we:

•	successfully completed the spin-off (“Separation”) of Fortive Corporation (“Fortive”), consisting of our former Test & Measurement segment, Industrial Technologies segment (excluding the product identification businesses) and retail/commercial petroleum business;

•	consummated our $4.0 billion acquisition of Cepheid, a leading global molecular diagnostics company; and

•	continued the integration of our 2015, $13.6 billion acquisition of Pall Corporation, a leading global provider of filtration, separation and purification solutions.

Following the Separation, Danaher is better positioned to sharpen its strategic focus and concentrate its investment capital on its science and technology-oriented businesses, as illustrated by the recent acquisition of Cepheid. Cepheid is a highly complementary addition to Danaher’s Diagnostics segment, significantly expands Danaher’s recurring revenue base and provides a strong foundation for Danaher to grow in the molecular diagnostics segment both organically and through future acquisitions.

Even as we invested in Danaher’s future growth, we continued to deliver strong operational and financial performance despite tepid growth or declines in certain of the end-markets we serve. Specifically, during 2016, Danaher:

•	deployed over $4.9 billion across eight strategic acquisitions (including the strategically critical acquisition of Cepheid);

•	returned over $400 million to shareholders through cash dividends; and

•	continued to grow our business on a year-over-year basis:

DANAHER 2015-2016 YEAR-OVER-YEAR GROWTH FROM CONTINUING OPERATIONS

ii DANAHER 2017 PROXY STATEMENT

Long-Term Performance

We believe a long-term performance period most accurately compares relative performance within our peer group, because over shorter periods performance comparisons may be skewed by the easier performance baselines of peer companies that have experienced periods of underperformance in the past.

Danaher has not experienced a sustained period of underperformance over the last twenty years, and we believe the consistency of our performance over the last twenty years is unmatched within our peer group. Danaher ranks number one in its peer group over the past twenty years based on compounded average annual shareholder return, and is the only company in its peer group whose total shareholder return (“TSR”) outperformed the S&P 500 Index:

•	over every rolling 3-year period from 1997-2016; and

•	by more than 600 basis points over every rolling 3-year period from 2007-2016.

Danaher’s compounded, average annual shareholder return has outperformed the S&P 500 Index over each of the last two-, three, five-, ten-, fifteen- and twenty-year periods:

DANAHER 2017 PROXY STATEMENT iii

Corporate Governance Highlights

Our Board of Directors recognizes that Danaher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework.

☑  Board refreshment remains a key area of focus for us, as evidenced by the fact that 25% of our directors have less than three years’ tenure, including two directors with less than one year of tenure.

☑  Our Amended and Restated By-Laws (“Bylaws”) provide for proxy access by shareholders.

☑  Our Chairman and CEO positions are separate.

☑  Our Board has established a Lead Independent Director position.

☑  All of our directors are elected annually.

☑  In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive such a majority automatically tenders his or her resignation.

☑  Our shareholders have the right to act by written consent.

☑  Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.

☑  We have never had a shareholder rights plan.

☑  We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

☑  All members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

☑  Danaher (including its subsidiaries during the period we have owned them) has made no political contributions since at least 2012 and has no intention of contributing any Danaher funds or assets for political purposes, and we disclose our political expenditures policy on our public website.

Below is an overview of each of the director nominees you are being asked to elect at the 2017 Annual Meeting.

NAME	DIRECTOR SINCE	PRIMARY OCCUPATION	COMMITTEE MEMBERSHIPS	OTHER BOARDS

Donald J. Ehrlich*	1985	Former President and CEO, Schwab Corp.	A, C (Chair); Lead Independent Director	0

Linda Hefner Filler*	2005	President of Retail Products and Chief Merchandising Officer, Walgreen Co.	N (Chair)	0

Thomas P. Joyce, Jr.	2014	President and Chief Executive Officer, Danaher Corporation	F, E	0

Robert J. Hugin*	2016	Executive Chairman of the Board of Directors, Celgene Corporation	C	2

Teri List-Stoll*	2011	Executive Vice President and Chief Financial Officer, Gap Inc.	A	1

Walter G. Lohr, Jr.*	1983	Retired partner, Hogan Lovells	C, F, N	0

Mitchell P. Rales	1983	Chairman of the Executive Committee, Danaher Corporation	F (Chair), E (Chair)	2

Steven M. Rales	1983	Chairman of the Board, Danaher Corporation	F, E	1

John T. Schwieters*	2003	Principal, Perseus Realty, LLC	A (Chair), N	0

Alan G. Spoon*	1999	Partner Emeritus, Polaris Partners	C	4

Raymond C. Stevens, Ph.D.*	2017	Provost Professor of Biological Sciences and Chemistry, and Director of The Bridge Institute, at the University of Southern California	—	0

Elias A. Zerhouni, M.D.*	2009	President, Global Research & Development, Sanofi S.A.	N	0

*	Independent director
A	Audit Committee
C	Compensation Committee
E	Executive Committee
F	Finance Committee
N	Nominating & Governance Committee

iv DANAHER 2017 PROXY STATEMENT

Executive Compensation Highlights

Overview of Executive Compensation Program

As discussed in detail under “Compensation Discussion and Analysis,” with the goal of building long-term value for our shareholders, we have developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;

•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and

•	link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to shareholder returns and subject to significant vesting and/or holding periods. Our executive compensation program rewards our executive officers when they build long-term shareholder value, achieve annual business goals and maintain long-term careers with Danaher.

Compensation Governance

Our Compensation Committee also recognizes that the success of our executive compensation program over the long-term requires a robust framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO

Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year holding period)	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)

Incentive compensation programs feature multiple, different performance measures aligned with business strategy	No dividend/dividend equivalents paid on unvested equity awards

Rigorous clawback policy that is triggered even in the absence of wrongdoing	No “single trigger” change of control benefits

Minimum vesting requirements for equity awards per the Company’s stock plan	No active defined benefit pension program since 2003

Stock ownership requirements for all executive officers	No hedging of Danaher securities permitted

Limited perquisites and the presence of a cap on CEO/CFO personal aircraft usage	No long-term incentive compensation is denominated or paid in cash

Independent compensation consultant that performs no other services for the Company	No above-market returns on deferred compensation plans

DANAHER 2017 PROXY STATEMENT v

Named Executive Officers 2016 Compensation

The following table sets forth the 2016 compensation of our named executive officers. Please see pages 37-39 for information regarding 2015 and 2014 compensation, as well as footnotes.

NAME AND PRINCIPAL POSITION	SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL

Thomas P. Joyce, Jr., President and CEO	$1,100,000	0	$4,095,424	$3,762,923	$3,500,000	$11,867	$498,587	$12,968,801

Daniel L. Comas, Executive Vice President and CFO	$862,357	0	$1,830,931	$1,682,232	$1,666,505	$9,196	$271,662	$6,322,883

William K. Daniel II, Executive Vice President	$730,144	0	$1,589,854	$1,460,842	$1,337,989	0	$110,968	$5,229,797

Brian W. Ellis, Senior Vice President – General Counsel	$500,000	$325,000	$981,721	$885,558	$643,000	0	$372,075	$3,707,354

Angela S. Lalor, Senior Vice President – Human Resources	$603,986	$300,000	$867,250	$796,901	$1,013,851	0	$91,318	$3,673,306

James A. Lico, Former Executive Vice President	$422,717	0	$2,167,938	$1,992,280	$715,063	$10,907	$173,670	$5,482,575

vi DANAHER 2017 PROXY STATEMENT

PROPOSAL 1 — ELECTION OF DIRECTORS OF DANAHER

The Board has fixed the number of directors at twelve and our entire Board is elected annually. We are seeking your support for the election of the twelve candidates that the Board has nominated to serve on the Board of Directors (each of whom currently serves as a director of the Company), to serve until the 2018 Annual Meeting of shareholders and until his or her successor is duly elected and qualified. We believe these nominees have qualifications consistent with our position as a large, global and diversified science and technology company. We also believe these nominees have the experience and perspective to guide Danaher as we expand our business in high-growth geographies and high-growth market segments, identify, consummate and integrate appropriate acquisitions, develop innovative and differentiated new products and services, adjust to rapidly changing technologies, business cycles and competition and address the demands of an increasingly regulated environment.

Proxies cannot be voted for a greater number of persons than the twelve nominees named in this Proxy Statement. In the event a nominee declines or is unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

2017 Director Nominees

DONALD J. EHRLICH	LINDA HEFNER FILLER

AGE 79 DIRECTOR SINCE: 1985	AGE 56 DIRECTOR SINCE: 2005

Mr. Ehrlich served as President and Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, from January 2003 until his retirement in July 2008, and has also served on the boards of private and non-profit organizations.

Mr. Ehrlich also founded and served as the chairman and chief executive officer of an NYSE-listed publicly-traded manufacturing company, and has founded and served as CEO of two privately held manufacturing companies. As an entrepreneur and business leader who began his career on the factory floor, has been awarded over fifteen patents and worked his way to leadership of an NYSE-listed publicly-traded company, Mr. Ehrlich has a broad understanding of the strategic challenges and opportunities facing a publicly-traded company such as Danaher. He also has a broad, functional skill-set in the areas of engineering, finance, capital allocation and executive compensation.

Ms. Hefner Filler has served as President of Retail Products and Chief Merchandising Officer of Walgreen Co., a national drugstore chain, since January 2015. From March 2013 until June 2014, Ms. Hefner Filler served as President, North America of Claire’s Stores, Inc., a specialty retailer; from May 2007 to June 2012, as Executive Vice President of Wal-Mart Stores Inc., an operator of retail stores and warehouse clubs, and from April 2009 to June 2012 also as Chief Merchandising Officer for Sam’s Club, a division of Wal-Mart; and from May 2004 through December 2006, as Executive Vice President—Global Strategy for Kraft Foods Inc., a food and beverage company.

Ms. Hefner Filler has served in senior management roles with leading retail and consumer goods companies, with general management responsibilities and responsibilities in the areas of marketing, branding and merchandising. Understanding and responding to the needs of our customers is fundamental to Danaher’s business strategy, and Ms. Hefner Filler’s keen marketing and branding insights have been a valuable resource to Danaher’s Board. Her prior leadership experiences with large public companies have given her valuable perspective for matters of global portfolio strategy and capital allocation as well as global business practices.

DANAHER 2017 PROXY STATEMENT 1

Proposal 1 — Election of Directors of Danaher

ROBERT J. HUGIN	THOMAS P. JOYCE, JR.

AGE 62 DIRECTOR SINCE: 2016	AGE 56 DIRECTOR SINCE: 2014

Mr. Hugin has served as Executive Chairman of the board of directors of Celgene Corp., a global biopharmaceutical company, since March 2016. Since joining Celgene in 1999, he has served in a series of progressively more responsible leadership positions including serving as Chairman of the Board from 2011 to March 2016 and as Chief Executive Officer from June 2010 until March 2016. Prior to joining Celgene, Mr. Hugin served as a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. From 1976 to 1983, Mr. Hugin served as a United States Marine Corps infantry officer. Mr. Hugin is also a director of The Medicines Company. Mr. Hugin was originally proposed to the Nominating and Governance Committee for election as a director by a third party recruiting firm.

Mr. Hugin’s extensive biopharmaceutical leadership experience gives him unique insights into the strategic opportunities and challenges facing companies that serve the medical and life sciences industries, which are key areas of focus for Danaher. Mr. Hugin has also served as Chairman of the board of directors of the Pharmaceutical Research and Manufacturers of America (PhRMA) and is a member of the board of trustees of Princeton University, through which he has gained valuable knowledge of regulatory, legal and legislative issues affecting the industries we serve.

Mr. Joyce has served as Danaher’s President and Chief Executive Officer since September 2014. Mr. Joyce joined Danaher in 1989 and served in leadership positions in a variety of different functions and businesses before his promotion to President and Chief Executive Officer. His broad operating and functional experience and in-depth knowledge of Danaher’s businesses and of the Danaher Business System are particularly valuable to the Board given the complex, diverse nature of Danaher’s portfolio.

TERI LIST-STOLL	WALTER G. LOHR, JR.

AGE 54 DIRECTOR SINCE: 2011	AGE 73 DIRECTOR SINCE: 1983

Ms. List-Stoll has served as Executive Vice President and Chief Financial Officer of Gap Inc., a global clothing retailer, since January 2017. Prior to joining Gap, she served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from August 2015 to August 2016, and with Kraft Foods Group, Inc., a food and beverage company, as Advisor from March 2015 to May 2015, as Executive Vice President and Chief Financial Officer from December 2013 to February 2015 and as Senior Vice President of Finance from September 2013 to December 2013. From 1994 to September 2013, Ms. List-Stoll served in a series of progressively more responsible positions in the accounting and finance organization of The Procter & Gamble Company, a consumer goods company, most recently as Senior Vice President and Treasurer. Prior to joining Procter & Gamble, Ms. List-Stoll was employed by the accounting firm of Deloitte & Touche for almost ten years. Ms. List-Stoll is a member of the board of directors of Microsoft Corporation.

Ms. List-Stoll’s experience dealing with complex finance and accounting matters for Gap, Dick’s, Kraft and Procter & Gamble have given her an appreciation for and understanding of the similarly complex finance and accounting matters that Danaher faces. In addition, through her leadership roles with large, global companies she has insight into the business practices that are critical to the success of a large, growing public company such as Danaher.

Mr. Lohr was a partner of Hogan Lovells, a global law firm, for over five years until retiring in June 2012 and has also served on the boards of private and non-profit organizations.

Prior to his tenure at Hogan Lovells, Mr. Lohr served as assistant attorney general for the State of Maryland. He has extensive experience advising companies in a broad range of transactional matters, including mergers and acquisitions, contests for corporate control and securities offerings. His extensive knowledge of the legal strategies, issues and dynamics that pertain to mergers and acquisitions and capital raising has been a critical resource for Danaher given the importance of its acquisition program.

2 DANAHER 2017 PROXY STATEMENT

Proposal 1 — Election of Directors of Danaher

MITCHELL P. RALES	STEVEN M. RALES

AGE 60 DIRECTOR SINCE: 1983	AGE 65 DIRECTOR SINCE: 1983

Mr. Rales is a co-founder of Danaher and has served as Chairman of the Executive Committee of Danaher since 1984. He was also President of the Company from 1984 to 1990. Mr. Rales is also a member of the board of directors of each of Colfax Corporation and Fortive Corporation, and is a brother of Steven M. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Steven Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

Mr. Rales is a co-founder of Danaher and has served as Danaher’s Chairman of the Board since 1984. He was also CEO of the Company from 1984 to 1990. Mr. Rales is also a member of the board of directors of Fortive Corporation, and is a brother of Mitchell P. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Mitchell Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

JOHN T. SCHWIETERS	ALAN G. SPOON

AGE 77 DIRECTOR SINCE: 2003	AGE 66 DIRECTOR SINCE: 1999

Mr. Schwieters has served as Principal of Perseus Realty, LLC, a real estate investment and development firm, since July 2013. He also served as a Senior Executive of Perseus, LLC, a merchant bank and private equity fund management company, from May 2012 to June 2016 and as Senior Advisor from March 2009 to May 2012. Within the past five years Mr. Schwieters has served as a director of Smithfield Foods, Inc. and Choice Hotels International, Inc.

In addition to his roles with Perseus, Mr. Schwieters led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region, and has served on the boards and chaired the audit committees of several NYSE-listed public companies. He brings to Danaher extensive knowledge and experience in the areas of public accounting, tax accounting and finance, which are areas of critical importance to Danaher as a large, global and complex public company.

Mr. Spoon has served as Partner Emeritus of Polaris Partners, a company that invests in private technology and life science firms, since January 2015. Mr. Spoon has been a partner at Polaris since May 2000, and served as Managing General Partner from 2000 to 2010. Mr. Spoon is also a member of the board of directors of each of Fortive Corporation, IAC/InterActiveCorp., Match Group, Inc. and Cable One, Inc.

In addition to his leadership role at Polaris Partners, Mr. Spoon previously served as president, chief operating officer and chief financial officer of one of the country’s largest, publicly-traded education and media companies, and has served on the boards of numerous public and private companies. His public company leadership experience gives him insight into business strategy, leadership and executive compensation and his public company and private equity experience give him insight into technology and life science trends, acquisition strategy and financing, each of which represents an area of key strategic opportunity for the Company.

DANAHER 2017 PROXY STATEMENT 3

Proposal 1 — Election of Directors of Danaher

RAYMOND C. STEVENS, PH.D.	ELIAS A. ZERHOUNI, M.D.

AGE 53 DIRECTOR SINCE: 2017	AGE 65 DIRECTOR SINCE: 2009

Professor Stevens has served as Provost Professor of Biological Sciences and Chemistry, and Director of The Bridge Institute, at the University of Southern California, a private research university, since July 2014. From 1999 until July 2014, he served as Professor of Molecular Biology and Chemistry with The Scripps Research Institute, a non-profit research organization. Professor Stevens is also Founding Director of the iHuman Institute at ShanghaiTech University, and has launched multiple biotechnology companies focused on drug discovery. Professor Stevens was originally proposed to the Nominating and Governance Committee for election as a director by one of the Company’s management directors.

Professor Stevens is considered among the world’s most influential biomedical scientists in molecular research. A pioneer in human cellular behavior research, he has been involved in the creation of therapeutic molecules that led to breakthrough drugs aimed at curing influenza, childhood diseases, neuromuscular disorders and diabetes. Professor Stevens’ insights in the area of molecular research, as well as his experience bringing industry and academia together to advance drug development, are highly beneficial to Danaher given our strategic focus on the development of research tools used to understand the causes of disease, identify new therapies and test new drugs and vaccines.

Dr. Zerhouni has served as President, Global Research & Development, for Sanofi S.A., a global pharmaceutical company, since January 2011. From 2008 until 2011, he provided advisory and consulting services to various non-profit and other organizations as Chairman and President of Zerhouni Holdings. From 2002 to 2008, Dr. Zerhouni served as director of the National Institutes of Health, and from 1996 to 2002, he served as Chair of the Russell H. Morgan Department of Radiology and Radiological Sciences, Vice Dean for Research and Executive Vice Dean of the Johns Hopkins School of Medicine.

Dr. Zerhouni, a physician, scientist and world-renowned leader in radiology research, is widely viewed as one of the leading authorities in the United States on emerging trends and issues in medicine and medical care. These insights, as well as his deep, technical knowledge of the research and clinical applications of medical technologies, are of considerable importance given Danaher’s strategic focus in the medical technologies markets. Dr. Zerhouni’s government experience also gives him a strong understanding of how government agencies work, and his experience growing up in North Africa, together with the global nature of the issues he faced at NIH and his role at France-based Sanofi, give him a global perspective that is valuable to Danaher.

The Board of Directors recommends a vote FOR each of the foregoing nominees.

4 DANAHER 2017 PROXY STATEMENT

Proposal 1 — Election of Directors of Danaher

Board Selection and Refreshment

Director Selection. The Board and its Nominating and Governance Committee believe that it is important that our directors demonstrate:

•	personal and professional integrity and character;

•	prominence and reputation in his or her profession;

•	skills, knowledge and expertise (including business or other relevant experience) that in aggregate are useful and appropriate in overseeing and providing strategic direction with respect to Danaher’s business and serving the long-term interests of Danaher’s shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of Danaher.

The Nominating and Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party search firm. The Committee considers a wide range of factors when assessing potential director nominees. This includes consideration of the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise, the evaluations of other prospective nominees and the qualifications of each potential nominee relative to the attributes, skills and experience described above. The Board does not have a formal or informal policy with respect to diversity but believes that the Board, taken as a whole, should embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs, and in this regard also subjectively takes into consideration the diversity (with respect to race, gender and national origin) of the Board when considering director nominees. The Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “Other Information – Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Committee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Committee’s determination of whether to conduct a full evaluation is based primarily on the Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, the likelihood that the prospective nominee can satisfy the evaluation factors described above and any other factors as the Committee may deem appropriate. The Committee takes into account whatever information is provided to the Committee with the recommendation of the prospective candidate and any additional inquiries the Committee may in its discretion conduct or have conducted with respect to such prospective nominee.

The graph below illustrates the diverse set of skills, knowledge, experiences and backgrounds represented on our Board:

SCIENCE, TECHNOLOGY & HEALTHCARE				5

GOVERNMENT	1

PUBLIC COMPANY CEO AND/OR PRESIDENT					6

FINANCE AND ACCOUNTING			4

MANUFACTURING			4

INTERNATIONAL		2

M&A / STRATEGIC DEVELOPMENT					6

BRANDING AND MARKETING	1

LEGAL	1

Board Refreshment

As part of its process for identifying and evaluating directors and director nominees and ensuring an appropriate range of backgrounds and expertise, our Board actively considers Board refreshment. Supported by the Nominating and Governance Committee, the Board

DANAHER 2017 PROXY STATEMENT 5

Proposal 1 — Election of Directors of Danaher

seeks to thoughtfully balance the knowledge and experience that comes from longer-term Board service with the fresh ideas, energy and new domain expertise that can come from adding new directors. As evidence of this focus on refreshment, 25% of our directors have less than three years’ tenure, including two directors with less than one year of tenure.

Proxy Access

Our Bylaws permit a shareholder, or a group of up to twenty shareholders, owning three percent or more of the Company’s outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials a number of director nominees up to the greater of (1) two, or (2) twenty percent of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the Bylaws.

Majority Voting Standard

Our Bylaws provide for majority voting in uncontested director elections, and our Board has adopted a director resignation policy. Under the policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

At any meeting of shareholders for which the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the Company’s Bylaws and such nomination has not been withdrawn on or before the tenth day before the Company first mails its notice of meeting to the Company’s shareholders, the directors will be elected by a plurality of the votes cast (which means that the nominees who receive the most affirmative votes would be elected to serve as directors).

6 DANAHER 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Corporate Governance Overview

Our Board of Directors recognizes that Danaher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework, and additional details follow in the sections below.

☑  Board refreshment remains a key area of focus for us, as evidenced by the fact that 25% of our directors have less than three years’ tenure, including two directors with less than one year of tenure.

☑  Our Amended and Restated By-Laws (“Bylaws”) provide for proxy access by shareholders.

☑  Our Chairman and CEO positions are separate.

☑  Our Board has established a Lead Independent Director position.

☑  All of our directors are elected annually.

☑  In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive such a majority automatically tenders his or her resignation

☑  Our shareholders have the right to act by written consent.

☑  Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.

☑  We have never had a shareholder rights plan.

☑  We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

☑  All members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules.

☑  Danaher (including its subsidiaries during the period we have owned them) has made no political contributions since at least 2012 and has no intention of contributing any Danaher funds or assets for political purposes, and we disclose our political expenditures policy on our public website.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

The Board has separated the positions of Chairman and CEO because it believes that, at this time, this structure best enables the Board to ensure that Danaher’s business and affairs are managed effectively and in the best interests of shareholders. This is particularly the case in light of the fact that the Company’s Chairman is Steven Rales, a co-founder of the Company who owns approximately 6.2 percent of the Company’s outstanding shares, served as CEO of the company from 1984 to 1990 and continues to serve as an executive officer of the company. As a result of his substantial ownership stake in the Company, the Board believes that Mr. Rales is uniquely able to understand, articulate and advocate for the rights and interests of the Company’s shareholders. Moreover, Mr. Rales uses his management experience with the Company and Board tenure to help ensure that the non-management directors have a keen understanding of the Company’s business as well as the strategic and other risks and opportunities that the Company faces. This enables the Board to more effectively provide insight and direction to, and exercise oversight of, the Company’s President and CEO and the rest of the management team responsible for the Company’s day-to-day business (including with respect to oversight of risk management).

Because Mr. Rales is not independent within the meaning of the NYSE listing standards, our Corporate Governance Guidelines require the appointment of a “Lead Independent Director” and Mr. Ehrlich has been appointed as our Lead Independent Director. As the Lead Independent Director, Mr. Ehrlich:

•	presides at all meetings of the Board at which the Chairman of the Board and the Chair of the Executive Committee are not present, including the executive sessions of non-management directors;

•	has the authority to call meetings of the independent directors;

•	acts as a liaison as necessary between the independent directors and the management directors; and

•	advises with respect to the Board’s agenda.

DANAHER 2017 PROXY STATEMENT 7

Corporate Governance

Risk Oversight

The Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. On an annual basis, the Company’s Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts and provides a report to the Board. With respect to the manner in which the Board’s risk oversight function impacts the Board’s leadership structure, as described above our Board believes that Mr. Rales’ management experience and tenure help the Board to more effectively exercise its risk oversight function.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT

Full Board

Risks associated with Danaher’s strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.

Audit Committee	Major financial risk exposures, significant legal, compliance, reputational and cyber security risks and overall risk assessment and risk management policies.

Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation.

Nominating and Governance Committee	Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest and director independence.

Succession Planning

With the support of our Nominating and Governance Committee, our Board maintains and annually reviews both a long-term succession plan and emergency succession plan for the CEO position. The Board holds a formal talent review and succession planning session annually, which includes a review of potential successors for the CEO position and other executive positions, as well as current development needs for potential successors.

Board of Directors and Committees of the Board

General

The Board met seven times during 2016. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served (during the period they so served) during 2016. Danaher typically schedules a Board meeting in conjunction with each annual meeting of shareholders and as a general matter expects that the members of the Board will attend the annual meeting. All of the ten directors serving at the time attended the Company’s annual meeting in May 2016.

The membership of each of the Board’s committees as of March 13, 2017 is set forth to the right. While each of the Committees is authorized to delegate its powers to sub-committees, none of the Committee did do so during 2016. The Audit, Compensation and Nominating and Governance Committees report to the Board on their actions and recommendations at each regularly scheduled Board meeting.

NAME OF DIRECTOR	AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE	EXECUTIVE	FINANCE

Donald J. Ehrlich	X	Chair

Linda Hefner Filler			Chair

Robert J. Hugin		X

Thomas P. Joyce, Jr.				X	X

Walter G. Lohr, Jr.		X	X		X

Teri List-Stoll	X

Mitchell P. Rales				Chair	Chair

Steven M. Rales				X	X

John T. Schwieters	Chair		X

Raymond C. Stevens, Ph.D.

Alan G. Spoon		X

Elias A. Zerhouni, M.D.			X

Audit Committee

The Audit Committee met ten times during 2016. The Audit Committee prepares a report as required by the SEC to be included in this Proxy Statement and assists the Board in overseeing:

•	the quality and integrity of Danaher’s financial statements;

•	the effectiveness of Danaher’s internal control over financial reporting;

8 DANAHER 2017 PROXY STATEMENT

Corporate Governance

•	the qualifications, independence and performance of Danaher’s independent auditors;

•	the performance of Danaher’s internal audit function;

•	Danaher’s compliance with legal and regulatory requirements;

•	the risks described above under “-Risk Oversight”; and

•	the Company’s swaps and derivatives transactions and related policies and procedures.

The Board has determined that each of the members of the Audit Committee is independent for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”) and the NYSE listing standards, qualifies as an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act and is financially literate within the meaning of the NYSE listing standards. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings.

Compensation Committee

The Compensation Committee met nine times during 2016. The Compensation Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluating the performance of, and approving the compensation paid to, our executive officers. The Committee also:

•	reviews and discusses with Company management the Compensation Discussion and Analysis and recommends to the Board the inclusion of the Compensation Discussion and Analysis in the annual meeting proxy statement;

•	reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the administration of such plans;

•	monitors compliance by directors and executive officers with the Company’s stock ownership requirements;

•	assists the Board in overseeing the risks described above under “-Risk Oversight”;

•	prepares a report as required by the SEC to be included in the annual meeting proxy statement; and

•	considers factors relating to independence and conflicts of interests in connection with the compensation consultants that provide advice to the Committee.

Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m), a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act and, based on the determination of the Board, independent under the NYSE listing standards and under Rule 10C-1 under the Securities Exchange Act.

Management Role in Supporting the Compensation Committee

Our Senior Vice President-Human Resources, Vice President-Compensation and Secretary generally attend, and from time-to-time our CEO attends, the Compensation Committee meetings. In particular, our CEO:

•	provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy;

•	participates in the Committee’s discussions regarding the performance and compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance (the Committee gives considerable weight to our CEO’s evaluation of and recommendations with respect to the other executive officers because of his direct knowledge of each such officer’s performance and contributions); and

•	provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent.

Our human resources and legal departments also assist the Committee Chair in scheduling and setting the agendas for the Committee’s meetings, prepare meeting materials and provide the Committee with data relating to executive compensation as requested by the Committee. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings.

Independent Compensation Consultant Role in Supporting the Compensation Committee

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as the Committee’s independent compensation

DANAHER 2017 PROXY STATEMENT 9

Corporate Governance

consultant since 2008. The Committee engages FW Cook because it is considered one of the premier independent compensation consulting firms in the country and has never provided any services to the Company other than the compensation-related services provided to or at the direction of the Compensation Committee and the Nominating and Governance Committee. FW Cook takes its direction solely from the Committee (and with respect to matters relating to the non-management director compensation program, the Nominating and Governance Committee). FW Cook’s primary responsibilities in 2016 were to:

•	provide advice and data in connection with the structuring of the executive compensation and equity compensation programs of both Danaher and Fortive and the compensation levels for the Company’s and Fortive’s executive officers and directors compared to their respective peers;

•	assess the Company’s executive compensation program in the context of compensation governance best practices;

•	update the Committee regarding legislative and regulatory initiatives and other trends in the area of executive compensation;

•	provide data regarding the share dilution and compensation costs attributable to the Company’s equity compensation program; and

•	advise regarding the Company’s executive compensation public disclosures.

The Committee does not place any material limitations on the scope of the feedback provided by FW Cook. In the course of discharging its responsibilities, FW Cook may from time to time and with the Committee’s consent, request from management information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of the Company’s executive officer responsibilities and other business information. The Committee has considered whether the compensation consultant work performed for or at the direction of the Compensation Committee and the Nominating and Governance Committee raises any conflict of interest, taking into account the factors listed in Securities Exchange Act Rule 10C-1(b)(4), and has concluded that such work does not create any conflict of interest.

Nominating and Governance Committee

The Nominating and Governance Committee met five times in 2016. The Nominating and Governance Committee:

•	assists the Board in identifying individuals qualified to become Board members;

•	proposes to the Board a slate of directors for election by Danaher’s shareholders at each annual meeting;

•	makes recommendations to the Board regarding the membership of the Board’s committees;

•	makes recommendations to the Board regarding matters of corporate governance;

•	oversees the operation of Danaher’s Corporate Governance Guidelines and facilitates the annual review of the performance of the Board and its committees;

•	assists the Board in CEO succession planning;

•	assists the Board in overseeing the risks described above under “-Risk Oversight”

•	reviews and makes recommendations to the Board regarding non-management director compensation; and

•	administers Danaher’s Related Person Transactions Policy.

The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards.

Finance Committee

The Finance Committee did not meet in 2016. The Finance Committee approves business acquisitions, investments and divestitures up to the levels of authority delegated to it by the Board.

Executive Committee

The Executive Committee met five times in 2016. The Executive Committee exercises between meetings of the Board such powers and authority in the management of the business and affairs of the Company as are specifically delegated to it by the Board from time to time.

Corporate Governance Guidelines, Committee Charters and Standards of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted written charters for each of the committees of the Board. Danaher has also adopted a code of business conduct and ethics for directors, officers (including our principal executive officer,

10 DANAHER 2017 PROXY STATEMENT

Corporate Governance

principal financial officer and principal accounting officer) and employees, known as the Standards of Conduct. The Corporate Governance Guidelines, charters of each of the Audit, Compensation and Nominating and Governance Committees and Standards of Conduct are available in the “Investors – Corporate Governance” section of our website at http://www.danaher.com.

Corporate Social Responsibility

Corporate social responsibility is deeply ingrained in our culture and work, and has been for decades. We are a science and technology innovator committed to solving customers’ most complex challenges, and improving quality of life around the world. We are also placing a greater emphasis on complementing our external performance with internal initiatives that help ensure supportive, diverse and inclusive work environments worldwide—places where our associates can be themselves, engage deeply with their work and seize opportunities to realize their own potential through professional development. More information about Danaher’s corporate social responsibility efforts is included in our 2016/2017 Corporate Social Responsibility Report available in the “Investors – Corporate Governance” section of our website at http://www.danaher.com.

DANAHER 2017 PROXY STATEMENT 11

DIRECTOR COMPENSATION

Director Compensation Program

Director Compensation Philosophy

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board and the Nominating and Governance Committee are guided by the following principles:

•	compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities;

•	a significant portion of the total compensation should be paid in stock-based awards to align directors’ interests with the long-term interests of our shareholders; and

•	the structure of the compensation program should be simple and transparent.

Process for Setting Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board regarding non-management director compensation (although the Board makes the final determination regarding the amounts and type of non-management director compensation). Since 2011, the Committee has engaged FW Cook, the Board’s independent compensation consultant, to prepare regular reports on market non-management director compensation practices and evaluate our program in light of the results of such reports. The Committee anticipates reviewing, and seeking advice from FW Cook regarding, the Company’s non-management director compensation at least every other year or more often as needed.

In addition, included in the proposed 2007 Stock Incentive Plan amendments set forth in Proposal 3 is a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the proposed terms, an annual limit of $800,000 per calendar year applies to the sum of all cash and equity-based awards (calculated based on the grant date fair value of such awards for financial reporting purposes) granted to each non-management director for services as a member of the Board (plus an additional limit of $500,000 per calendar year with respect to any non-executive Board chair or vice chair). Please see “Proposal 3—Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals” for more information regarding this and other terms of the proposed amendments.

Director Compensation Structure

Effective as of January 1, 2017, each non-management director receives:

•	An annual cash retainer of $115,000, paid in four, equal installments following each quarter of service.

•	If a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year.

•	An annual equity award with a target award value of $165,000, divided equally between options and RSUs. The options are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board.

•	Reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the lead independent director receives an annual cash retainer of $30,000, the chair of the Audit Committee receives an annual cash retainer of $25,000, the chair of the Compensation Committee receives an annual cash retainer of $20,000 and the chair of the Nominating and Governance Committee receives an annual cash retainer of $15,000, in each case paid in four, equal installments following each quarter of service.

Directors’ Deferred Compensation Plan

Each non-management director can elect to defer all or part of the cash director fees that he or she receives with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Stock Incentive Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher Common Stock, calculated based on the closing price of Danaher’s Common Stock on the date that such quarterly fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher Common Stock.

12 DANAHER 2017 PROXY STATEMENT

Director Compensation

Director Stock Ownership Requirements

Our Board has adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) is required to beneficially own Danaher shares with a market value of at least five times his or her annual cash retainer (excluding the additional cash retainers paid to the committee chairs and the Lead Independent Director). Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes RSUs held by the director, shares in which the director or his or her spouse or child has a direct or indirect interest and phantom shares of Danaher Common Stock in the Non-Employee Directors’ Deferred Compensation Plan, but does not include shares subject to unexercised stock options or pledged shares. Each Danaher director is in compliance with the policy.

Anti-Pledging/Hedging Policy

In 2013 Danaher’s Board adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher Common Stock that he or she directly or indirectly owns and controls. The Board exempted from the policy shares of Danaher Common Stock that were already pledged as of the time the policy was adopted, but pledged shares of Danaher Common Stock do not count toward stock ownership requirements and the pledging of any additional shares is prohibited. Certain shares of Common Stock owned by Messrs. Steven and Mitchell Rales were exempted from the policy because such shares have been pledged for decades, to secure lines of credit that reduce the need to sell shares for liquidity purposes. Messrs. Steven and Mitchell Rales acquired these shares in cash purchase transactions between 1983 and 1988, and did not receive them as compensation or purchase them from Danaher. Notwithstanding that these shares are exempted from Danaher’s policy, as part of its risk oversight function the Audit Committee of Danaher’s Board regularly reviews these share pledges to assess whether such pledging poses an undue risk to the Company. The Committee has concluded that the existing pledge arrangements do not pose an undue risk to the Company, based in particular on its consideration of the following factors:

•	the degree of overcollateralization (i.e., the amount by which the market value of the shares pledged as collateral exceeds the amount of secured indebtedness), which the Committee believes is a key factor in assessing the degree of risk posed by the pledging arrangements;

•	the number of shares and percentage of total outstanding shares pledged; and

•	the 15% reduction since 2013 in the number of shares pledged by Messrs. Steven Rales and Mitchell Rales.

Danaher policy also prohibits Danaher directors and employees (including executive officers) from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Director Summary Compensation Table

The table below summarizes the compensation paid by Danaher to the non-management directors for the year ended December 31, 2016. Each of Steven Rales, Mitchell Rales and Thomas P. Joyce, Jr. serves as a director and executive officer of Danaher but does not receive any additional compensation for services provided as a director. Neither Steven Rales nor Mitchell Rales is a named executive officer. Details regarding the 2016 executive compensation provided to each of Steven Rales and Mitchell Rales is set forth under “Director Independence and Related Person Transactions.”

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)(1)	TOTAL ($)

Donald J. Ehrlich(2)	$163,000	$76,970	$67,068	$307,038

Linda Hefner Filler(2)(3)	0	$201,970	$67,068	$269,038

Robert J. Hugin(2)(4)	$51,978	$76,970	$67,068	$196,016

Teri List-Stoll(2)(3)	0	$186,970	$67,068	$254,038

Walter G. Lohr, Jr.(2)	$110,000	$76,970	$67,068	$254,038

John T. Schwieters(2)	$139,000	$76,970	$67,068	$283,038

Alan G. Spoon(2)(3)	0	$186,970	$67,068	$254,038

Raymond C. Stevens, Ph.D.(5)	0	0	0	0

Elias A. Zerhouni, M.D. (2)(3)	0	$186,970	$67,068	$254,038

(1)

The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with FASB ASC Topic 718. With respect to stock awards, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of

DANAHER 2017 PROXY STATEMENT 13

Director Compensation

Common Stock underlying the award, times the closing price of the Danaher Common Stock on the date of grant. With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): an 8.0 year option life, a risk-free interest rate of 1.48%; a stock price volatility rate of 24.84%; and a dividend yield of 0.67% per share.

(2)	The table below sets forth as to each non-management director the aggregate number of unvested RSUs and aggregate number of stock options outstanding as of December 31, 2016 (other than for Professor Stevens, who was not appointed to Danaher’s Board until February 2017). All of the stock options set forth in the table below are fully vested. The RSUs set forth in the table below vest in accordance with the terms described above. As discussed in further detail in “Compensation Discussion and Analysis—Treatment of Equity-Based Compensation Upon Fortive Separation,” the share amounts set forth below reflect adjustments as applicable pursuant to the anti-dilution provisions of the 2007 Plan to account for the Fortive Separation and preserve the intrinsic value of each award.

NAME OF DIRECTOR	AGGREGATE NUMBER OF DANAHER STOCK OPTIONS OWNED AS OF DECEMBER 31, 2016	AGGREGATE NUMBER OF UNVESTED DANAHER RSUS OWNED AS OF DECEMBER 31, 2016

Donald J. Ehrlich	64,478	970

Linda Hefner Filler	64,478	970

Robert J. Hugin	2,930	970

Teri List-Stoll	17,380	970

Walter G. Lohr, Jr.	64,478	970

John T. Schwieters	64,478	970

Alan G. Spoon	53,900	970

Elias A. Zerhouni, M.D.	32,744	970

(3)	Each of Mss. Hefner Filler and List-Stoll, Mr. Spoon and Dr. Zerhouni deferred 100% of his or her 2016 cash director fees into phantom shares of Danaher Common Stock under the Non-Employee Directors’ Deferred Compensation Plan and pursuant to such deferrals received a total of 1,492 shares, 1,313 shares, 1,313 shares and 1,313 shares, respectively. Since these phantom shares are accounted for under FASB ASC Topic 718, they are reported under the “Stock Awards” column in the table above.

(4)	Mr. Hugin was appointed to the Board in July 2016.

(5)	Professor Stevens was appointed to the Board in February 2017.

14 DANAHER 2017 PROXY STATEMENT

DIRECTOR INDEPENDENCE AND RELATED PERSON TRANSACTIONS

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the NYSE. The Board has affirmatively determined that Mss. Hefner Filler and List-Stoll, Messrs. Ehrlich, Hugin, Lohr, Schwieters and Spoon, Professor Stevens and Dr. Zerhouni are independent within the meaning of the listing standards of the NYSE. The Board concluded that none of the independent directors possesses any of the bright-line relationships set forth in the listing standards of the NYSE that prevent independence, or except as discussed below, any other relationship with Danaher other than Board membership.

In making its determination with respect to the independence of the directors identified above as independent, the Board considered that in 2016, the Company and its subsidiaries sold products and/or services to and purchased products and/or services from organizations with whom Danaher directors are employed. In each case, the amount of sales and the amount purchases in 2016 were less than 0.4% of the annual revenues of such other organization and of Danaher’s 2016 revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis.

Danaher’s non-management directors (all of whom are, as noted above, independent within the meaning of the listing standards of the NYSE) meet in executive session following the Board’s regularly-scheduled meetings. The sessions are chaired by the Lead Independent Director.

Certain Relationships and Related Transactions

Policy

Under Danaher’s written Related Person Transactions Policy, the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Danaher management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act.

Relationships and Transactions

Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 11, 2016, as of December 31, 2015, FMR LLC and certain of its affiliates beneficially owned more than 5% of Danaher’s Common Stock. Certain affiliates of FMR LLC provide services to us in connection with the administration of our stock plans (including the Non-Employee Directors’ Deferred Compensation Plan), the Danaher Corporation & Subsidiaries Savings Plan (the “401(k) Plan”), the Danaher Corporation & Subsidiaries Retirement and Savings Plan (collectively with the 401(k) Plan, the “Savings Plans”) and EDIP. We paid these entities an aggregate of approximately $285,000 for these services for 2016. In addition, Fidelity Management Trust Company serves as trustee and custodian of the Danaher stock and certain other accounts included in our Savings Plans and receives fees from plan participants for these services, and FMR LLC and its affiliates also receive investment management fees from each Fidelity mutual fund offered under the Savings Plans based on a percentage of the plan assets invested in such mutual fund. Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2017, as of December 31, 2016, FMR LLC and its affiliates no longer beneficially own more than 5% of Danaher’s Common Stock.

For their service as executive officers, each of Steven Rales and Mitchell Rales received a salary of $419,000 and 401(k) Plan contributions of $18,830 during 2016 and is entitled to participate in all of the benefits made generally available to salaried employees as well as all perquisites made generally available to Danaher’s executive officers. The Rales’ do not receive cash incentive compensation or equity awards. In 2016, Danaher provided tax and accounting services to the Rales’ at a cost of approximately $240,000 in the form of one full-time employee (plus health and welfare benefits for the employee), allowed the Rales’ to make personal use of designated Danaher office space at a cost of approximately $440,000 and provided Mr. Steven Rales with a personal car and parking at a cost of $3,708. The incremental cost to the Company of the perquisites set forth above is based on the Company’s out-of-pocket costs with respect to such fees. Separately, in 2016, Steven Rales and Mitchell Rales paid Danaher approximately $70,000 for providing benefits for, and as reimbursement for paying a portion of the salaries of, two persons who provide services to the Rales’.

Steven Rales and Mitchell Rales collectively own more than 10% of the equity of Colfax Corporation, a publicly traded manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services. Certain of our subsidiaries sell products and services to, and/or purchase products and services from, Colfax from time to time in the ordinary course of business and on an arms’-length basis. In 2016, our subsidiaries sold approximately $610,000 of products to, and purchased approximately $25,000 of products

DANAHER 2017 PROXY STATEMENT 15

Director Independence and Related Person Transactions

from, Colfax, which in each case is less than 0.02% of Colfax’s, and of Danaher’s, revenues for 2016. Our subsidiaries intend to sell products to and purchase products from Colfax in the future in the ordinary course of their businesses and on an arms’-length basis.

On July 2, 2016, we completed the Separation. Following the Separation, Danaher and Fortive operate as separate publicly-traded companies and neither entity has any ownership interest in the other. However, Steven Rales and Mitchell Rales collectively own more than 10% of the equity of Fortive. In connection with the Separation, Danaher and Fortive entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement and a license agreement with respect to the Danaher Business System, or DBS (a proprietary set of business processes and methodologies we use that are designed to continuously improve business performance). These agreements provide for the allocation between Danaher and Fortive of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Fortive’s separation from Danaher and govern certain relationships between Danaher and Fortive after the Separation. In addition, following the Separation certain of our subsidiaries sell products and services to, and/or purchase products and services from, Fortive from time to time in the ordinary course of business and on an arms’-length basis. Following the Separation in 2016, Danaher billed approximately $13 million for transition services provided to Fortive and paid approximately $75,000 for transition services received from Fortive; and our subsidiaries sold approximately $10 million of products and services to, and purchased approximately $11 million of products and services from, Fortive, which in each case is less than 0.3% of Fortive’s, and of Danaher’s, revenues for 2016. Our subsidiaries intend to sell products to and purchase products from Fortive in the future in the ordinary course of their businesses and on an arms’-length basis.

FJ900, Inc. (“FJ900”), an indirect, wholly-owned subsidiary of Danaher, is party to an airplane management agreement with Joust Capital II, LLC (“Joust II”) and a substantially identical agreement with Joust Capital III, LLC (“Joust III” and together with Joust II, the “Joust entities”). Joust II is owned by Mitchell Rales and Joust III is owned by Steven Rales. Under the management agreements, FJ900 performs management services for the respective aircraft owned by each of the Joust entities in like manner to the management services provided by FJ900 for Danaher’s aircraft. The management services provided by FJ900 include the provision of aircraft management, pilot services, maintenance, record-keeping and other aviation services. FJ900 receives no compensation for its services under the agreements. Having FJ900 perform management services for all of these aircraft enables Danaher and the Joust entities to share certain fixed expenses relating to the use, maintenance, storage, operation and supervision of their respective aircraft and utilize joint purchasing or joint bargaining arrangements where appropriate, allowing each party to benefit from efficiencies of scale and cost savings. We believe that this cost-sharing arrangement results in lower costs to Danaher than if we incurred these fixed costs on a stand-alone basis. Under the agreement, FJ900 prorates all shared expenses annually among the Joust entities and Danaher based on each party’s flight hours logged for the year. The Joust entities pre-pay FJ900 on a quarterly basis for their estimated, prorated portion of such shared expenses, and the amounts are trued up at the end of the year. With respect to the year ended December 31, 2016, the Joust entities paid FJ900 approximately $2.7 million for the Joust entities’ share of the fixed airplane management expenses shared with Danaher. Each Joust entity pays directly all expenses attributable to its aircraft that are not shared. Under the management agreements, each party is also required to maintain a prescribed amount of comprehensive aviation liability insurance and name the other party and its affiliates as additional named insureds, while the Joust entities must also maintain all-risk hull insurance for their aircraft. If either party suffers any losses in connection with the arrangements set forth in the management agreement, and such losses are due to the fault, negligence, breach or strict liability of the other party, the sole recourse of the party incurring the loss against the other party is to the available insurance proceeds. Each management agreement may be terminated by any party upon 30 days’ notice.

In addition, Danaher is party to substantially identical airplane interchange agreements with each of the Joust entities with respect to each respective aircraft owned by Danaher and by each of the Joust entities. Under each interchange agreement, the Joust entity has agreed to lease its aircraft to Danaher and Danaher has agreed to lease the respective Danaher aircraft to the Joust entity, in each case on a non-exclusive basis. Neither party is charged for its use of the other party’s aircraft, the intent being that over the life of the contract each party’s usage of the other party’s aircraft will be generally equal. With respect to the year ended December 31, 2016, the incremental value of the use of the Joust aircraft by Danaher, net of the incremental value of the use of the Danaher aircraft by the Joust entities, was approximately $50,000. The owner of each aircraft, as operator of the aircraft, is responsible for providing a flight crew for all flights operated under the interchange agreement. Each owner/operator is required to maintain standard insurance, including all-risk hull insurance and a prescribed amount of comprehensive aviation liability insurance, and to name the other party and its affiliates as additional named insureds. With respect to any losses suffered by the party using the owner/operator’s plane, the using party’s recourse against the owner/operator is limited to the amount of available insurance proceeds. To the extent the using party and/or any third party suffers losses in connection with the using party’s use of the owner/operator’s aircraft, and recovers from the owner/operator an amount in excess of the available insurance proceeds, the using party will indemnify the owner/operator for all such excess amounts. The interchange agreements may be terminated by either party upon 10 days’ notice.

Mr. Joyce’s brother, Robert Joyce, served in a variety of general management positions with Danaher from 1993 until the July 2016 spin-off of Fortive, his employer. For 2016, Robert Joyce received total cash compensation from Danaher of approximately $220,000, participated in Danaher’s equity compensation program and received benefits comparable to those received by persons in similar management positions within Danaher.

16 DANAHER 2017 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 13, 2017 (unless otherwise indicated) the number of shares and percentage of Danaher Common Stock beneficially owned by (1) each person who owns of record or is known to Danaher to beneficially own more than five percent of Danaher’s Common Stock, (2) each of Danaher’s directors and named executive officers, and (3) all executive officers and directors of Danaher as a group.

NAME	NUMBER OF SHARES BENEFICIALLY OWNED (1)	PERCENT OF CLASS (1)	NOTES

Donald J. Ehrlich	172,700	*	Includes options to acquire 53,900 shares, 2,000 shares owned by Mr. Ehrlich’s spouse and 32,000 other shares owned indirectly. Mr. Ehrlich disclaims beneficial ownership of the shares held by his spouse.

Linda Hefner Filler	86,415	*	Includes options to acquire 64,478 shares and 1,600 phantom shares attributable to Ms. Hefner Filler’s account under the Non-Employee Directors’ Deferred Compensation Plan.

Robert J. Hugin	4,546	*	Includes options to acquire 2,930 shares.

Thomas P. Joyce, Jr.	595,861	*	Includes options to acquire 436,004 shares, 2,774 shares attributable to Mr. Joyce’s 401(k) account and 139,100 shares attributable to Mr. Joyce’s EDIP account.

Teri List-Stoll	19,577	*	Includes options to acquire 17,380 shares and 2,197 phantom shares attributable to Ms. List-Stoll’s account under the Non-Employee Directors’ Deferred Compensation Plan.

Walter G. Lohr, Jr.	542,346	*	Includes options to acquire 53,900 shares, 40,446 shares held by a charitable foundation of which Mr. Lohr is president and 448,000 other shares held indirectly. Mr. Lohr disclaims beneficial ownership of the shares held by the charitable foundation.

Mitchell P. Rales	38,060,340	5.5%	Includes 34,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 137,958 shares attributable to Mr. Rales’ 401(k) Plan account and 2,408,673 other shares owned indirectly. The shares held by the limited liability companies are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Mitchell Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

Steven M. Rales	43,144,517	6.2%	Includes 34,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 12,777 shares attributable to Mr. Rales’ 401(k) Plan account and 117,000 shares owned by a charitable foundation of which Mr. Rales is a director. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. The shares held by the limited liability companies are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Steven Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

John T. Schwieters	72,853	*	Includes options to acquire 53,900 shares.

Alan G. Spoon	99,246	*	Includes options to acquire 53,900 shares.

Raymond C. Stevens, Ph.D.	0	—	N/A

Elias A. Zerhouni, M.D.	40,244	*	Includes options to acquire 32,744 shares and 7,500 shares held indirectly.

DANAHER 2017 PROXY STATEMENT 17

Beneficial Ownership of Danaher Common Stock by Directors, Officers and Principal Shareholders

NAME	NUMBER OF SHARES BENEFICIALLY OWNED (1)	PERCENT OF CLASS (1)	NOTES

Daniel L. Comas	569,142	*	Includes options to acquire 430,178 shares, 6,700 shares attributable to Mr. Comas’ 401(k) account, 42,441 shares attributable to Mr. Comas’ EDIP account, 3,443 shares held by Mr. Comas’ spouse and 38,804 shares held by a trust as to which Mr. Comas’ spouse is trustee. Mr. Comas disclaims beneficial ownership of the shares held by his spouse and by the trust.

William K. Daniel II	519,304	*	Includes options to acquire 432,477 shares and 28,856 shares attributable to Mr. Daniel’s EDIP account.

Brian W. Ellis	8,580	*	Includes options to acquire 4,675 shares and 3,905 shares attributable to Mr. Ellis’ EDIP account.

Angela S. Lalor	119,253	*	Includes options to acquire 79,520 shares, 16,050 shares underlying RSUs and 23,683 shares attributable to Ms. Lalor’s EDIP account.

James A. Lico	0	—	N/A

T. Rowe Price Associates, Inc.	58,324,801	8.4%	Derived from a Schedule 13G filed February 7, 2017 by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2016. According to the Schedule 13G, Price Associates has sole voting power over 19,099,001 shares and sole dispositive power over 58,324,801 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

The Vanguard Group	39,437,616	5.7%	Derived from a Schedule 13G filed February 9, 2017 by The Vanguard Group, which sets forth their respective beneficial ownership as of December 31, 2016. According to the Schedule 13G, The Vanguard Group has sole voting power over 963,834 shares, shared voting power over 125,859 shares, sole dispositive power over 38,355,069 shares and shared dispositive power over 1,082,547 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

BlackRock, Inc.	37,409,625	5.4%	Derived from a Schedule 13G filed January 30, 2017 by BlackRock, Inc., which sets forth their respective beneficial ownership as of December 31, 2016. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 30,892,636 shares and sole dispositive power over 37,409,625 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

All current executive officers and directors as a group (20 persons)	84,658,397	12.2%	Includes options to acquire 2,197,759 shares, 160,222 shares attributable to executive officers’ 401(k) accounts, 334,021 shares attributable to executive officers’ EDIP accounts and 3,797 phantom shares attributable to directors’ accounts under the Non-Employee Directors’ Deferred Compensation Plan.

(1)	Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table above has sole voting and investment power with respect to the shares beneficially owned by that person or entity. For purposes of the table, the number of shares of Danaher Common Stock attributable to each executive officer’s Executive Deferred Incentive Program (“EDIP”) account is equal to (1) the person’s outstanding EDIP balance as of March 13, 2017 (to the extent such balance is vested or will become vested within 60 days of March 13, 2017), divided by (2) the closing price of Danaher Common Stock as reported on the NYSE on March 13, 2017; the number of shares attributable to each executive officer’s 401(k) Plan account is equal to (a) the officer’s balance, as of March 13, 2017, in the Danaher stock fund included in the executive officer’s 401(k) Plan account, divided by (b) the closing price of Danaher Common Stock as reported on the NYSE on March 13, 2017; and the number of shares attributable to the Non-Employee Directors’ Deferred Compensation Plan is based on the number of shares that could be issued to directors pursuant to such plan within 60 days of March 13, 2017. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of March 13, 2017 or upon vesting of RSUs and PSUs that vest within 60 days of March 13, 2017.

*	Represents less than 1% of the outstanding Danaher Common Stock.

18 DANAHER 2017 PROXY STATEMENT

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee on behalf of Danaher has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for Danaher and its consolidated subsidiaries for the year ending December 31, 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, Danaher’s Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by Danaher’s shareholders at the 2017 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Danaher and its shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Danaher for 2017.

Audit Fees and All Other Fees

The following table sets forth the fees for audit, audit-related, tax and other services rendered by Ernst & Young LLP to Danaher for 2016 and 2015.

	TWELVE MONTHS ENDED DECEMBER 31, 2016	TWELVE MONTHS ENDED DECEMBER 31, 2015

Audit Fees. Fees for the audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, statutory audits required internationally, audit of captive insurance company, consents, review of documents filed with the SEC, audits and audit-related services in connection with the separation of Fortive Corporation from Danaher, including associated filings with the SEC, and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.	$21,273,000	$25,970,000

Audit-Related Fees. Fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and internal control over financial reporting that are not reported under “Audit Fees” above, including audits of entities not otherwise required in connection with statutory or regulatory filings and employee benefit plan audits.	$566,190	$1,174,800

Tax Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. (1)	$6,726,823	$8,576,916

All Other Fees. Aggregate fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	$0	$0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” is as follows:

	TWELVE MONTHS ENDED DECEMBER 31, 2016	TWELVE MONTHS ENDED DECEMBER 31, 2015

Tax Compliance. Includes tax compliance fees charged by Ernst & Young LLP for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$2,653,973	$3,949,794

Tax Consulting. Includes tax consulting services rendered by Ernst & Young LLP, including assistance related to tax planning.	$4,072,850	$4,627,122

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining such firm’s independence and has concluded that such services do not impair their independence.

DANAHER 2017 PROXY STATEMENT 19

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for Danaher by the independent registered public accounting firm. Each year, the Committee approves the independent registered public accounting firm’s retention to audit Danaher’s financial statements and internal controls over financial reporting before the filing of the preceding year’s annual report on Form 10-K. On a regular basis, the Committee evaluates other known potential engagements of the independent registered public accounting firm and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. The Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full Committee at its next scheduled meeting. The Committee has not made any such delegation as of the date of this Proxy Statement.

20 DANAHER 2017 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Danaher’s financial statements, the effectiveness of Danaher’s internal control over financial reporting, the qualifications, independence and performance of Danaher’s independent auditors, the performance of Danaher’s internal audit function, Danaher’s compliance with legal and regulatory requirements, Danaher’s major financial risk exposures, significant legal, compliance, reputational and cyber security risks and overall risk assessment and risk management policies, and Danaher’s swaps and derivatives transactions and related policies and procedures.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit Danaher’s financial statements. The Audit Committee has appointed Ernst & Young LLP as Danaher’s independent registered public accounting firm for 2017. Ernst & Young has been retained as Danaher’s independent registered public accounting firm continuously since 2002. The Audit Committee is responsible for the audit fee negotiations associated with Danaher’s retention of Ernst & Young. In conjunction with the mandated rotation of Ernst & Young’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. Danaher’s Board of Directors and Audit Committee believe they have undertaken appropriate steps with respect to oversight of Ernst & Young’s independence and that the continued retention of Ernst & Young to serve as Danaher’s independent registered public accounting firm is in the best interests of Danaher and its shareholders.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with Danaher’s management and Ernst & Young Danaher’s audited consolidated financial statements and internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for Danaher for the fiscal year ended December 31, 2016 be included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chair)

Donald J. Ehrlich

Teri List-Stoll

DANAHER 2017 PROXY STATEMENT 21

COMPENSATION DISCUSSION AND ANALYSIS

The following section discusses and analyzes the compensation provided to each of the executive officers set forth in the Summary Compensation Table below, also referred to as the named executive officers.

Executive Summary

Introduction

With the goal of building long-term value for our shareholders, we have developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;

•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and

•	link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to shareholder returns and subject to significant vesting and/or holding periods. Our executive compensation program rewards our executive officers when they build long-term shareholder value, achieve annual business goals and maintain long-term careers with Danaher.

We provide our shareholders the opportunity to cast an annual advisory vote with respect to our named executive officer compensation as disclosed in our annual proxy statement (the “say on pay proposal”). At our annual meeting of shareholders in May 2016, 98% of the votes cast on the say on pay proposal were voted in favor of the proposal. The Committee believes this result affirms shareholders’ support of the Company’s named executive officer compensation and did not make changes to the Company’s executive compensation program as a result of such vote.

2016 Performance

2016 was a transformative year for Danaher as we:

•	successfully completed the Separation of Fortive;

•	consummated our $4.0 billion acquisition of Cepheid, a leading global molecular diagnostics company; and

•	continued the integration of our 2015, $13.6 billion acquisition of Pall Corporation, a leading global provider of filtration, separation and purification solutions.

Following the Separation, Danaher is better positioned to sharpen its strategic focus and concentrate its investment capital on its science and technology-oriented businesses, as illustrated by the recent acquisition of Cepheid. Cepheid is a highly complementary addition to Danaher’s Diagnostics segment, significantly expands Danaher’s recurring revenue base and provides a strong foundation for Danaher to grow in the molecular diagnostics segment both organically and through future acquisitions.

Even as we invested in Danaher’s future growth, we continued to deliver strong operational and financial performance despite tepid growth or declines in certain of the end-markets we serve. Specifically, during 2016, Danaher:

•	deployed over $4.9 billion across eight strategic acquisitions (including the strategically critical acquisition of Cepheid);

•	returned over $400 million to shareholders through cash dividends; and

•	continued to grow our business on a year-over-year basis:

22 DANAHER 2017 PROXY STATEMENT

Compensation Discussion and Analysis

Long-Term Performance

We believe a long-term performance period most accurately compares relative performance within our peer group, because over shorter periods performance comparisons may be skewed by the easier performance baselines of peer companies that have experienced periods of underperformance in the past.

Danaher has not experienced a sustained period of underperformance over the last twenty years, and we believe the consistency of our performance over the last twenty years is unmatched within our peer group. Danaher ranks number one in its peer group over the past twenty years based on compounded average annual shareholder return, and is the only company in its peer group whose TSR outperformed the S&P 500 Index:

•	over every rolling 3-year period from 1997-2016; and

•	by more than 600 basis points over every rolling 3-year period from 2007-2016.

Danaher’s compounded, average annual shareholder return has outperformed the S&P 500 Index over each of the last two-, three, five-, ten-, fifteen- and twenty-year periods:

DANAHER 2017 PROXY STATEMENT 23

Compensation Discussion and Analysis

2016 Executive Compensation

The chart below summarizes key information with respect to each pay element represented in Danaher’s 2016 executive compensation program:

PAY ELEMENT	PRIMARY OBJECTIVES	FORM OF COMPENSATION	PERFORMANCE REQUIREMENT	KEY FACTORS CONSIDERED BY COMMITTEE IN DETERMINING 2016 COMPENSATION	YEAR-OVER-YEAR CHANGE IN AMOUNT REPORTED IN SUMMARY COMPENSATION TABLE (2016 VS. 2015)(1)

Long-Term Incentive Compensation (Equity)

•  Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•  Align the interests of management and shareholders by ensuring that realized compensation is:

¡     in the case of stock options, commensurate with long-term changes in share price;

¡      in the case of PSUs, tied to (1) long-term changes in share price at all performance levels, and (2) attainment of TSR-based performance goals; and

¡      in the case of RSUs, tied to (1) long-term changes in share price at all performance levels, and (2) attainment of financial performance goals.

		Stock options (50%)	5-year, time-based vesting schedule Options only increase in value if Danaher stock price increases	This element represented the most significant component of compensation for each named executive officer for 2016. Because this element of compensation best supports our retention and motivation objectives and aligns the interests of our executives and shareholders by tying earned pay to changes in our stock price over time, we believe it is the most effective of the four elements in accomplishing the objectives set forth above.	+21% (CEO) +5 - 23% (other NEOs)
		Performance stock units (PSUs) (25%)	3-year relative TSR performance (plus additional 2-year holding period)
		Restricted stock units (RSUs) (25%)	5-year, time-based vesting schedule, plus performance-based vesting criteria based on Adjusted EPS growth vs. target

(1)	Only includes NEOs who were executive officers for all of 2015-2016.

24 DANAHER 2017 PROXY STATEMENT

Compensation Discussion and Analysis

PAY ELEMENT	PRIMARY OBJECTIVES	FORM OF COMPENSATION	PERFORMANCE REQUIREMENT		KEY FACTORS CONSIDERED BY COMMITTEE IN DETERMINING 2016 COMPENSATION	YEAR-OVER-YEAR CHANGE IN AMOUNT REPORTED IN SUMMARY COMPENSATION TABLE (2016 VS. 2015)(1)

Annual Cash Incentive Compensation

•  Motivate executives to achieve near-term operational and financial goals that support our long-term business objectives

•  Attract, retain and motivate skilled executives

•  Allow for meaningful pay differentiation tied to performance of individuals and groups

		Cash	Company Financial Performance (60%)	Adjusted EPS (80%)	This element represented the second-most significant element of compensation for each named executive officer for 2016 (other than Mr. Ellis, who was a new hire in 2016). We believe its focus on near-term performance and the cash nature of the award complement the longer-term, equity-based compensation elements of our program.	+35% (CEO) +19 - 24% (other NEOs)
Free Cash Flow-to-Adjusted Net Income Ratio (20%)
Personal Performance (40%)

Fixed Annual Compensation (Salary and Fixed Bonus (if applicable))	• Provide sufficient fixed compensation to (1) allow a reasonable standard of living relative to peers, and (2) mitigate incentive to pursue inappropriate risk-taking to maximize variable pay	Cash	N/A		In 2016, we sought to pay sufficient base salary to avoid competitive disadvantage in the marketplace for skilled executives while simultaneously managing our fixed cost structure at a sustainable level. We also periodically use fixed cash bonuses for recruitment purposes to competitively attract and compensate high-performing executives.	+10% (CEO) +3 - 7% (other NEOs)

Other Compensation	• Make our total executive compensation plan competitive • Improve cost-effectiveness by delivering perceived value that is higher than our actual costs	Employee benefit plans; perquisites; severance benefits	N/A		We believe these elements of compensation make our total executive compensation plan competitive and are generally commensurate with the benefits offered by our peers. We believe the perquisites we offer are cost-effective in that the perceived value of these items is higher than our actual cost and help to maximize the amount of time that the executives spend on Danaher business.	+8% (CEO) - 4 - +9% (other NEOs)

(1)	Only includes NEOs who were executive officers for all of 2015-2016.

DANAHER 2017 PROXY STATEMENT 25

Compensation Discussion and Analysis

Compensation Governance

The Committee recognizes that the success of our executive compensation program over the long-term requires a robust framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO

Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year holding period)	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)

Incentive compensation programs feature multiple, different performance measures aligned with business strategy	No dividend/dividend equivalents paid on unvested equity awards

Rigorous clawback policy that is triggered even in the absence of wrongdoing	No “single trigger” change of control benefits

Minimum vesting requirements for equity awards per the Company’s stock plan	No active defined benefit pension program since 2003

Stock ownership requirements for all executive officers	No hedging of Danaher securities permitted

Limited perquisites and the presence of a cap on CEO/CFO personal aircraft usage	No long-term incentive compensation is denominated or paid in cash

Independent compensation consultant that performs no other services for the Company	No above-market returns on deferred compensation plans

Risk Considerations

Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered in particular the following risk-mitigation attributes of our compensation program.

ATTRIBUTE	KEY RISK MITIGATING EFFECT

Emphasis on long-term, equity-based compensation

Discourages risk-taking that produces short-term results at the expense of building long-term shareholder value

Helps ensure executives realize their compensation over time horizon consistent with achieving long-term shareholder value

Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year holding period)
Rigorous clawback policy that is triggered even in the absence of wrongdoing

Incentive compensation programs feature multiple, different performance measures aligned with business strategy	Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics

Cap on annual cash incentive compensation plan payments and on number of shares that a participant may earn under equity awards	Mitigates incentive to over-perform with respect to any particular performance period at the expense of future periods
Compensation Committee’s ability to exercise negative discretion to reduce annual cash incentive compensation payments and/or performance-based equity award payouts

Stock ownership requirements for all executive officers	Aligns executives’ economic interests with the long-term interests of our shareholders
No hedging of Danaher securities permitted

Independent compensation consultant	Helps ensure advice will not be influenced by conflicts of interest

26 DANAHER 2017 PROXY STATEMENT

Compensation Discussion and Analysis

Analysis of 2016 Named Executive Officer Compensation

Overview

In determining the appropriate mix and amount of compensation elements for each named executive officer for 2016, the Committee considered the factors referred to under “–Named Executive Officer Compensation Framework” (without assigning any particular weight to any factor), exercised its judgment and adopted the compensation elements described above under “Summary – 2016 Executive Compensation.” The graphics below illustrate, for the CEO and separately for the other NEOs (excluding Mr. Lico) in aggregate, the percentage of 2016 compensation that each element of compensation accounted for (based on the amounts reported in the 2016 Summary Compensation Table):

Long-Term Incentive Awards

Target Award Values

In February 2016, the Committee subjectively determined the target dollar value of equity compensation to be delivered to each named executive officer in 2016, taking into account each of the following factors (none of which was assigned a particular weight by the Committee):

•	the relative complexity and importance of the officer’s position, as well as the officer’s performance record and potential to contribute to future Company performance and assume additional leadership responsibility;

•	the risk/reward ratio of the award amount compared to the length of the related vesting and holding provisions; and

•	the amount of equity compensation necessary to provide sufficient retention incentives in light of (1) compensation levels within the Company’s peer group, and (2) the officer’s historical compensation. With the exception of our President and CEO, who was promoted to that position in September 2014, the 2016 equity compensation awards for Danaher’s named executive officers tended to be larger than the equity compensation awarded by Danaher’s peers to officers in comparable positions based on recent, publicly available data, because:

¡	the competitive demand for our executives, particularly in light of our 2014 leadership transition, requires that we make greater efforts to retain our executives;

¡	the vesting and holding periods applicable to our awards have been longer than typical for our peer group;

¡	for high-level executives the Committee seeks to have equity-based compensation constitute a significant percentage of total compensation; and

¡	unlike many of our peers, we do not provide a defined benefit pension plan for our executives, and therefore our long-term incentive awards represent a particularly important capital accumulation opportunity.

In increasing Mr. Joyce’s 2016 equity compensation by approximately 21% compared to 2015, the Committee considered in particular the following factors pertaining to his performance record and anticipated future contributions. Mr. Joyce’s 2015 equity compensation level reflected the rate implemented when Mr. Joyce was appointed CEO in September 2014, which the Committee deemed an appropriate level for a new CEO. In light of the Company’s strong financial performance over Mr. Joyce’s first full year as CEO and his leadership in sharpening the Company’s strategic focus with the 2015 acquisition of Pall and the spin-off of Fortive, the Committee determined that it was appropriate to increase Mr. Joyce’s equity compensation level and overall pay level relative to peer company CEOs, subject to time-based and performance-based vesting criteria that link the ultimate, realized value of such awards to the Company’s performance over the next several years.

DANAHER 2017 PROXY STATEMENT 27

Compensation Discussion and Analysis

Equity Award Mix

With respect to each of the named executive officer 2016 equity awards, one-half of the award was delivered as stock options, one-quarter as RSUs and one-quarter as PSUs. The Committee believes that the combination of stock options, RSUs and PSUs effectively balances the goals of incentivizing and rewarding shareholder value creation while supporting our talent retention objectives:

•	Stock options and PSUs inherently incentivize shareholder value creation, since option holders realize no value unless our stock price rises after the option grant date and the value of PSUs is tied directly to the Company’s relative TSR performance.

•	Our stock options and RSUs vest over five years and our PSUs are subject to three-year vesting and a further two-year holding period, which periods are longer than typical for our peer group, promote stability and encourage officers to take a long-term view of our performance.

•	The Committee weighted stock options most heavily because it believes our stock option award program in particular has contributed significantly to our strong performance record, which in turn has generally made our stock option awards valuable over the long-term and highly effective in recruiting, motivating and retaining skilled officers.

•	While RSUs and PSUs offer more modest upside potential than stock options, during periods of stock market declines or modest growth they are more likely to support our talent retention objectives.

PSU and RSU Performance Criteria

In designing the performance criteria applicable to the executive officer PSUs, the Committee established threshold, target and maximum performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs:

PERFORMANCE LEVEL (RELATIVE TSR RANK WITHIN S&P 500 INDEX)	PAYOUT PERCENTAGE
Below 35th percentile	0%
35th percentile	50%
55th percentile	100%
75th percentile or above	200%

The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Notwithstanding the above, if the Company’s absolute TSR performance for the period is negative no more than a maximum of 100% of the target PSUs will vest (regardless of how strong the Company’s performance is on a relative basis), and if the Company’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest. The Committee chose the S&P 500 Index as the relative TSR comparator group because it consists of a broad and stable group of companies that represents investors’ alternative capital investment opportunities, reinforcing the linkage between our executive compensation program and the long-term interests of our shareholders. Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Company Common Stock following the fifth anniversary of the commencement of the performance period. Vesting is contingent on continued employment throughout the three-year performance period and until the Committee certifies satisfaction of the performance criteria, except that in the event of death during the performance period the executive receives a prorated portion of the target award based on the percentage of the performance period during which he or she was employed, and in the event of retirement during the performance period the executive receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period. Any dividends paid on the Company’s Common Stock during the performance period are credited to PSU accounts, but are only paid out (in cash) to the extent the underlying PSUs vest based on performance and are not paid until the shares underlying the vested PSUs are issued.

The Committee applies an Adjusted EPS performance metric to executive RSU grants to link realization of the award to the Company’s operational performance and because the Committee believes that Adjusted EPS growth correlates strongly with shareholder returns. The Committee views the RSU performance criteria as ancillary in importance to the time-based vesting requirement, however, given that RSUs are a key retention tool.

Annual Incentive Awards

The diagram below illustrates the 2016 annual incentive award opportunities for the Company’s named executive officers, each element of which is further described below.

28 DANAHER 2017 PROXY STATEMENT

Compensation Discussion and Analysis

Target Bonus Percentage and Personal Payout Percentage.

In March 2016, the Committee established for each named executive officer the target bonus percentage and personal performance objectives described below, including quantitative and qualitative objectives and objectives based on financial and non-financial measures. In determining the personal performance objectives, the Committee did not assign a particular weighting to any of the objectives but set the quantitative objectives at levels that, while achievable, would in the Committee’s opinion require personal performance appreciably above the executive’s prior year performance level.

EXECUTIVE OFFICER	TARGET BONUS PERCENTAGE	ANNUAL PERSONAL PERFORMANCE OBJECTIVES

Thomas P. Joyce, Jr.	200%	Mr. Joyce’s 2016 performance objectives consisted of the degree of year-over-year improvement in Danaher’s core revenue growth, core operating margin and free cash flow, particularly as related to Pall’s DBS integration; and qualitative goals relating to the success of the Separation, the Company’s capital allocation strategy, the Company’s innovation model, the strengthening of the talent required to support the Company’s growth and progress on associate engagement and the development of the Company’s shared purpose.

Daniel L. Comas	125%	Mr. Comas’ 2016 performance objectives consisted of Danaher’s overall 2016 financial performance in terms of core revenue growth, operating profit margin expansion and free cash flow; and qualitative goals relating to the success of the Separation, enhancing the strength of the finance organization and the quality and volume of the Company’s acquisition and portfolio optimization performance.

William K. Daniel II	125%	Mr. Daniel’s 2016 performance objectives consisted of the degree of year-over-year improvement in core revenue growth, operating profit margin improvement and working capital turnover improvement for his business units; return-on-invested-capital performance achieved with respect to acquisitions by his business units; quantitative goals for his business units relating to human resources-related metrics, on-time delivery and manufacturing quality; and qualitative goals relating to capital deployment, talent acquisition and development in his business units and the development of strategic initiatives for his business units.

Brian W. Ellis	100%	Mr. Ellis’ 2016 performance objectives consisted of qualitative goals relating to the success of his new leader immersion process, the strategies and operating priorities of the legal department, talent acquisition and development in the legal department, the effective handling of legal matters and the comprehensive integration of new acquisitions into the Company’s legal, compliance and regulatory structure.

Angela S. Lalor	110%	Ms. Lalor’s 2016 performance objectives consisted of qualitative goals relating to the success of the Separation, improvements in the Company’s talent acquisition and development processes, improvements in the Company’s associate engagement program and the implementation of an HRIS system for the Company.

James A. Lico	125%	Mr. Lico’s 2016 performance objectives consisted of the degree of year-over-year improvement in sales, operating income, working capital turns and return-on-invested capital for the Fortive businesses; and qualitative goals relating to the success of the Separation, improvements in Fortive’s capital deployment and related processes and the strengthening of Fortive’s high-growth market organizational structure.

Determining Target Bonus Percentage. In determining the target bonus percentage for each officer, the Committee considered the amount of annual cash incentive compensation awarded to the officer in prior years, the relative complexity and importance of the officer’s position and the amount of annual cash incentive compensation that peer companies would offer such officer. With respect to Mr. Joyce in particular, although the Committee did not target the performance-based portion of his annual cash compensation at any particular percentage of his annual cash compensation, the Committee set his base salary at a level lower, and his target annual bonus opportunity at a level higher, than typical among the Company’s peer companies to ensure that his annual cash compensation is highly performance-based.

Determining Personal Payout Percentage. Following the end of 2016, the Committee used its judgment and determined for each officer a Personal Payout Percentage between 0% and 200%. Without assigning any particular weight to any individual factor, the Committee took into account the size of the Company Payout Percentage for the year, the amount of annual cash incentive compensation awarded to the executive in prior years, the executive’s execution against his or her personal performance objectives for the year, the executive’s overall performance for the year and the amount of annual cash incentive compensation that peer companies typically pay to executives serving in comparable roles. The Company awarded Mr. Joyce a Personal Payout Percentage of 1.86% for 2016, based primarily on his leadership with respect to the Company’s financial performance and the successful consummation of the Separation and acquisition of Cepheid.

DANAHER 2017 PROXY STATEMENT 29

Compensation Discussion and Analysis

Company Payout Percentage

The Company Payout Percentage is based on the Company’s 2016 performance against the Adjusted EPS and Free Cash Flow Ratio metrics further described below (the “Metrics”):

¡	The Committee weights Adjusted EPS (defined on page 51) most heavily in the formula because it believes Adjusted EPS correlates strongly with shareholder returns, particularly since Adjusted EPS is calculated in a manner that focuses on gains and charges the Committee believes are most directly related to Company operating performance during the period. For 2016, the Adjusted EPS target was expressed as a year-over-year percentage growth rate rather than as a targeted dollar amount (given the challenge of estimating Fortive’s relative contribution to Danaher’s 2016 earnings) and the Fortive business was excluded from the calculation of Adjusted EPS as a “discontinued operation” to allow for a comparable-basis year-over-year comparison. The Committee set the Adjusted EPS target at a 12.3% year-over-year increase. However, following the Separation the Committee was able to better discern Fortive’s relative contribution to Danaher’s 2016 earnings. Using this data, the Committee recalculated targeted 2016 earnings performance on a basis that excluded Fortive and because Danaher’s remaining businesses had a higher expected 2016 earnings growth rate than Fortive, the Committee exercised negative discretion to increase the 2016 Adjusted EPS target to 14.0% and reduce the related payout percentage.

¡	The Committee also uses Free Cash Flow Ratio (defined on page 51) to help validate the quality of the Company’s earnings.

¡	Because the Separation significantly affected the calculation of the Company’s return-on-invested capital (ROIC), the Committee determined to eliminate the ROIC-based metric from the calculation for 2016 and instead weighted Adjusted EPS 80% and Free Cash Flow Ratio 20%. For 2017, the Committee has restored an ROIC-based metric to the performance formula and returned to its prior 70%, 20% and 10% weightings for each of the Adjusted EPS, Free Cash Flow Ratio and ROIC-based metrics, respectively.

For each of the Metrics the Committee established threshold, target and maximum levels of Company performance, as well as a payout percentage curve that relates each level of performance to a payout based on a percentage of target bonus. The payout percentage is 0% for below-threshold performance and ranges from 50% for threshold performance to 150% (for Free Cash Flow Ratio) or 200% (for Adjusted EPS) for performance that equals or exceeds the maximum. Under all Metrics, target performance yields a payout percentage of 100%. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. In determining the target performance level and payout percentage curve for the Metrics, the Committee considered historical performance data for the Company and its peer group, analyst consensus earnings estimates for the Company’s peer group, the Company’s annual budget and macroeconomic/end-market trends. For each Metric, the Committee set the performance target at a level it believes is reasonably achievable while requiring what it believes would be outstanding performance to achieve the maximum payout level.

Following the end of 2016, the Company Payout Percentage was calculated as follows:

2016 PERFORMANCE/PAYOUT MATRIX
METRIC	TARGET PERFORMANCE LEVEL	ACTUAL PERFORMANCE LEVEL	PAYOUT % (BEFORE WEIGHTING)	METRIC WEIGHTING	WEIGHTED PAYOUT %

Adjusted EPS	14.0% year-over-year increase	20.1% year-over-year increase	154.4%	80%	123.5%

Free Cash Flow Ratio	103%	99.4%	88.3%	20%	17.7%

Company Payout Percentage					141%

Composite Payout Percentage

The Company Payout Percentage and Personal Payout Percentage were calculated for each officer, weighted accordingly and added to yield the officer’s Composite Payout Percentage. The Composite Payout Percentage was multiplied by the officer’s target bonus amount to yield the officer’s award amount for the year. The 2016 annual cash incentive compensation awards for each of the named executive officers are set forth in the Summary Compensation Table.

30 DANAHER 2017 PROXY STATEMENT

Compensation Discussion and Analysis

Base Salaries

The Committee reviews base salaries for executive officers in February of each year and in connection with promotions. In February 2016, the Committee subjectively determined 2016 base salaries for the named executive officers, as set forth in the Summary Compensation Table. Without giving specific weight to any particular factor, the Committee used the prior year’s base salary as the initial basis of consideration and then considered the individual factors described under “— Named Executive Officer Compensation Framework,” focusing on the relative complexity and importance of the executive’s role within Danaher, the market value of the executive’s role and the executive’s performance in the prior year. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, the Committee also considered how changes in base salary would impact annual cash incentive compensation.

Other Compensation

Severance Benefits. We have entered into Proprietary Interest Agreements with each of our named executive officers that include post-employment restrictive covenant obligations and (except for Ms. Lalor and Mr. Ellis) provide for severance payments under certain circumstances. Mr. Joyce’s agreement also provides for additional cash payments and the pro rata acceleration of the time-based vesting applicable to his outstanding equity awards if the Company terminates his employment without cause. Danaher’s Senior Leader Severance Pay Plan, which each of the named executive officers participates in, also provides for severance payments under certain circumstances. We believe the post-employment restrictive covenant obligations included in these agreements are critical in protecting our proprietary assets, and that the severance payments payable upon a termination without cause are generally commensurate with the severance rights our peers offer executives in comparable roles.

EDIP. Each named executive officer participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of our management; for a summary of the plan, please see “Summary of Employment Agreements and Plans — Executive Deferred Incentive Program.” We use the EDIP to tax-effectively contribute amounts to executives’ retirement accounts and give our executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. The amount we contribute annually to the executives’ EDIP accounts is set at a level that we believe is competitive with comparable plans offered by other companies in our industry. EDIP participants do not fully vest in such amounts contributed by Danaher until they have participated in the program for 15 years or have reached age 55 with at least five years of service with Danaher.

Other Benefits and Perquisites. All of our executives are eligible to participate in our employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all U.S. salaried employees and do not discriminate in favor of executive officers. In addition, the Committee makes certain perquisites available to the named executive officers; please see the footnotes to the Summary Compensation Table for additional details. The Committee has also adopted a policy prohibiting any tax reimbursement or gross-up provisions in our executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).

Named Executive Officer Compensation Framework

Danaher’s compensation program is grounded on the principle that each executive officer must consistently demonstrate exceptional personal performance in order to remain an executive officer of Danaher. Within the framework of this principle and the other objectives discussed above, the Committee exercises its judgment in making executive compensation decisions. The factors that generally shape particular executive compensation decisions (none of which are assigned any particular weight by the Committee) are the following:

•	The relative complexity and importance of the executive’s position within Danaher. To ensure that the most senior executives are held most accountable for long-term operating results and changes in shareholder value, the Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.

•	The executive’s record of performance, long-term leadership potential and tenure.

•	Danaher’s performance. Our cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Our long-term compensation is closely aligned with long-term shareholder value creation, both by tying the ultimate value of the awards to long-term shareholder returns and because of the length of time executives are required to hold the awards before realizing their value.

•

Our assessment of pay levels and practices in the competitive marketplace. The Committee considers market practice in determining pay levels and compensation design to ensure that our costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives. We have a history of successfully applying the Danaher Business

DANAHER 2017 PROXY STATEMENT 31

Compensation Discussion and Analysis

System, or DBS, to deliver strong operating performance and create shareholder value, and we devote significant resources to training our executives in DBS. In addition, given our expectations regarding future growth, our Board and Committee have engaged a corps of named executive officers whom we believe are capable of leading a significantly larger company. As a result of these factors, we believe that our officers are particularly valued by other companies with greater resources, which creates a high degree of retention risk.

The philosophy and goals of our compensation program have remained consistent over time, although the Committee considers the factors above within the context of the then-prevailing economic environment and may adjust the terms and/or amounts of compensation accordingly so that they continue to support our objectives.

For a description of the role of the Company’s executive officers and the Committee’s independent compensation consultant in the executive compensation process, please see “Corporate Governance – Board of Directors and Committees of the Board – Compensation Committee.”

Peer Group Compensation Analysis

The Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of our executives because in light of the Company’s diverse mix of businesses, strict targeting of a specified compensation posture would not appropriately reflect the unique nature of our business portfolio or the degree of difficulty in leading the Company and key functions. However, the Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Committee has worked with FW Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

EXECUTIVE COMPENSATION PEER GROUP PRIOR TO OCTOBER 2016

Prior to October 2016, the Company’s peer group consisted of the companies set forth below, which is the same as the Company’s 2015 peer group:

3M Company	Dover Corp.	Medtronic Inc.

Abbott Laboratories	Eaton Corp.	Parker-Hannifin Corporation

Baxter International, Inc.	E. I. Du Pont De Nemours and Company	Rockwell Automation Inc.

Becton Dickinson & Co.	Emerson Electric Co.	Stryker Corporation

Boston Scientific Corporation3	Honeywell International Inc.	Thermo Fisher Scientific Inc.

United Technologies Corp.	Illinois Tool Works, Inc.

The Committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees. The table below sets forth for this peer group and Danaher information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of April 30, 2015), market capitalization (as of April 30, 2015) and employee headcount (based on each company’s most recent fiscal year end as of April 30, 2015), in each case derived from the Standard & Poor’s Compustat database.

	($ IN MILLIONS)
	REVENUE	MARKET CAPITALIZATION	NET INCOME (BEFORE UNUSUAL OR INFREQUENTLY OCCURRING ITEMS AND DISCONTINUED OPERATIONS)	TOTAL ASSETS	EMPLOYEES AT END OF LAST FISCAL YEAR
75th percentile	$24,106	$70,047	$3,065	$41,857	89,800
Median	$16,905	$37,384	$1,820	$28,293	57,447
25th percentile	$9,749	$29,496	$1,079	$16,472	30,619
Danaher	$20,124	$57,932	$2,588	$36,072	71,000
Danaher percentile rank	60%	66%	68%	67%	65%

The peer group compensation data that the Committee reviewed prior to October 2016 in connection with its executive compensation decisions estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), total annual cash compensation (target and actual), long-term incentive compensation, total direct

32 DANAHER 2017 PROXY STATEMENT

Compensation Discussion and Analysis

compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective named executive officer position.

EXECUTIVE COMPENSATION PEER GROUP AS OF OCTOBER 2016

The Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate. In 2016, the Committee evaluated the existing peer group with the assistance of FW Cook and concluded that, in light of the evolution of the Company’s business portfolio as a result of the Separation and acquisitions, it was necessary to change the composition of the peer group. Using the same criteria described above with respect to the prior peer group, effective as of October 2016 the Committee revised the Company’s peer group to consist of the following companies (the “peer companies”):

3M Company	Dover Corp.	Stryker Corporation

Abbott Laboratories	Ecolab Inc.	Thermo Fisher Scientific Inc.

Baxter International, Inc.	E. I. Du Pont De Nemours and Company	United Technologies Corp.

Becton Dickinson & Co.	Honeywell International Inc.	Zimmer Biomet Holdings

Boston Scientific Corporation	Medtronic Inc.

The Committee believes that the new peer group remains comparable to Danaher with respect to the financial metrics noted above and better reflects Danaher’s portfolio of businesses following the Separation. The Committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees. The table below sets forth for this peer group and Danaher information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of September 30, 2016), market capitalization (as of September 30, 2016) and employee headcount (based on each company’s most recent fiscal year end as of September 30, 2016), in each case derived from the Standard & Poor’s Capital IQ database.

	($ IN MILLIONS)
	REVENUE	MARKET CAPITALIZATION	NET INCOME (BEFORE UNUSUAL OR INFREQUENTLY OCCURRING ITEMS AND DISCONTINUED OPERATIONS)	TOTAL ASSETS	EMPLOYEES AT END OF LAST FISCAL YEAR
75th percentile	$27,930	$82,775	$4,128	$46,628	85,585
Median	$15,593	$50,589	$1,829	$30,544	51,464
25th percentile	$10,312	$30,607	$979	$18,831	32,036
Danaher	$16,836	$55,149	$2,515	$41,298	60,000
Danaher percentile rank	52%	53%	64%	66%	64%

The peer group compensation data that the Committee reviewed during and after October 2016 in connection with its executive compensation decisions estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), total annual cash compensation (target and actual), long-term incentive compensation, total direct compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective named executive officer position.

Long-Term Incentive Compensation Grant Practices

General

The Committee grants equity awards under Danaher’s 2007 Stock Incentive Plan (the “Plan” or the “2007 Plan”), which is described in “Proposal 3 – Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals”. Executive equity awards are approved at regularly scheduled Committee meetings (typically scheduled in advance of the calendar year in which they occur), at the time of an executive hire or promotion or upon identification of a specific retention concern. The grant date of equity awards approved by the Committee is either the date of Committee approval or a date subsequent to the approval date as specified by the Committee. The timing of equity awards has not been coordinated with the release of material non-public information. The Committee’s general practice is to approve annual equity awards to executives at the Committee’s regularly scheduled meeting in February, when the Committee reviews the performance of the executive officers and typically determines the other components of executive compensation.

DANAHER 2017 PROXY STATEMENT 33

Compensation Discussion and Analysis

PSUs and RSUs

The target dollar value attributable to PSUs and RSUs is translated into a target number of PSUs and RSUs, respectively, using an average closing price over a twenty trading day period ending on the grant date (the “Averaging Period”), to avoid the potential volatility impact of using a single-day closing price.

Stock Options

The target dollar value attributable to stock options is translated into a number of stock options using the Averaging Period and based on a specified option value (the target dollar value used by the Committee for awarding options is different than the option value reported in the Summary Compensation Table because the Committee does not use the same Black Scholes methodology to value options for purposes of converting the target dollar value into the number of awarded options). The exercise price for stock option awards granted under the 2007 Plan equals the closing price of Danaher’s Common Stock on the date of grant.

Stock Ownership-Related Policies

Stock Ownership Requirements

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in Danaher within five years of his or her appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his base salary. The requirement for Executive Vice Presidents is three times base salary and for Senior Vice Presidents, two times base salary. Once an executive officer has acquired a number of Company shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the officer or his or her spouse or child has a direct or indirect interest, notional shares of Danaher stock in the EDIP plan, shares held in a 401(k) plan, unvested RSUs and PSUs (based on target number of shares until vested and then based on the actual number of vested shares), but does not include shares subject to unexercised stock options. Each named executive officer serving as an executive officer as of December 31, 2016 was in compliance with the stock ownership requirements as of such date.

Pledging Policy

Danaher’s Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher Common Stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 21, 2013), and provides that pledged shares of Danaher Common Stock do not count toward Danaher’s stock ownership requirements. No named executive officer has pledged any shares of Danaher Common Stock.

Hedging Policy

Danaher policy prohibits Danaher employees (including the named executive officers) and directors from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, the Committee has adopted a recoupment (or clawback) policy applicable to Danaher’s executive officers, other individuals who serve on the Danaher Leadership Team (which consists primarily of Company corporate officers) and certain other employees (the “covered persons”). Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

•	the portion of any annual incentive compensation payment awarded to any covered person within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement); and

•	all gains from equity awards granted on or after March 15, 2009 realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement.

34 DANAHER 2017 PROXY STATEMENT

Compensation Discussion and Analysis

In addition, the stock plans in which Danaher’s executive officers participate contain a provision for recovering awards upon certain circumstances. Under the terms of the Company’s 2007 Plan and the 1998 Stock Option Plan (“1998 Plan”), an associate is prohibited from exercising outstanding equity awards after such time he or she is terminated for gross misconduct. In addition, under the terms of the EDIP, if the administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.

Regulatory Considerations

Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to a company’s CEO or to any of the company’s other three most highly compensated executive officers (other than the CFO). The statute generally exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. We review the tax impact of our executive compensation on the Company as well as on the executive officers. In addition, we review the impact of our compensation programs against other considerations, such as accounting impact, shareholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation we provide to our executive officers might not be deductible under Section 162(m).

Treatment of Equity-Based Compensation Upon Fortive Separation

In connection with the Fortive Separation and pursuant to the anti-dilution provisions of the 2007 Plan and EDIP, as applicable, the Company made certain adjustments to the share reserves and limits set forth under such plans, as well as the exercise price and the number of shares underlying the stock-based compensation awards held by our directors, executive officers and other employees, with the intention of preserving the intrinsic value of the awards prior to the Separation. Accordingly, the number of shares underlying each stock-based award outstanding as of the date of the Separation was multiplied by a factor of 1.32 and the related exercise price for stock options was divided by a factor of 1.32 which resulted in no increase in the intrinsic value of awards outstanding and no additional compensation expense. All disclosures in this Proxy Statement reflect such adjustments. The stock-based compensation awards continue to vest over their original vesting period. Stock-based compensation awards that were held by employees who transferred to Fortive in connection with the Separation were canceled and replaced by awards issued by Fortive.

DANAHER 2017 PROXY STATEMENT 35

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Compensation Committee of Danaher Corporation’s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Donald J. Ehrlich (Chair)

Robert J. Hugin

Walter G. Lohr, Jr.

Alan G. Spoon

36 DANAHER 2017 PROXY STATEMENT

COMPENSATION TABLES

2016 Summary Compensation Table

The following table sets forth the 2016 compensation of our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2016 and one highly compensated former executive officer who was no longer serving as an executive officer as of December 31, 2016, also known as our “named executive officers.” Mr. Joyce was appointed President and Chief Executive Officer in September 2014; Mr. Ellis joined Danaher as Senior Vice President-General Counsel in January 2016; and Mr. Lico left Danaher in July 2016 to become CEO of Fortive in connection with the Separation.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)		STOCK AWARDS ($)(2)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)		CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)		TOTAL ($)
Thomas P. Joyce, President and CEO	2016	$1,100,000	0		$4,095,424	$3,762,923	$3,500,000		$11,867	$498,587	(5)	$12,968,801
	2015	$1,000,000	0		$3,473,408	$3,048,142	$2,600,000		$4,392	$469,606		$10,595,548
	2014	$847,585	0		$2,801,483	$2,125,707	$1,900,000		$4,867	$726,634		$8,406,276
Daniel L. Comas, Executive Vice President and CFO	2016	$862,357	0		$1,830,931	$1,682,232	$1,666,505		$9,196	$271,662	(6)	$6,322,883
	2015	$821,400	0		$1,786,736	$1,567,665	$1,402,541		$2,773	$265,398		$5,846,513
	2014	$782,250	0		$4,380,064	$3,155,480	$1,306,400		$3,048	$209,487		$9,836,729
William K. Daniel II, Executive Vice President	2016	$730,144	0		$1,589,854	$1,460,842	$1,337,989		0	$110,968		$5,229,797
	2015	$682,500	0		$1,538,272	$1,350,063	$1,076,644		0	$106,580		$4,754,059
	2014	$650,000	0		$3,819,676	$2,749,225	$1,001,000		0	$80,301		$8,300,202
Brian W. Ellis, Senior Vice President- General Counsel	2016	$500,000	$325,000	(7)	$981,721	$885,558	$643,000		0	$372,075	(8)	$3,707,354
Angela S. Lalor, Senior Vice President-Human Resources	2016	$603,986	$300,000	(7)	$867,250	$796,901	$1,013,851		0	$91,318		$3,673,306
	2015	$575,300	$300,000	(7)	$794,576	$560,024	$823,945		0	$99,240		$3,153,085
	2014	$550,000	$300,000	(7)	$1,782,951	$998,029	$801,000		0	$79,626		$4,511,606
James A. Lico, Former Executive Vice President	2016	$422,717	0		$2,167,938	$1,992,280	$715,063	(9)	$10,907	$173,670		$5,482,575
	2015	$701,200	0		$1,588,304	$1,393,534	$1,123,673		$2,937	$167,668		$4,977,316
	2014	$661,500	0		$2,904,906	$2,108,025	$1,022,100		$3,212	$133,876		$6,833,619
(1)	The following table sets forth the amount, if any, of salary and/or non-equity incentive compensation that each named executive officer deferred into the EDIP with respect to each of the years reported above:

NAME OF OFFICER	AMOUNT OF SALARY DEFERRED INTO EDIP ($)			AMOUNT OF NON-EQUITY INCENTIVE COMPENSATION DEFERRED INTO EDIP ($)
	2016	2015	2014	2016	2015	2014

Thomas P. Joyce, Jr.	$274,135	$200,000	$204,203	$875,000	$520,000	$475,000

Daniel L. Comas	-	-	-	-	-	-

William K. Daniel II	$109,274	$102,375	$94,975	-	-	-

Brian W. Ellis	-	N/A	N/A	$200,000	N/A	N/A

Angela S. Lalor	-	-	-	$506,926	$411,973	$400,500

James A. Lico	-	-	-	-	$100,000	$100,000

DANAHER 2017 PROXY STATEMENT 37

Compensation Tables

(2)	The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity grants made in the applicable year:

•	With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

NAME OF OFFICER	DATE OF GRANT	RISK-FREE INTEREST RATE	STOCK PRICE VOLATILITY RATE	DIVIDEND YIELD	OPTION LIFE

Joyce, Comas, Daniel, Ellis, Lalor, Lico	February 24, 2016	1.60%	24.70%	0.62%	8.0 years

Joyce, Comas, Daniel, Lico	February 24, 2015	1.86%	23.40%	0.62%	8.0 years

Lalor	February 24, 2015	1.55%	23.20%	0.62%	5.5 years

Joyce	September 9, 2014	2.29%	24.80%	0.52%	8.0 years

Comas, Daniel, Lico	May 15, 2014	2.20%	21.80%	0.53%	8.0 years

Lalor	May 15, 2014	1.68%	21.70%	0.53%	5.5 years

Joyce, Comas, Daniel, Lico	February 24, 2014	2.38%	22.80%	0.53%	8.0 years

Lalor	February 24, 2014	1.73%	22.60%	0.53%	5.5 years

•	Beginning in 2015, one-quarter of each executive officer’s annual equity award is granted in the form of restricted stock units and one-quarter is granted in the form of performance stock units that vest based on the Company’s TSR ranking relative to the S&P 500 Index over a three-year performance period (the balance of the annual equity award is granted in stock options). With respect to restricted stock units, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the RSU, times the closing price of the Common Stock on the date of grant. With respect to performance stock units, the grant date fair value under FASB ASC Topic 718 has been calculated based on the probable outcome of the applicable performance conditions and a Monte Carlo simulation valuation model modified to reflect an illiquidity discount (as a result of the mandatory two-year post-vesting holding period), using the following significant assumptions (since the performance criteria applicable to the performance stock units is considered a “market condition,” footnote disclosure of the award’s potential maximum value is not required):

ASSUMPTION	2016		2015
	MONTE CARLO SIMULATION	ILLIQUIDITY DISCOUNT	MONTE CARLO SIMULATION	ILLIQUIDITY DISCOUNT

Danaher’s expected volatility	17.16%	20.67%	17.09%	21.55%

Average volatility of peer group	25.02%	N/A	23.46%	N/A

Risk free interest rate	0.88%	0.75%	0.91%	0.60%

Dividend yield	0%	0.62%	0%	0.37%

(3)	For each named executive officer, the amount set forth in this column represents the aggregate change in the actuarial present value of the officer’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan between the December 31, 2015 plan measurement date and the December 31, 2016 plan measurement date. The material assumptions used in quantifying the present value of the accumulated benefit at each of December 31, 2015 and December 31, 2016 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.42% for the plan measurement date of December 31, 2015 and 3.85% for the plan measurement date of December 31, 2016; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 10 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2016. We do not provide any above-market or preferential earnings on compensation that is deferred.

38 DANAHER 2017 PROXY STATEMENT

Compensation Tables

(4)	The following table sets forth the 401(k) and EDIP contributions the Company made to each named executive officer for 2016, which amounts are included in “All Other Compensation”:

NAME	2016 COMPANY 401(K) CONTRIBUTIONS ($)	2016 COMPANY EDIP CONTRIBUTIONS ($)

Thomas P. Joyce, Jr.	$18,830	$300,000

Daniel L. Comas	$18,830	$184,815

William K. Daniel II	$18,830	$92,138

Brian W. Ellis	$5,300	$55,200

Angela S. Lalor	$18,830	$72,488

James A. Lico	$15,900	$157,770

(5)	Includes an aggregate of $179,757 in perquisites consisting of the following: $125,000 relating to personal use of the Company’s aircraft, $30,314 relating to tax preparation and professional services, plus amounts related to tickets to entertainment events, parking expenses and an annual physical exam. The incremental cost to the Company of the personal aircraft use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular aircraft for the year, net of any applicable employee reimbursement. Since the aircraft are used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, aircraft insurance premiums, hangar lease payments, the lease or acquisition cost of the aircraft, exterior paint and other maintenance, inspection and capital improvement costs intended to cover a multiple-year period. Mr. Joyce’s annual perquisite allowance for personal use of the Company aircraft is limited to $125,000 annually and Mr. Joyce is required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $125,000. The incremental cost to the Company of tax preparation and professional services is calculated based on the out-of-pocket costs with respect to such services.

(6)	Includes an aggregate of $68,017 in perquisites consisting of $50,000 relating to personal use of Danaher’s aircraft, plus amounts relating to tickets to entertainment events, parking expenses, tax preparation and professional services and an annual physical exam. The incremental cost to the Company of the personal aircraft use is calculated in the same manner as set forth in Footnote 5 above. Mr. Comas’ annual perquisite allowance for personal use of the Company aircraft is limited to $50,000 annually and Mr. Comas is required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $50,000.

(7)	For a description of these bonus payments, please see “Summary of Employment Agreements and Plans – Employment Agreements.”

(8)	Includes an aggregate of $311,575 in perquisites consisting of $292,956 in relocation costs, plus amounts relating to tickets to entertainment events and parking expenses. In connection with Mr. Ellis’ 2016 hiring as the Company’s Senior Vice President-General Counsel, the Company provided him with relocation assistance under the relocation program that the Company makes available to management employees generally. The incremental cost to the Company of the relocation assistance is calculated based on the Company’s out-of-pocket costs, which included costs relating to the sale of his former residence and purchase of a new residence, temporary housing, house-hunting trips and moving expenses as well as reimbursement in the amount of $94,381 for the income taxes incurred by Mr. Ellis with respect to such relocation perquisites.

(9)	The amount represents the portion of Mr. Lico’s non-equity incentive plan compensation for 2016 attributable to his 2016 service with Danaher prior to the Separation. This compensation was paid to Mr. Lico by Fortive.

Grants of Plan-Based Awards for Fiscal 2016

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2016. As discussed in further detail in “Compensation Discussion and Analysis—Treatment of Equity-Based Compensation Upon Fortive Separation,” all of the share amounts and option exercise prices set forth below reflect adjustments pursuant to the anti-dilution provisions of the 2007 Plan and EDIP, as applicable, to account for the Fortive Separation and preserve the intrinsic value of each award. For comparability purposes the awards granted to Mr. Lico reflect the same adjustments, but all of his awards were converted into awards for shares of Fortive common stock in connection with the Fortive Separation.

DANAHER 2017 PROXY STATEMENT 39

Compensation Tables

			COMMITTEE APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)(2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/ SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
NAME		GRANT DATE		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Thomas P. Joyce, Jr.	Annual cash incentive compensation	3/18/2016	3/18/2016	$1,100,000	$2,200,000	$10,000,000	-	-	-	-	-	-
	Stock options(4)	2/24/2016	2/23/2016	-	-	-	-	-	-	198,676	$65.95	$3,762,923
	Restricted stock units(5)	2/24/2016	2/23/2016	-	-	-	-	32,787	-	-	-	$2,123,286
	Performance stock units(6)	2/24/2016	2/23/2016	-	-	-	8,197	32,787	65,574	-	-	$1,972,138
Daniel L. Comas	Annual cash incentive compensation	3/18/2016	3/18/2016	$538,973	$1,077,946	$10,000,000	-	-	-	-	-	-
	Stock options(4)	2/24/2016	2/23/2016	-	-	-	-	-	-	88,819	$65.95	$1,682,232
	Restricted stock units(5)	2/24/2016	2/23/2016	-	-	-	-	14,658	-	-	-	$949,252
	Performance stock units(6)	2/24/2016	2/23/2016	-	-	-	3,665	14,658	29,316	-	-	$881,679
William K. Daniel II	Annual cash incentive compensation	3/18/2016	3/18/2016	$456,340	$912,680	$10,000,000	-	-	-	-	-	-
	Stock options(4)	2/24/2016	2/23/2016	-	-	-	-	-	-	77,130	$65.95	$1,460,842
	Restricted stock units(5)	2/24/2016	2/23/2016	-	-	-	-	12,728	-	-	-	$824,265
	Performance stock units(6)	2/24/2016	2/23/2016	-	-	-	3,182	12,728	25,456	-	-	$765,589
Brian W. Ellis	Annual cash incentive compensation	3/18/2016	3/18/2016	$250,000	$500,000	$10,000,000	-	-	-	-	-	-
	Stock options(7)	2/24/2016	2/23/2016	-	-	-	-	-	-	23,378	$65.95	$442,779
	Stock options(8)	2/24/2016	2/23/2016	-	-	-	-	-	-	23,378	$65.95	$442,779
	Restricted stock units(9)	2/24/2016	2/23/2016	-	-	-	-	7,718	-	-	-	$499,818
	Restricted stock units(10)	2/24/2016	2/23/2016	-	-	-	-	3,858	-	-	-	$249,844
	Performance stock units(6)	2/24/2016	2/23/2016	-	-	-	965	3,858	7,716	-	-	$232,059
Angela S. Lalor	Annual cash incentive compensation	3/18/2016	3/18/2016	$332,193	$664,385	$10,000,000	-	-	-	-	-	-
	Stock options(7)	2/24/2016	2/23/2016	-	-	-	-	-	-	42,075	$65.95	$796,901
	Restricted stock units(10)	2/24/2016	2/23/2016	-	-	-	-	6,943	-	-	-	$449,629
	Performance stock units(6)	2/24/2016	2/23/2016	-	-	-	1,736	6,943	13,886	-	-	$417,621
James A. Lico	Annual cash incentive compensation	3/18/2016	3/18/2016	$531,250	$1,062,500	$10,000,000	-	-	-	-	-	-
	Stock options(4)	2/24/2016	2/23/2016	-	-	-	-	-	-	105,189	$65.95	$1,992,280
	Restricted stock units(5)	2/24/2016	2/23/2016	-	-	-	-	17,356	-	-	-	$1,123,975
	Performance stock units(6)	2/24/2016	2/23/2016	-	-	-	4,339	17,356	34,712	-	-	$1,043,963

(1)	These columns relate to 2016 cash award opportunities under Danaher’s 2007 Executive Incentive Compensation Plan. Please see “Proposal 4—Approval of Amendments to the Danaher Corporation 2007 Executive Incentive Compensation Plan and Material Terms of the Plan’s Performance Goals” for a description of such plan. The amounts actually paid pursuant to these 2016 award opportunities are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	These columns relate to awards granted under the 2007 Stock Incentive Plan, the terms of which apply to all of the equity awards described in this table. Please see “Proposal 3—Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals” for a description of such plan.

40 DANAHER 2017 PROXY STATEMENT

Compensation Tables

(3)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 2 to the Summary Compensation Table.

(4)	For a description of the vesting terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

(5)	For a description of the vesting terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

(6)	For a description of the vesting terms of the award, please see Footnote 5 to the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

(7)	For a description of the vesting terms of the award, please see Footnote 4 to the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

(8)	For a description of the vesting terms of the award, please see Footnote 9 to the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

(9)	For a description of the vesting terms of the award, please see Footnote 11 to the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

(10)	For a description of the vesting terms of the award, please see Footnote 10 to the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table summarizes outstanding equity awards for each named executive officer as of December 31, 2016. All of the awards set forth in the table below are governed by the terms and conditions of the 2007 Plan. As discussed in further detail in “Compensation Discussion and Analysis—Treatment of Equity-Based Compensation Upon Fortive Separation,” all of the share amounts and option exercise prices set forth below reflect adjustments pursuant to the anti-dilution provisions of the 2007 Plan to account for the Fortive Separation and preserve the intrinsic value of each award. Mr. Lico did not have any outstanding equity awards as of December 31, 2016, as all of his equity awards were converted into awards for shares of Fortive common stock in connection with the Fortive Separation.

		OPTION AWARDS					STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Thomas P. Joyce, Jr.	2/24/2016	-	198,676	(3)	$65.95	2/24/2026	-		-	-		-
	2/24/2015	-	164,111	(3)	$65.83	2/24/2025	-		-	-		-
	9/9/2014	-	50,419	(3)	$57.91	9/9/2024	-		-	-		-
	2/24/2014	-	70,544	(3)	$57.90	2/24/2024	-		-	-		-
	7/30/2013	33,171	66,345	(4)	$50.80	7/30/2023	-		-	-		-
	2/21/2013	-	87,444	(3)	$46.13	2/21/2023	-		-	-		-
	2/23/2012	47,312	47,312	(3)	$40.45	2/23/2022	-		-	-		-
	2/23/2011	102,372	-		$37.51	2/23/2021	-		-	-		-
	2/23/2010	125,989	-		$28.23	2/23/2020	-		-	-		-
	2/24/2009	160,184	-		$19.89	2/24/2019	-		-	-		-
	2/20/2008	72,251	-		$28.55	2/20/2018	-		-	-		-
	2/24/2016	-	-		-	-	-		-	32,787	(5)	$2,552,140
	2/24/2016	-	-		-	-	-		-	32,787	(6)	$2,552,140
	2/24/2015	-	-		-	-	-		-	54,162	(5)	$4,215,970
	2/24/2015	-	-		-	-	27,081	(7)	$2,107,985	-		-
	9/9/2014	-	-		-	-	20,166	(7)	$1,569,721	-		-
	2/24/2014	-	-		-	-	28,218	(7)	$2,196,489	-		-
	7/30/2013	-	-		-	-	39,806	(8)	$3,098,499	-		-
	2/21/2013	-	-		-	-	34,982	(7)	$2,722,999	-		-
	2/23/2012	-	-		-	-	18,926	(7)	$1,473,200	-		-

DANAHER 2017 PROXY STATEMENT 41

Compensation Tables

		OPTION AWARDS					STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Daniel L. Comas	2/24/2016		88,819	(3)	$65.95	2/24/2026	-		-	-		-
	2/24/2015	-	84,402	(3)	$65.83	2/24/2025	-		-	-		-
	5/15/2014	-	112,078	(4)	$56.70	5/15/2024	-		-	-		-
	2/24/2014	-	79,364	(3)	$57.90	2/24/2024	-		-	-		-
	2/21/2013	-	98,379	(3)	$46.13	2/21/2023	-		-	-		-
	2/23/2012	55,193	55,193	(3)	$40.45	2/23/2022	-		-	-		-
	2/23/2011	119,430	-		$37.51	2/23/2021	-		-	-		-
	2/23/2010	125,989	-		$28.23	2/23/2020	-		-	-		-
	2/24/2009	90,184	-		$19.89	2/24/2019	-		-	-		-
	2/24/2016	-	-		-	-	-		-	14,658	(5)	$1,140,979
	2/24/2016	-	-		-	-	-		-	14,658	(6)	$1,140,979
	2/24/2015	-	-		-	-	-		-	27,862	(5)	$2,168,778
	2/24/2015	-	-		-	-	13,931	(7)	$1,084,389	-		-
	5/15/2014	-	-		-	-	44,833	(8)	$3,489,801	-		-
	2/24/2014	-	-		-	-	31,749	(7)	$2,471,342	-		-
	2/21/2013	-	-		-	-	39,352	(7)	$3,063,160	-		-
	2/23/2012	-	-		-	-	22,080	(7)	$1,718,707	-		-
William K. Daniel II	2/24/2016		77,130	(3)	$65.95	2/24/2026	-		-	-		-
	2/24/2015	-	72,687	(3)	$65.83	2/24/2025	-		-	-		-
	5/15/2014	-	100,878	(4)	$56.70	5/15/2024	-		-	-		-
	2/24/2014	-	66,141	(3)	$57.90	2/24/2024	-		-	-		-
	2/21/2013	-	68,323	(3)	$46.13	2/21/2023	-		-	-		-
	2/23/2012	39,424	39,425	(3)	$40.45	2/23/2022	-		-	-		-
	2/23/2011	85,315	-		$37.51	2/23/2021	-		-	-		-
	2/23/2010	103,086	-		$28.23	2/23/2020	-		-	-		-
	2/24/2009	131,066	-		$19.89	2/24/2019	-		-	-		-
	2/24/2016	-	-		-	-	-		-	12,728	(5)	$990,748
	2/24/2016	-	-		-	-	-		-	12,728	(6)	$990,748
	2/24/2015	-	-		-	-	-		-	23,988	(5)	$1,867,226
	2/24/2015	-	-		-	-	11,994	(7)	$933,613	-		-
	5/15/2014	-	-		-	-	40,351	(8)	$3,140,922	-		-
	2/24/2014	-	-		-	-	26,460	(7)	$2,059,646	-		-
	2/21/2013	-	-		-	-	27,326	(7)	$2,127,056	-		-
	2/23/2012	-	-		-	-	15,772	(7)	$1,227,692	-		-
Brian W. Ellis	2/24/2016	-	23,378	(4)	$65.95	2/24/2026	-		-	-		-
	2/24/2016	-	23,378	(9)	$65.95	2/24/2026	-		-	-		-
	2/24/2016	-	-		-	-	-		-	7,718	(10)	$600,769
	2/24/2016	-	-		-	-	-		-	3,858	(11)	$300,307
	2/24/2016	-	-		-	-	-		-	3,858	(5)	$300,307

42 DANAHER 2017 PROXY STATEMENT

Compensation Tables

		OPTION AWARDS					STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Angela S. Lalor	2/24/2016	-	42,075	(4)	$65.95	2/24/2026	-		-	-		-
	2/24/2015	-	37,513	(4)	$65.83	2/24/2025	-		-	-		-
	5/15/2014	-	44,839	(4)	$56.70	5/15/2024	-		-	-		-
	2/24/2014	-	33,070	(4)	$57.90	2/24/2024	-		-	-		-
	2/21/2013	12,754	25,513	(4)	$46.13	2/21/2023	-		-	-		-
	5/8/2012	28,657	14,331	(4)	$40.97	5/8/2022	-		-	-		-
	2/24/2016	-	-		-	-	-		-	6,943	(5)	$540,443
	2/24/2016	-	-		-	-	-		-	6,943	(11)	$540,443
	2/24/2015	-	-		-	-	-		-	12,392	(5)	$964,593
	2/24/2015	-	-		-	-	6,196	(8)	$482,297	-		-
	5/15/2014	-	-		-	-	17,938	(8)	$1,396,294	-
	2/24/2014	-	-		-	-	13,230	(8)	$1,029,823	-		-
	2/21/2013	-	-		-	-	10,204	(8)	$794,279	-		-
	5/8/2012	-	-		-	-	10,318	(12)	$803,153	-		-
	5/8/2012	-	-		-	-	5,732	(8)	$446,179	-		-

(1)	With respect to the unexercisable options and unvested PSUs and RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options, PSUs or RSUs are a part.

(2)	Market value is calculated based on the closing price of Danaher’s Common Stock on December 30, 2016 as reported on the NYSE ($77.84 per share), times the number of shares.

(3)	The option award was granted subject to time-based vesting conditions such that one-half of the award is exercisable on each of the fourth and fifth anniversaries of the grant date.

(4)	The option award was granted subject to time-based vesting conditions such that one-third of the award is exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(5)	The number of shares of Common Stock that vest pursuant to the PSU award is based on the Company’s total shareholder return (TSR) ranking relative to the S&P 500 Index over a three-year performance period. Payout at 100% of the target level requires that the Company achieve above-median performance and rank at the 55th percentile of the S&P 500 Index, while the PSUs pay out at 200% for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and zero percent for performance below the 35th percentile. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Notwithstanding the above, if the Company’s absolute TSR performance for the period is negative a maximum of 100% of the target PSUs will vest (regardless of how strong the Company’s performance is on a relative basis), and if the Company’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest. Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Company Common Stock following the fifth anniversary of the commencement of the performance period. The number of PSU shares and payout value reported in the table reflect maximum-level performance, in the case of the 2015 PSUs, and target-level performance, in the case of the 2016 PSUs.

(6)

The RSU award was granted subject to time-based vesting conditions such that one-half of the award vests on each of the fourth and fifth anniversaries of the grant date, and performance-based vesting conditions requiring that (A) Danaher complete four consecutive fiscal quarters starting after the grant date and ending on or prior to the tenth anniversary of the grant date in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended December 31, 2015 and (y) Danaher achieves positive net income; and (B) the Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined as fully diluted earnings per share as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”) but excluding (1) unusual or infrequently occurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the Committee may either apply the changed accounting principle to the baseline period and the full performance period, or exclude the impact of the change in accounting principle from both periods), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or

DANAHER 2017 PROXY STATEMENT 43

Compensation Tables

divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that during the baseline period or the performance period is or becomes a discontinued operation, (b) as to which control is lost during the baseline period or the performance period, or (c) as to which the Company sells or divests its interest in the baseline period or the performance period, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to any business as to which the Company acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities related to any business as to which the Company acquired a whole or partial interest and identified as of the acquisition date, and (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, and (7) the impact of any discrete income tax charges or benefits recorded in the performance period or baseline period if such charges in aggregate exceed $10 million during the respective period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii) and (6)(iv), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and performance periods are excluded.

(7)	The RSU award was granted subject to both time-based and performance-based vesting conditions and as of December 31, 2016, Danaher’s Compensation Committee has certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-half of the award vests on each of the fourth and fifth anniversaries of the grant date.

(8)	The RSU award was granted subject to both time-based and performance-based vesting conditions and as of December 31, 2016, Danaher’s Compensation Committee has certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-third of the award vests on each of the third, fourth and fifth anniversaries of the grant date.

(9)	The option award was granted subject to time-based vesting conditions such that one-fifth of the award is exercisable on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(10)	The RSU award was granted subject to time-based vesting conditions such that one-fifth of the award vests on each of the first five anniversaries of the grant date, and the performance-based vesting condition set forth in Footnote 6.

(11)	The RSU award was granted subject to time-based vesting conditions such that one-third of the award vests on each of the third, fourth and fifth anniversaries of the grant date, and the performance-based vesting condition set forth in Footnote 6.

(12)	The RSU award was granted subject to both time-based and performance-based vesting conditions, and as of December 31, 2016, Danaher’s Compensation Committee has certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-fifth of the award vests on each of the first five anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2016

The following table summarizes stock option exercises and the vesting of stock awards with respect to our named executive officers in 2016. All of the share amounts set forth below have been adjusted to reflect the Fortive Separation adjustment factor (irrespective of whether the exercise/vesting was before or after the Separation).

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Thomas P. Joyce, Jr.	105,705	$4,944,579	59,304	$4,222,774
Daniel L. Comas	214,501	$10,827,696	45,966	$3,035,418
William K. Daniel II	34,565	$1,470,961	32,836	$2,168,331
Brian W. Ellis	-	-	-	-
Angela S. Lalor	-	-	21,152	$1,513,017
James A. Lico	132,230	$5,489,771	39,401	$2,601,874

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher Common Stock at the time of exercise.

(2)	Calculated by multiplying the number of shares acquired times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

44 DANAHER 2017 PROXY STATEMENT

Compensation Tables

Potential Payments Upon Termination or Change-of-Control as of 2016 Fiscal Year-End

The following table describes the payments and benefits that each named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2016. Where benefits are based on the market value of Danaher’s Common Stock, we have used the closing price of Danaher’s Common Stock as reported on the NYSE on December 30, 2016 ($77.84 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to:

•	receive all payments generally provided to salaried employees on a non-discriminatory basis upon termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) Plan distributions;

•	receive accrued, vested balances under the EDIP and the Cash Balance Plan (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero); and

•	exercise vested stock options (except that under the terms of the 2007 Plan and the 1998 Plan, no employee can exercise any outstanding equity award after termination for gross misconduct). The terms of the Cash Balance Plan, the EDIP, the 2007 Plan and the 1998 Plan are described under “Summary of Employment Agreements and Plans.”

Mr. Lico received no payments or benefits in connection with his voluntary termination of employment in July 2016 in connection with the Separation, other than any applicable items described above.

NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION/CHANGE-OF-CONTROL EVENT(1)
		TERMINATION WITHOUT CAUSE	RETIREMENT	DEATH(2)
Thomas P. Joyce, Jr.	Value of unvested stock options that would be accelerated(3)(4)	$6,865,871	$1,337,177	$13,080,543
	Value of unvested RSUs and PSUs that would be accelerated(3)(4)	$11,415,049	$5,096,747	$13,031,351
	Benefits continuation(5)	$16,399	-	-
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan(4)	$4,820,000	-	-
	Total:	$23,117,319	$6,433,924	$26,111,894
Daniel L. Comas	Value of unvested stock options that would be accelerated	-	-	$11,204,837
	Value of unvested RSUs and PSUs that would be accelerated	-	-	$10,724,230
	Benefits continuation(5)	$16,399	-	-
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan(6)	$862,357	-	-
	Total:	$878,756	-	$21,929,067
William K. Daniel II	Value of unvested stock options that would be accelerated	-	-	$8,882,082
	Value of unvested RSUs and PSUs that would be accelerated	-	-	$8,587,443
	Benefits continuation(5)	$16,399	-	-
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan(6)	$730,144	-	-
	Value of unvested EDIP balance that would be accelerated(7)	-	-	$553,762
	Total:	$746,543	-	$18,023,287
Brian W. Ellis	Value of unvested stock options that would be accelerated	-	-	$555,929
	Value of unvested RSUs and PSUs that would be accelerated	-	-	$452,696
	Benefits continuation (5)	$16,399	-	-
	Cash payments under Senior Leader Severance Pay Plan(6)	$500,000	-	-
	Value of unvested EDIP balance that would be accelerated(7)	-		$65,889
	Total:	$516,399	-	$1,074,514
Angela S. Lalor	Value of unvested stock options that would be accelerated	-	-	$3,895,516
	Value of unvested RSUs and PSUs that would be accelerated	-	-	$4,758,638
	Benefits continuation(5)	$16,399	-	-
	Cash payments under Senior Leader Severance Pay Plan(6)	$1,284,770	-	-
	Value of unvested EDIP balance that would be accelerated(7)	-	-	$438,011
	Total:	$1,301,169	-	$9,092,165

DANAHER 2017 PROXY STATEMENT 45

Compensation Tables

The values reflected in the table above and the footnotes below relating to the acceleration of stock options, RSUs and PSUs reflect the intrinsic value (that is, the value based on the price of Danaher’s Common Stock, and in the case of stock options minus the exercise price) of the options, RSUs and PSUs (with respect to PSUs, assuming target-level performance in the case of death and in the case of retirement or termination without cause, if applicable, assuming achievement of maximum-level performance for 2015 PSUs and target-level performance for 2016 PSUs) that would vest or would have vested as a result of the specified event of termination or change-of-control occurring as of December 31, 2016.

(1)	For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan and under the 2007 Plan, respectively, please see “Proposal 3” and “Summary of Employment Agreements and Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan and the 2007 Plan, respectively), Danaher’s Board does not accelerate the vesting of any unvested RSUs, PSUs or stock options held by the named executive officers. If a change-of-control had occurred as of December 31, 2016 and Danaher’s Board had allowed the unvested RSUs, PSUs and stock options held by the named executive officers to accelerate, the intrinsic value of the stock options, RSUs and PSUs held by these officers that would have been accelerated would have been as follows (no tax reimbursement or gross-up payments would have been triggered by such accelerations): Stock options: Mr. Joyce, $13,080,543; Mr. Comas, $11,204,837; Mr. Daniel, $8,882,082; Mr. Ellis, $555,929; and Ms. Lalor, $3,895,516. RSUs and PSUs: Mr. Joyce, $20,381,159; Mr. Comas, $15,193,745; Mr. Daniel, $12,404,038; Mr. Ellis, $1,201,383; and Ms. Lalor, $6,515,208.

(2)	The terms of the 2007 Plan provide for accelerated vesting of a participant’s stock options and a pro rata portion of a participant’s RSUs and PSUs (at target value) if the participant dies during employment. For a description of these provisions under the 2007 Plan, please see “Proposal 3.”

(3)	If Mr. Joyce had retired as of December 31, 2016, he would have qualified for “early retirement” treatment under the terms of the 2007 Plan, which provide for continued vesting of a pro rata portion of the participant’s stock options, RSUs and PSUs (based on the actual performance level achieved) upon early retirement. For a description of these provisions under the 2007 Plan, please see “Proposal 3.”

(4)	Under the terms of the Proprietary Interest Agreement that Mr. Joyce has entered into with Danaher, upon a termination without cause Mr. Joyce would be entitled to (a) acceleration of the time-based vesting for a pro rata portion of his outstanding equity awards, and (b) certain cash payments. For a summary of the provisions relating thereto (and a summary of his post-employment restrictive covenant obligations), please see “Summary of Employment Agreements and Plans.” Under the terms of such agreement, following a termination without cause or retirement Mr. Joyce would not receive any payout pursuant to his PSU awards until completion of the performance and holding periods and determination of actual performance levels.

(5)	Please see “Summary of Employment Agreements and Plans” for a description of the benefits each officer would be entitled to under Danaher’s Senior Leader Severance Pay Plan.

(6)	Please see “Summary of Employment Agreements and Plans” for a description of the cash payments each officer would be entitled to if Danaher terminates the officer’s employment without cause, as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.

(7)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

46 DANAHER 2017 PROXY STATEMENT

Compensation Tables

2016 Nonqualified Deferred Compensation

The table below sets forth for each named executive officer information regarding participation in the EDIP. There were no withdrawals by or distributions to any of the named executive officers from the EDIP in 2016. For a description of the EDIP, please see “Summary of Employment Agreements and Plans – Executive Deferred Incentive Program.”

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS IN LAST FY ($)(3)	AGGREGATE BALANCE AT LAST FYE ($)(4)
Thomas P. Joyce, Jr.	EDIP	$794,135	$300,000	$881,653	$10,238,896
Daniel L. Comas	EDIP	0	$184,815	$309,725	$3,121,130
William K. Daniel II	EDIP	$109,274	$92,138	$183,532	$2,154,825
Brian W. Ellis	EDIP	0	$55,200	$10,689	$65,889
Angela S. Lalor	EDIP	$411,973	$72,488	$64,259	$1,342,546
James A. Lico	EDIP	$100,000	$157,770	$258,634	0	(5)

(1)	Consists of contributions to the EDIP of the following amounts reported in the Summary Compensation Table:

NAME	2016 SALARY (REPORTED IN SUMMARY COMPENSATION TABLE FOR 2016)	NON-EQUITY INCENTIVE PLAN COMPENSATION EARNED WITH RESPECT TO 2015 BUT DEFERRED IN 2016 (REPORTED IN SUMMARY COMPENSATION TABLE FOR 2015)
Thomas P. Joyce, Jr.	$274,135	$520,000
Daniel L. Comas	-	-
William K. Daniel II	$109,274	-
Brian W. Ellis	-	N/A
Angela S. Lalor	-	$411,973
James A. Lico	-	$100,000

(2)	The amounts set forth in this column are included as 2016 compensation under the “All Other Compensation” column in the 2016 Summary Compensation Table.

(3)	None of the amounts set forth in this column are included as compensation in the 2016 Summary Compensation Table. For a description of the EDIP earnings rates, please see “Summary of Employment Agreements and Plans.” The table below shows each earnings option that was available under the EDIP as of December 31, 2016 and the rate of return for each such option for the calendar year ended December 31, 2016 (the rate of return is net of investment management fees, fund expenses and administrative charges, as applicable):

EDIP INVESTMENT OPTION	RATE OF RETURN FROM JANUARY 1, 2016 THROUGH DECEMBER 31, 2016 (%)	EDIP INVESTMENT OPTION	RATE OF RETURN FROM JANUARY 1, 2016 THROUGH DECEMBER 31, 2016 (%)
Fidelity Institutional Money Market Fund	0.29%	Fidelity Low-Priced Stock Commingled Pool	9.72%
LifePath Index 2020 Non-Lendable Fund G	6.70%	T. Rowe Price Large Cap Core Growth	1.17%
LifePath Index 2025 Non-Lendable Fund G	7.28%	Vanguard Total International Stock Index Fund	4.70%
LifePath Index 2030 Non-Lendable Fund G	7.79%	Fidelity Strategic Real Return Fund	9.09%
LifePath Index 2035 Non-Lendable Fund G	8.28%	Fidelity Equity Income Fund – Class K	17.52%
LifePath Index 2040 Non-Lendable Fund G	8.68%	Dodge & Cox International Stock Fund	8.26%
LifePath Index 2045 Non-Lendable Fund G	8.93%	Fidelity Managed Income Portfolio II – Class 3	1.73%
LifePath Index 2050 Non-Lendable Fund G	8.99%	Vanguard Total Bond Market Index	2.61%
LifePath Index 2055 Non-Lendable Fund G	8.97%	Fidelity 500 Index Fund – Institutional Premium Class	11.97%
LifePath Index 2060 Non-Lendable Fund G	8.96%	Bond Fund	3.65%
LifePath Index Retirement Non-Lendable Fund G	6.18%	Fidelity Extended Market Index Fund – Premium Class	16.10%
Danaher Stock Fund	11.19%	Active Small Cap Equity Fund	18.87%
Cohen & Steers Realty Shares Fund	5.61%	PIMCO All Asset Fund Institutional Class	13.34%

DANAHER 2017 PROXY STATEMENT 47

Compensation Tables

(4)	The table below indicates for each named executive officer how much of the EDIP balance set forth in this column has been reported as compensation in the Summary Compensation Table with respect to 2006 and subsequent years:

NAME	AMOUNT INCLUDED IN “AGGREGATE BALANCE AT LAST FYE” COLUMN THAT HAS BEEN REPORTED AS COMPENSATION IN SUMMARY COMPENSATION TABLE IN 2006 AND SUBSEQUENT YEARS ($)
Thomas P. Joyce, Jr.	$5,164,051
Daniel L. Comas	$1,131,234
William K. Daniel II	$1,155,445
Brian W. Ellis	$55,200
Angela S. Lalor	$1,055,660

(5)	In connection with the Separation, Mr. Lico’s EDIP balance of $5,559,999 was transferred to his account in Fortive’s non-qualified deferred compensation plan.

2016 Pension Benefits

The table below shows as of December 31, 2016, the present value of accumulated benefits payable to the named executive officers, as applicable, under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Code. Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was frozen with respect to substantially all participants under the plan (including Messrs. Joyce, Comas and Lico) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including Messrs. Joyce, Comas and Lico) now increase each year at a rate equal to the annual rate of interest on 30-year Treasury securities for the month of November immediately preceding the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2016 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.85%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 10 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2016. There were no payments made to any named executive officers under the Cash Balance Plan in 2016.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)
Thomas P. Joyce, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$122,873
Daniel L. Comas	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$79,059
William K. Daniel II	-	-	-
Brian W. Ellis	-	-	-
Angela S. Lalor	-	-	-
James A. Lico	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	6.4	$84,770

(1)	Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.

(2)	Calculated as of December 31, 2016, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2016.

48 DANAHER 2017 PROXY STATEMENT

SUMMARY OF EMPLOYMENT AGREEMENTS AND PLANS

Following is a description of (1) named executive officer employment agreements, and (2) the cash incentive compensation, equity compensation, non-qualified deferred compensation and severance pay plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

Employment Agreements

Named Executive Officer Proprietary Interest Agreements

We have entered into an agreement with each of Messrs. Joyce, Comas, Daniel and Ellis and Ms. Lalor under which each such officer is subject to certain covenants designed to protect Danaher’s proprietary interests (each, a “Proprietary Interest Agreement”). We had also entered into substantially the same agreement with Mr. Lico. Except as set forth below, the terms of the agreements to which each such named executive officer is a party are substantially the same. During and for specified periods after the officer’s employment with us, subject to certain customary exceptions, the officer is prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about us; competing with us; selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise; hiring or soliciting any of our current or recent employees, or otherwise assisting or encouraging any of our employees to leave us; interfering with our vendor relationships; or developing competing products or services. Each officer also agrees that with limited exceptions all intellectual property that the officer develops in connection with the officer’s employment with us belongs to us, and assigns us all rights the officer may have in any such intellectual property.

Under the Proprietary Interest Agreements (except for Ms. Lalor’s and Mr. Ellis’ agreements, which provide for no cash consideration), if we terminate the officer’s employment without cause the officer is entitled to an amount equal to nine months of base salary, plus severance pay equal to three months’ salary if the officer signs our standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is generally defined as the officer’s (a) dishonesty, fraud or other willful misconduct or gross negligence; (b) conviction of or pleading guilty or no contest to a felony, misdemeanor (other than a traffic violation) or other crime that would impair his ability to perform his duties or Danaher’s reputation; (c) refusal or willful failure to satisfactorily perform his duties or comply with our standards, policies or procedures; (d) material breach of the agreement; (e) death; or (f) termination because of illness that results in the officer’s absence from work on a full-time basis for twelve consecutive months.

In connection with Mr. Joyce’s promotion to President and CEO in September 2014, we amended Mr. Joyce’s Proprietary Interest Agreement to provide that if Danaher terminates Mr. Joyce’s employment without cause, in addition to the 12 months of base salary already provided for under the agreement and as additional consideration for Mr. Joyce’s obligations under the agreement, Danaher will (1) pay him an amount equal to the average of the annual cash incentive compensation awards paid to him with respect to the three most recent, completed calendar years prior to the date of termination (the “Three-Year Average Annual Bonus”), (2) pay him an amount equal to a prorated portion of the Three-Year Average Annual Bonus (capped at 250% of his annual base salary rate as of the termination date), based on the number of days he is employed by Danaher in the year of termination divided by 365, and (3) accelerate the time-based vesting applicable to his outstanding equity awards such that a pro rata portion of such awards will be deemed vested, based on the number of days between the grant date and termination date divided by the total number of days in the original vesting term of the award. All other provisions of Mr. Joyce’s Proprietary Interest Agreement remain the same.

Letter Agreement with Brian W. Ellis

Danaher entered into a letter agreement with Mr. Ellis on November 20, 2015 in connection with his hiring as Danaher’s Senior Vice President-General Counsel in January 2016. Pursuant to the letter agreement, Mr. Ellis’ employment is on an at-will basis and he is entitled to:

•	an annual base salary of $500,000 (subject to periodic review), payable in accordance with the Company’s usual payroll practices;

•	participate in Danaher’s annual cash incentive compensation program for executive officers, with a target annual bonus percentage equal to 100% of base salary (subject to periodic review);

•	a “new hire” equity compensation grant with a target award value of $1,000,000 split evenly between performance-based restricted stock units and stock options, with vesting 20% per year on each of the first five anniversaries of the grant date (subject to continued employment in each case);

•

a 2016 annual equity compensation grant with a target award value of $1,000,000 divided into 50% stock options, 25% performance-based restricted stock units and 25% performance stock units, with 1/3 of such stock options and performance-based

DANAHER 2017 PROXY STATEMENT 49

Summary of Employment Agreements and Plans

restricted stock units vesting on each of the third, fourth and fifth anniversaries of the grant date (subject to continued employment in each case) and the performance stock units subject to the same performance and holding requirements as applicable to all executive officers;

•	cash signing bonuses of (1) $175,000, which was paid within 30 days of Mr. Ellis’ employment start date and is not subject to repayment, and (2) $300,000, of which one-half was paid within 30 days of Mr. Ellis’ employment start date, and the remainder was paid within 30 days of the first anniversary of Mr. Ellis’ employment start date and is subject to repayment if Mr. Ellis resigns or is terminated for cause prior to the second anniversary of his employment start date;

•	participate in the Company’s Executive Deferred Incentive Program and in the employee benefit plans that the Company maintains for exempt employees generally, as well as tax and financial planning advice and relocation benefits; and

•	participate in the Company’s Senior Leaders Severance Pay Plan, provided that the amount of severance he is eligible for under such plan is equal to his annual base salary at the time of termination.

Letter Agreement with Angela S. Lalor

Danaher entered into a letter agreement with Ms. Lalor on March 19, 2012 in connection with her hiring as Danaher’s Senior Vice President-Human Resources in April 2012. Pursuant to the letter agreement, Ms. Lalor is entitled to:

•	a cash signing bonus of $1.2 million, which was paid in equal installments on each of the first four anniversaries of her start date;

•	a retention bonus of $2.4 million payable in three equal installments within 30 days of the eighth, ninth and tenth anniversaries of Ms. Lalor’s employment start date, respectively (subject in each case to continued employment and timely execution of a general release of claims in favor of the Company); and

•	participate in the Company’s Senior Leaders Severance Pay Plan, provided that the amount of severance she is eligible for under such plan is equal to the product of (1) her annual base salary at the time of termination and (2) the sum of 100% plus her target annual bonus percentage under the Company’s annual cash incentive compensation plan as of the time of termination.

Officers’ and Directors’ Indemnification and Insurance

Danaher’s Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Danaher, or by reason of serving at Danaher’s request as a director or officer of any other entity, subject to certain exceptions. Danaher’s Bylaws provide for similar indemnification rights. In addition, each of Danaher Corporation’s directors and executive officers has executed an indemnification agreement with Danaher that provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. Danaher also has in effect directors and officers liability insurance covering all of Danaher’s directors and officers.

2007 Stock Incentive Plan and 1998 Stock Option Plan

For a description of the material terms of Danaher Corporation’s 2007 Stock Incentive Plan, as proposed to be amended and restated, please see “Proposal 3—Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals.” No further awards may be issued under the 1998 Plan but previously-awarded stock options remain outstanding under such plan. The provisions of the 1998 Plan relating to adjustments upon a change in capitalization, corporate changes, treatment of awards upon termination of employment and plan amendments/terminations are substantially similar to the comparable provisions in the 2007 Plan.

2007 Executive Incentive Compensation Plan

For a description of the material terms of Danaher Corporation’s 2007 Executive Incentive Compensation Plan, as proposed to be amended and restated, please see “Proposal 4—Approval of Amendments to the Danaher Corporation 2007 Executive Incentive Compensation Plan and Material Terms of the Plan’s Performance Goals.”

For 2016, the Committee assigned each officer a target bonus percentage representing a percentage of the officer’s base salary as of March 31, 2016 (Mr. Joyce’s target bonus percentage was set at 200%, Mr. Ellis’ at 100%, Ms. Lalor’s at 110% and the rest of the named executive officers at 125%). Subject to Danaher’s achievement of positive net income for the year, each named executive officer would be eligible for a bonus equal to the target bonus amount multiplied by the Composite Payout Percentage (which is the sum of the Company Payout Percentage (weighted 60%) and the Personal Payout Percentage (weighted 40%)), subject to the Committee’s exercise of discretion. The Company Payout Percentage is based on Company performance against targets based on two

50 DANAHER 2017 PROXY STATEMENT

Summary of Employment Agreements and Plans

objective metrics: 2016 Adjusted EPS1 (weighted 80%); and 2016 free cash flow-to-adjusted net income ratio, or Free Cash Flow Ratio2 (weighted 20%).

Executive Deferred Incentive Program

Voluntary Contributions and Company Contributions. The Executive Deferred Incentive Program, or EDIP, is a non-qualified, unfunded deferred compensation program for selected management associates of Danaher and its subsidiaries. Each EDIP participant may elect to defer into the program up to 85% of his or her salary and/or up to all of his or her non-equity incentive compensation with respect to a given plan year. All amounts deferred under the EDIP are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are the same as the investment alternatives offered under our 401(k) Plan (except for a real estate mutual fund that is offered under the EDIP and not under the 401(k) Plan, and except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Danaher Common Stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. In addition, as of January 1 of each plan year (or in the case of a new participant, on a pro rata basis as of such later date during the year when the person begins participating in the EDIP), Danaher credits to the account of each participant an amount equal to the product of:

•	the sum of the participant’s base salary and target bonus as of the end of the prior year; and

•	a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

The Danaher Common Stock investment alternative applies to all amounts that Danaher credits to a participant’s account.

Vesting. Participants are at all times fully vested in amounts they voluntarily defer into their accounts. A participant vests in the amounts that Danaher credits to his or her account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

[1]	“Adjusted EPS” means fully diluted earnings per share for the year ended December 31, 2016 as determined pursuant to GAAP, but excluding the Adjustment Items. The Adjustment Items are defined as (1) unusual or infrequently occurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the Committee may either apply the changed accounting principle to the baseline period and the full performance period, or exclude the impact of the change in accounting principle from both periods), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that during 2015 or 2016 became a discontinued operation, (b) as to which control was lost in 2015 or 2016, or (c) as to which the Company divested its interest in 2015 or 2016, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to any business as to which the Company acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities related to any business as to which the Company acquired a whole or partial interest and identified as of the acquisition date, (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, and (v) all gains and charges associated with any business as to which the Company acquired a whole or partial interest on or after January 1, 2016, (7) the impact of any discrete income tax charges or benefits recorded in the performance period or baseline period if such charges in aggregate exceed $10 million during the respective period, and (8) all non-cash amortization charges; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii) and (6)(iv), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the relevant period are excluded.
[2]	“Free Cash Flow Ratio” is defined as (A) the Company’s GAAP operating cash flow from continuing operations for the year ended December 31, 2016, less 2016 purchases of property, plant and equipment from continuing operations; but excluding the cash flow impact of any item that is excluded from Adjusted Net Income (as defined below) as a result of the Adjustment Items, divided by (B) the Company’s GAAP net income for the year ended December 31, 2016 but excluding the Adjustment Items (“Adjusted Net Income”).

DANAHER 2017 PROXY STATEMENT 51

Summary of Employment Agreements and Plans

•	If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance until after his or her employment with Danaher terminates. If the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero. A participant that is not 100% vested in the Danaher contributions that have been made to his or her account receives his or her vested EDIP account balance in a lump sum six months following termination from the EDIP. A participant that is 100% vested in the Danaher contributions that have been made to his or her account may generally elect to receive distributions from his or her EDIP account in either a lump sum or annual installments over two, five or ten years (with payments beginning as early as immediately after termination for amounts vested as of December 31, 2004, or 6 months, 1 year or 2 years following termination, at the participant’s election, for other vested amounts). Whether a participant elects to receive distributions in a lump sum or in annual installments, he or she may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock; provided that all balances subject to the Danaher Common Stock investment alternative must be distributed in shares of Danaher Common Stock.

Senior Leader Severance Pay Plan

Each of Danaher’s executive officers (in addition to certain other categories of employees as specified in the plan) is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” (as defined below) and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of the Company for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement. Notwithstanding the above description: (1) under the letter agreement Danaher entered into with Ms. Lalor on March 19, 2012, the amount of severance she is eligible for under the Senior Leader Severance Pay Plan is equal to the product of (i) her annual base salary at the time of termination and (ii) the sum of 100% plus her target annual bonus percentage under the Company’s annual cash incentive compensation plan as of the time of termination; and (2) under the letter agreement Danaher entered into with Mr. Ellis on November 20, 2015, the amount of severance he is eligible for under the Senior Leader Severance Pay Plan is equal to his annual base salary at the time of termination

Under the plan, “cause” is defined as (1) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to, or any other action in willful disregard of the interests of, Danaher or its affiliates; (2) the employee’s conviction of, or pleading guilty or no contest to (i) a felony, (ii) any misdemeanor (other than a traffic violation), or (iii) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of Danaher or its affiliates; (3) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (4) the employee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Standards of Conduct as amended from time to time; (5) the employee’s violation of any restrictive covenant agreement with Danaher or its affiliates; (6) the employee’s engaging in any activity that is in conflict with the business purposes of Danaher or its affiliates (as determined in the sole discretion of Danaher and its affiliates); or (7) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under the plan.

52 DANAHER 2017 PROXY STATEMENT

PROPOSAL 3 — APPROVAL OF AMENDMENTS TO THE DANAHER CORPORATION 2007 STOCK INCENTIVE PLAN AND MATERIAL TERMS OF THE PLAN’S PERFORMANCE GOALS

Introduction

Danaher’s shareholders adopted the Danaher Corporation 2007 Stock Incentive Plan on May 15, 2007 and the plan has subsequently been amended and restated. The Board is seeking shareholder approval for an increase in the number of shares authorized under the Plan and the other amendments described below, as well as re-approval of the material terms of the plan’s performance goals for purposes of Section 162(m).

Increase in Share Reserve

We are requesting that shareholders approve a 51,000,000 share increase in the 2007 Plan share reserve. The table below sets forth details as of February 28, 2017 regarding the two Danaher plans under which future equity awards may be issued (the 2007 Plan and the EDIP). As discussed in further detail in “Compensation Discussion and Analysis—Treatment of Equity-Based Compensation Upon Fortive Separation,” the share amounts set forth below reflect adjustments as applicable pursuant to the anti-dilution provisions of the 2007 Plan and EDIP, as applicable, to account for the Fortive Separation.

Information Regarding Plans Under Which Future Equity Awards May Be Issued

CATEGORY	2007 PLAN	2007 PLAN (ASSUMED FROM UNUSED PALL CORPORATION SHARE AUTHORIZATION)	EDIP

Shares currently authorized	75,846,408	6,611,527	4,862,154

Shares issued	28,405,551	75,374	1,614,945

Shares reserved for issuance pursuant to outstanding awards	24,303,728	1,057,168. Upon shareholder approval of Proposal 3, shares reserved for issuance under awards granted under this unused Pall authorization will be deemed authorized under the general share reserve of the 2007 Plan	1,625,381

Shares available for use in connection with future awards	23,137,129. These unused shares will remain available for awards under the 2007 Plan whether or not the Company’s shareholders approve Proposal 3.	5,478,985. Upon shareholder approval of Proposal 3, the Company will disclaim this unused Pall authorization and no further awards will be made from this authorization.	1,621,828

Additional shares to be approved by shareholders per this Proposal	51,000,000	0	0

Total authorized shares under 2007 Plan upon shareholder approval of Proposal 3 (“Maximum Share Limit”)	126,846,408

DANAHER 2017 PROXY STATEMENT 53

Proposal 3 — Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals

The table below sets forth details as of February 28, 2017 regarding shares underlying all outstanding equity awards (including awards under the 2007 Plan and EDIP, as well as awards under equity plans from which no future awards may be issued (the 1998 Plan, Pall Corporation 2012 Stock Compensation Plan, as amended (the “Pall Plan”), the Cepheid 2006 Equity Incentive Plan, as amended and the Cepheid 2015 Equity Incentive Plan (collectively, the “Cepheid Plans”)).

Information Regarding All Outstanding Equity Awards

Reserved for issuance pursuant to outstanding stock options	21,339,188
Weighted average exercise price of outstanding stock options	$57.55
Weighted average remaining term of outstanding stock options	6.9 years
Reserved for issuance pursuant to outstanding full-value awards	6,597,357

Finally, in administering our stock compensation plans, we consider both our “burn rate” and our “overhang”:

Burn Rate and Overhang

DEFINITION	CATEGORY	DATA
We define “burn rate” in a given year as the total number of shares of Common Stock that underlie the equity compensation awards granted in that year, divided by the undiluted weighted average shares of Common Stock outstanding during the year.	Danaher 2016 Burn Rate	1.00%
	Danaher Average Burn Rate, 2014-2016	0.86%
	Peer Company Median Burn Rate, 2013-2015	0.89%

We define “overhang” as of a given date as the sum of the total number of shares of Common Stock that underlie outstanding equity awards plus the total number of shares available for issuance under our equity compensation plans as of such date (in aggregate these are referred to as “total plan shares”), divided by the sum of total plan shares and shares of Common Stock outstanding as of such date.	Danaher Overhang (2/28/17)[3]	7.06%
	Danaher Pro Forma Overhang (2/28/17) (assumes that the additional shares for which we are seeking shareholder approval were authorized as of February 28, 2017)[3]	13.00%
	Peer Company Median Overhang (based on each peer’s most recently available Annual Report on Form 10-K)	9.04%

We believe that our overhang (on an actual basis and on a pro forma basis) and our burn rate are reasonable in relation to our peer group and reflect a judicious use of equity for compensation purposes. In assessing our overhang, we also believe it is important to take into account that we apply vesting periods to our equity awards that are longer than typical for our peer group and we encourage option holders to hold their awards for extended periods of time after vesting. We believe both of these factors have the effect of extending the period during which the average equity award is reflected in the Company’s overhang calculation.

If Proposal 3 is approved, we believe the shares available under the Plan will be sufficient to satisfy the Company’s equity compensation requirements for the duration of the Plan, although the actual duration of the reserve will depend significantly on the Company’s level of acquisition activity in the future. We believe this represents an appropriate share reserve under the Plan, particularly in light of the Company’s historically aggressive acquisition program and growth trajectory.

Other Amendments and Approval of Performance Goals

The proposed amendments would also:

•	transition from a sublimit on the number of shares that may be granted pursuant to full-value awards to a fungible share reserve that counts grants of full-value awards against the share reserve at a ratio of 3.56:1 (such that (1) each share of Common Stock subject to any award other than an option or SAR (“full value award”) and granted before February 28, 2017 counts against the Maximum Share Limit as one share of Common Stock, (2) each share of Common Stock subject to a full value award and granted after February 28, 2017 counts against the Maximum Share Limit as 3.56 shares of Common Stock, and (3) if after February 28, 2017 any full value award expires, is canceled, forfeited, cash-settled, exchanged or assumed by a third party or terminates for any other reason, in each case without a distribution of shares of Common Stock to the participant, each share of Common Stock available under that award will be added back to the Maximum Share Limit as 3.56 shares of Common Stock);

•	provide for cash-based awards (subject to an annual limit of $10 million (which amount is doubled in the initial year of hire) per employee participant) and re-title the plan the “2007 Omnibus Incentive Plan”;

•	reduce the annual cap on the number of shares of Common Stock that may be awarded to any individual (1) under options or SARs to 1,000,000, and (2) under any other type of award intended to be “qualified performance based compensation” under Section 162(m) to 500,000, provided that these caps are doubled in the initial year of hire;

[3]	Excludes 5,478,985 shares available for issuance assumed from the unused Pall Corporation share authorization, because upon shareholder approval of Proposal 3 the Company will disclaim this unused Pall authorization and no further awards will be made from this authorization.

54 DANAHER 2017 PROXY STATEMENT

Proposal 3 — Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals

•	extend the Plan term to May 9, 2027;

•	implement an $800,000 cap ($1,300,000 for any non-management Board chair or vice chair (or similar role)) on the annual cash and equity compensation (based on grant date fair value) that may be awarded to any individual, non-management director;

•	provide for dividends or dividend equivalents to be paid on awards other than options and SARs, if so provided by the Committee, but subject to any time-based or performance-based vesting conditions applicable to the underlying award;

•	update the tax withholding provision and permit tax withholding at any rate that would not cause adverse accounting consequences for the Company and is permitted under applicable rules of the IRS or other applicable regulatory entity;

•	modify the definition of “Substantial Corporate Change” to (1) refer to the acquisition by a person, entity or group of more than 50% of the Company’s shares by voting power (in place of the current standard of 100%), and (2) add a provision relating to the turnover of a majority of the Company’s Board members, subject to certain exceptions (provided that notwithstanding this modification, the Board still retains discretion whether or not to cash-out or accelerate the vesting of any equity awards upon a Substantial Corporate Change);

•	update the list of permissible performance criteria and eliminate the provision requiring that 162(m)-compliant performance-based awards be subject to an incremental performance requirement (in addition to the primary performance requirement) of four quarters of positive net income following grant date;

•	with respect to all equity awards granted following the date of the 2017 Annual Meeting, implement a minimum one-year vesting or performance requirement (in place of the existing minimum vesting requirements of one-year for performance-based awards and three-years for non-performance-based awards), while retaining the existing exception for up to 5% of the Maximum Share Limit and the existing exceptions relating to death, disability, retirement, other terminations of employment and any substantial corporate change;

•	in addition to the existing prohibitions on repricing of awards and cancelling underwater options or SARs for cash, prohibit the cancellation of any outstanding option or SAR in exchange for an option or SAR with an exercise price that is less than the exercise price of the original option or SAR (except upon a substantial corporate change or change in Danaher’s capital structure);

•	conform the definition of “disability” to the definition used in the Company’s 2007 Executive Incentive Compensation Plan;
•	add a provision requiring participants to waive a jury trial with respect to disputes under the Plan and eliminating liability for good faith actions by directors in respect of the Plan;

•	update the language relating to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”);

•	modify the provisions relating to termination for gross misconduct to make them applicable at the Administrator’s discretion; and

•	implement certain other ministerial and clarifying changes.

Shareholder approval of Proposal 3 will also constitute shareholder approval of the material terms of the performance goals under the 2007 Plan for purposes of Section 162(m). Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to a company’s CEO or to any of the company’s other three most highly compensated executive officers (other than the CFO). The statute generally exempts qualifying “performance-based” compensation from the deduction limit if certain conditions are met. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. In addition, Section 162(m) provides that if the Company retains the authority to change the targets under a performance goal, then the Company must, no later than the first shareholders’ meeting that occurs in the fifth year following the year in which prior shareholder approval was obtained, again disclose the material terms of the performance goals to shareholders for re-approval. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals are to be based and (c) either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained. Each of these aspects of the 2007 Plan is summarized below, and shareholder approval of Proposal 3 will be deemed to constitute approval of each of these aspects of the plan for purposes of the approval requirements of Section 162(m).

The Board believes that it is in the best interest of the Company and its shareholders to approve the proposal so that the Company can continue to use the plan to grant compensation awards, on a basis that is tax-deductible under Section 162(m) as appropriate, to attract, retain and reward employees and directors and closely align their interests with those of the Company’s shareholders. Upon the recommendation of the Compensation Committee, the Board has approved Proposal 3 and directed that it be submitted to the Company’s shareholders for approval.

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Proposal 3 — Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals

Summary of the Plan (as proposed to be amended)

The following (together with the description of proposed amendments set forth above) summarizes the material terms of the 2007 Plan as proposed to be amended. This summary is qualified in its entirety by reference to the 2007 Plan as proposed to be amended, a copy of which is attached as Appendix A to this Proxy Statement. If Proposal 3 is not approved, the 2007 Plan will remain in effect in its current form and with the number of shares currently authorized.

Awards and Eligibility. The following awards may be granted under the 2007 Plan: stock options, SARs, restricted stock, RSUs and other stock-based awards (including PSUs), as such terms are defined in the 2007 Plan, as well as cash-based awards (collectively, all such awards are referred to as “awards”). Neither Danaher nor any of its subsidiaries will receive any consideration for the granting of these awards, other than, where required, par value. All employees, non-employee directors (“directors”) and consultants of Danaher and its subsidiaries are eligible to participate in the 2007 Plan. As of March 13, 2017, Danaher had approximately 62,000 employees and nine non-employee directors.

Administration of Plan. The 2007 Plan is administered by the Compensation Committee of the Board of Directors of Danaher (the “Administrator”). The 2007 Plan requires that the Compensation Committee consist of at least two directors, each of whom is a non-employee director under Rule 16b-3 under the Securities Exchange Act and an “outside director” for purposes of Section 162(m). The Administrator has the sole authority to grant awards and sole and exclusive discretion to construe, interpret and administer the 2007 Plan, amend, waive or extend any provision or limitation of any award (except as limited by the terms of the 2007 Plan), remedy ambiguities or omissions and adopt appropriate procedures (and may delegate its authority to members of management (other than authority to make grants to any director, any officer subject to Section 16 of the Securities Exchange Act or any “covered employee” within the meaning of Section 162(m))). The Administrator determines the employees, directors and consultants who will receive grants and the precise terms of the grants (including any provisions regarding acceleration of vesting and exercisability, which the Administrator may determine either initially or subsequent to the grant of the award). The decisions of the Administrator are final and binding on all holders of awards.

Prohibition on Share Recycling. Notwithstanding anything in the 2007 Plan to the contrary, the following shares of Common Stock will not again become available for Awards or increase the number of shares available for grant under the plan: (1) shares of Common Stock tendered by the participant or withheld by the Company in payment of the purchase price of an option or SAR, (2) shares of Common Stock tendered by the participant or withheld by the Company to satisfy any tax withholding obligation under the plan, (3) shares of Common Stock repurchased by the Company with proceeds received from the exercise of an option, and (4) shares of Common Stock subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.

Adjustments. If the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in the Common Stock occurs without the Company’s receiving consideration, or in the event of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator will make an equitable adjustment as the Administrator in its sole discretion deems appropriate to prevent dilution or enlargement of the benefits intended to be made available under the plan to (a) the number and kind of shares of Common Stock, other securities or property underlying, or the amount of cash subject to, each outstanding award; (b) the exercise price or purchase price of any outstanding award and applicable performance conditions relating to any outstanding award; (c) the Maximum Share Limit; and (d) the number of shares of Common Stock specified as the annual per-participant limitation for awards intended to be “qualified performance based compensation” under Section 162(m).

Performance Rules. Awards under the 2007 Plan may be subject to time-based and/or performance-based vesting conditions. Awards subject to performance-based vesting conditions may be designed to comply with Section 162(m). Under the 2007 Plan, an award that is designed to comply with Section 162(m) will be based exclusively on one of, or a combination of, the following performance-based criteria, which may be based on the Company and its subsidiaries on a group-wide basis or on the basis of subsidiary, platform, division, operating unit and/or other business unit results (subject to the Committee’s exercise of negative discretion): earnings per share (on a fully diluted or other basis); stock price targets or stock price maintenance; total shareholder return; return on capital, return on invested capital or return on equity; pretax or after tax net income; working capital; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization (EBITDA); operating income; free cash flow; operating cash flow; revenue or core revenue (core revenue may also be referred to as “revenue from existing businesses” or “organic revenue”); gross profit margin, operating profit margin, gross or operating margin improvement or core operating margin improvement; and/or strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, market share or geographic business expansion goals, cost targets, or objective goals relating to acquisitions, divestitures, innovation or product/service vitality. The Administrator may express each performance objective in absolute and/or relative terms or ratios, based on or using comparisons with internal targets, past performance of Danaher (including the past performance of one or more subsidiaries, platforms, divisions, operating units and/or other business units) and/or the past or current performance of unrelated companies. Without limiting the above,

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in the case of earnings-based measures, performance objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), cash flow, free cash flow, shareholders’ equity, shares outstanding, assets and/or net assets.

For awards subject to Section 162(m), the measures used in setting performance goals are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (1) unusual or infrequently occurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the performance period (or that occurred during any period that the performance period is being compared to (“Comparison Period”)) and the cumulative effect thereof (provided that the Committee may (as specified by the Committee within the Applicable Period) either apply the changed accounting principle to the performance period and Comparison Period, or exclude the impact of the change in accounting principle from the performance period and Comparison Period), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that during the performance period or Comparison Period became or becomes a discontinued operation, (b) as to which control is or was lost during the performance period or Comparison Period, or (c) as to which the Company divested or divests its interest in the performance period or Comparison Period, (5) gains or charges related to the sale or impairment of assets, (6) (i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to any business as to which the Company acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities related to any business as to which the Company acquired a whole or partial interest and identified as of the acquisition date, and (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, (7) the impact of any discrete income tax charges or benefits during the performance period or the Comparison Period if such charges in aggregate exceed $10 million during the respective period, (8) all non-cash amortization charges, and (9) other objective income, expense, asset, liability and/or cash flow adjustments as may be consistent with the purposes of the performance objectives set for the given performance period and specified by the Committee within the Applicable Period, which may include adjustments that would cause one or more of the performance objectives to be considered “non-GAAP financial measures” under rules promulgated by the Securities and Exchange Commission; provided, that with respect to the gains and charges referred to in items (3), (4), (5), (6)(iii) and 6(iv) above, only gains or charges that individually or as part of a series of related items exceed $10 million in the relevant period are excluded; and provided further that the Committee in its sole discretion and within the Applicable Period may determine that any or all of the carve-outs described in items (1) through (8) shall not be excluded from the measures used to determine the performance objectives for a particular performance period or shall be modified, and/or may determine to exclude other items from such measures for such performance period. The Administrator will certify whether performance objectives are attained, and its determination will be final and conclusive. The Administrator may also use discretion to lower (but not increase) the benefits received under an award that are otherwise earned upon satisfaction of the applicable performance objectives.

Retirement and Other Terminations of Employment. Except in certain countries where different terms apply and subject to certain terms and conditions set forth in the 2007 Plan or the applicable award agreement, in general and subject in all cases to the term of the award:

•	upon retiring after reaching age 65, (1) a participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) any RSUs granted during or after 2015 that are unvested as of the retirement date continue to vest according to their terms (subject, as to each time-based vesting tranche, to satisfaction of any applicable performance criteria before the time-based vesting date), and (3) with respect to PSUs, the participant receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period; and

•	solely with respect to awards granted during or after 2015, upon retiring after reaching age 55 and completing ten years of service with Danaher, (1) a pro rata portion of the participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) a pro rata portion of any RSUs that are unvested as of the retirement date continue to vest according to their terms (subject, as to each time-based vesting tranche, to satisfaction of any applicable performance criteria before the time-based vesting date) and (3) with respect to PSUs, the participant receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period.

Upon terminations of employment other than retirement, unless the Administrator determines otherwise any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or (1) 12 months after termination, if the termination results from the participant’s death or disability, (2) in the Administrator’s discretion, at the time of termination if the participant’s employment is terminated for gross misconduct, or (3) 90 days following the termination date, in all other non-retirement situations. The Administrator has the discretion to determine whether and when a termination of employment has occurred. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the

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participant violates any post-employment covenant between Danaher and the participant. In addition, upon termination of a participant’s employment or service due to death, generally (1) all outstanding stock options granted under the 2007 Plan become fully vested, (2) the vesting of a pro rata portion of his or her outstanding RSUs is accelerated as of the date of death, and (3) with respect to PSUs as to which the death occurs prior to conclusion of the performance period, the participant’s estate receives a pro rata portion of the target number of shares underlying the PSUs.

Stock Options and Stock Appreciation Rights. The 2007 Plan authorizes the grant of non-qualified stock options, which are not intended to satisfy the requirements of Section 422 of the Code, as well as SARs. The exercise price of stock options and SARs granted under the 2007 Plan may not be less than the fair market value of a share of Danaher’s Common Stock on the date of grant except in the event of a conversion, replacement or substitution in connection with an acquisition or merger or in the event of an adjustment to the Company’s capital stock. The “fair market value” means the closing price per share of Common Stock on the NYSE on the date the award is granted, or if no such closing price is available on such day, the closing price for the immediately preceding trading day.

Restricted Stock Grants, Restricted Stock Units and Other Stock-Based Awards. A restricted stock grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded a restricted stock grant under the 2007 Plan will have the same voting, dividend and other rights as Danaher’s other shareholders from the date of grant. The Administrator may also grant RSUs or PSUs under which the participants will be entitled to receive shares of Danaher’s Common Stock upon satisfaction of any applicable vesting conditions, including time-based and/or performance-based vesting conditions. A participant who is awarded RSUs or PSUs under the 2007 Plan does not possess any incidents of ownership with respect to the underlying shares of Common Stock. Generally, all shares subject to unvested restricted stock grants or unvested RSUs or PSUs are forfeited upon termination of employment (other than by reason of death or retirement). Other awards that are valued in whole or in part by reference to, or otherwise based on or related to, Danaher’s Common Stock may also be granted to employees, directors and consultants.

Cash-Based Awards. The Administrator may grant cash-based awards, each of which may be expressed in dollars or may be based on a formula that is consistent with the provisions of the Plan.

Transferability. Generally, awards under the 2007 Plan may not be pledged, assigned or otherwise transferred or disposed of in any manner other than by will or the laws of descent or distribution. The Administrator has the authority to allow the transfer of awards (other than cash-based awards) by gift to members of the participant’s immediate family, children, grandchildren or spouse, a trust in which the participant and/or such family members collectively have more than 50% of the beneficial interest, or any other entity in which the participant and/or such family members own more than 50% of the voting interests.

Corporate Changes. As defined in the 2007 Plan, a substantial corporate change includes the consummation of (1) Danaher’s dissolution or liquidation; (2) any transaction or series of transactions in which any person or entity or group of persons or entities is or becomes the owner, directly or indirectly, of voting securities of the Company (not including any securities acquired directly from the Company or any affiliate thereof) representing more than 50% of the combined voting power of the Company’s then outstanding securities; (3) a change in the composition of the Board such that individuals who were serving on the Board as of May 9, 2017, together with any new member of the Board (other than a member of the Board whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the members of the Board then still in office who either were members of the Board on such date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of the Board then serving; (4) a merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to have both (i) more than 50% of the combined voting power of the voting securities of the ultimate parent entity resulting from such merger, consolidation, or reorganization (and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company voting securities among the holders thereof immediately prior to such transaction), and (ii) the power to elect at least a majority of the board of directors or other governing body of the ultimate parent entity resulting from such merger, consolidation, or reorganization; or (5) the sale of all or substantially all of the assets of the Company to another person or entity.

Upon a substantial corporate change, either (1) the Board will provide for the assumption or continuation of outstanding awards, or the substitution for such awards of any options or grants covering the stock or securities of a successor employer corporation, or (2) if any outstanding such award is not so assumed, continued or substituted for, then any forfeitable portions of the awards will terminate and the Administrator in its sole discretion may (i) provide that optionees or holders of SARs will have the right before the consummation of the transaction to exercise any unexercised portions of an option or SAR; and/or (ii) for any awards, cancel each award after payment to the participant of (a) an amount in cash, cash equivalents, or successor equity interests substantially equal to the fair market value of the shares of Common Stock subject to the award (minus, for options and SARs, the exercise price, and for any awards where the Board or the Administrator determines it is appropriate, any required tax withholdings), or (b) an amount equal to the cash value of the

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award with respect to cash-based awards. The Administrator will determine in its discretion the impact, if any, of the substantial corporate change upon any performance conditions otherwise applicable to an award.

Foreign Jurisdictions. To comply with the laws in countries outside the United States in which Danaher or any of its subsidiaries operates or has employees, the Administrator has the authority to determine which subsidiaries shall be covered by the 2007 Plan and which employees outside the United States are eligible to participate in the 2007 Plan, to modify the terms and conditions of any award granted to employees outside the United States and to establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

Amendment or Termination; Term of Plan. The Board may amend, suspend or terminate the 2007 Plan. However, no amendment may be effected without approval of Danaher’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a dissolution, liquidation, merger or similar corporate change, the Administrator may not amend or cancel the 2007 Plan or any award made under the 2007 Plan without the written consent of the participant if such action would materially adversely affect any outstanding award; provided however, that the Board reserves the right to unilaterally alter or modify the Plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A. Unless the Board extends the Plan’s term, the Administrator may not grant Awards under the Plan after May 9, 2027.

Recoupment. All awards granted under the 2007 Plan are subject to the Company’s recoupment policy in the form approved by the Administrator from time to time, if and to the extent the policy applies according to its terms, as well as any recoupment terms required by applicable law.

New Plan Benefits

Grants that will be made under the 2007 Plan as proposed to be amended are not currently determinable. Since the date the 2007 Plan was adopted through January 31, 2017, Danaher granted the following number of options, RSUs and PSUs to the individuals and groups listed below: Mr. Joyce, 1,298,380 options, 444,828 RSUs and 59,868 PSUs; Mr. Comas, 1,123,532 options, 399,076 RSUs and 28,589 PSUs; Mr. Daniel, 870,588 options, 319,383 RSUs and 24,722 PSUs; Mr. Ellis, 46,756 options, 11,576 RSUs and 3,858 PSUs; Ms. Lalor, 238,752 options, 128,400 RSUs and 13,139 PSUs; Mr. Lico, 843,960 options, 312,965 RSUs and 22,490 PSUs; for each of Messrs. Ehrlich, Lohr, Schwieters, Spoon and Ms. Hefner Filler, 64,478 options and 8,253 RSUs; Ms. List-Stoll, 17,380 options and 6,507 RSUs; Dr. Zerhouni, 32,744 options and 8,253 RSUs; Mr. Hugin, 2,930 options and 970 RSUs; Professor Stevens, none; all current executive officers as a group, 4,542,571 options, 1,970,961 RSUs and 184,188 PSUs; all current directors who are not executive officers as a group, 375,444 options and 56,995 RSUs; all associates of any such directors, executive officers or nominees, none; and all other employees as a group, 37,119,967 options, 11,016,078 RSUs and 178,374 PSUs. On March 13, 2017, the closing price of a share of Danaher Common Stock on the NYSE was $87.50.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of transactions under the 2007 Plan based on current federal income tax laws. The 2007 Plan is not qualified under Section 401(a) of the Code. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to Danaher. The provisions of the Code and regulations thereunder relating to these matters are complicated, may change and their impact in any one case may depend upon a participant’s particular circumstances. This summary expressly does not discuss the provisions of any income tax laws of any municipality, state or non-U.S. taxing jurisdiction in which a participant may reside, gift, estate or excise taxes, or other tax laws other than U.S. federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, Danaher advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the 2007 Plan.

Nonqualified Stock Options. With respect to nonqualified stock options: (1) no income is recognized by the participant at the time the nonqualified stock option is granted; (2) generally, at exercise, ordinary income (treated as compensation) is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise and Danaher is entitled to a tax deduction in the same amount (subject to the limits of Section 162(m)); and (3) upon disposition of the shares, any gain or loss is treated as long- or short-term capital gain or loss (depending on the time the stock is held after exercise).

Stock Appreciation Rights. Upon exercise of a stock appreciation right, the participant will recognize ordinary income (treated as compensation) in an amount equal to the cash received, and if the SAR is paid in Common Stock, the fair market value of the Common Stock as of the date of exercise. Danaher generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income (subject to the limits of Section 162(m)).

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Restricted Stock. In the absence of a Section 83(b) election (as described below), a participant who receives restricted stock will recognize no income at the time of grant. When the restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the fair market value of the stock when the restrictions expire over the amount paid for the stock (if any). As the restrictions applicable to a grant of restricted stock expire (for example, if the restrictions on 20% of a grant expire on each anniversary of the grant), the participant will include an appropriate portion of the shares as ordinary income (treated as compensation). The participant’s basis in the stock is equal to the amount included in income on the expiration of the restrictions and the amount paid (if any), and the holding period will begin when the restrictions end. Any disposition of the restricted stock will result in a long- or short-term capital gain or loss (depending on the time the stock is held after the restrictions end). Dividends received by the participant constitute ordinary income (treated as compensation) in the year received. Danaher generally will be entitled to a deduction equal to the fair market value of the stock when it is included in the participant’s income, subject to the limits of Section 162(m).

If a Section 83(b) election is made within 30 days of the initial grant, the participant must recognize the fair market value of the restricted stock on the date of grant as ordinary income (treated as compensation) as of the date of grant, and the holding period would begin at the time the restricted stock is granted. Danaher generally would be entitled to a corresponding business expense deduction for the grant, but dividends on the stock would not be deductible. Any subsequent disposition of the stock by the participant, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted stock with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted stock over the amount (if any) Danaher paid the participant for the restricted stock at the time it is forfeited.

Restricted Stock Units (including PSUs). A participant will not recognize any income at the time an RSU or PSU is granted, nor will Danaher be entitled to a deduction at that time. When payout of an RSU or PSU is made, the participant will recognize ordinary income in an amount equal to the fair market value of the Common Stock received. Danaher will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m).

Tax Withholding. Each participant is required to pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, all taxes required by applicable law to be withheld with respect to an award. The Company’s obligations under the Plan are conditional on the making of such payments or arrangements, and to the extent permitted by applicable law the Company has the right to deduct any such taxes from any payment of any kind otherwise due to the participant. Whenever cash is to be paid pursuant to an award, the Company has the right to deduct an amount sufficient to satisfy any applicable withholding tax requirements. Whenever shares of Common Stock are to be delivered pursuant to an award, the Company has the right to require the participant to remit to the Company an amount in cash sufficient to satisfy any applicable withholding requirements. With the approval of the Administrator, a participant may satisfy the withholding requirement by either (i) electing to have the Company withhold from delivery of shares of Common Stock or (ii) delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld (or such other rate that will not cause adverse accounting consequences for the Company). Any such shares of Common Stock are valued at their fair market value on the date as of which the amount of tax to be withheld is determined. Such an election may be made with respect to all or any portion of the shares of Common Stock to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy its withholding obligation with respect to any award.

Section 162(m) Limitation. Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to a company’s CEO or to any of the company’s other three most highly compensated executive officers (other than the CFO). The statute generally exempts qualifying “performance-based” compensation from the deduction limit if certain conditions are met. The 2007 Plan contains provisions authorizing the grant of stock options, SARs, restricted stock, RSUs, PSUs and other stock-based awards and cash-based awards that may constitute performance-based awards within the meaning of Section 162(m).

Section 409A. The 2007 Plan has been written to comply, by its terms, with Section 409A of the Code; however, in the event that an award issued under the Plan constitutes a deferral of compensation under a nonqualified deferred compensation plan (as such term is defined under Section 409A) that does not comply with Section 409A, such award may be modified to comply with the requirements of Section 409A (or a successor provision thereto).

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Equity Compensation Plan Information

All data set forth in the table below is as of December 31, 2016. As discussed in further detail in “Compensation Discussion and Analysis—Treatment of Equity-Based Compensation Upon Fortive Separation,” all of the share amounts and option exercise prices set forth below reflect adjustments pursuant to the anti-dilution provisions of the 2007 Plan and EDIP, as applicable, to account for the Fortive Separation.

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
	(a)		(b)(2)	(c)
Equity compensation plans approved by security holders(3)	23,209,669	(4)	$49.59	29,142,947	(5)
Equity compensation plans not approved by security holders(6)	655,589		$67.18	5,912,412
Total	23,865,258		$50.01	35,055,359

(1)	Table does not include (a) 498,106 shares of Danaher Common Stock issuable pursuant to outstanding restricted stock units granted under the Pall Plan, which Danaher assumed in connection with the acquisition of Pall Corporation in 2015, or (b) 377,065 shares of Danaher Common Stock issuable pursuant to outstanding stock options (which had a weighted average exercise price of $52.91 per share as of December 31, 2016) and 315,471 shares of Danaher Common Stock issuable pursuant to outstanding restricted stock units, in each case granted under the Cepheid Plans, which Danaher assumed in connection with the acquisition of Cepheid in 2016. No further awards may be granted under the Pall Plan or either of the Cepheid Plans.

(2)	The RSUs that have been issued under our equity compensation plans (and under the Pall Plan and Cepheid Plans) do not require a payment by the recipient to us at the time of vesting. The phantom shares under the Non-Employee Directors’ Deferred Compensation Plan (which is a sub-plan under the 2007 Plan) at distribution are converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. In addition, under the EDIP, if a participant receives their EDIP distribution in shares of Danaher Common Stock, the participant’s EDIP balance is converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.

(3)	Consists of the 2007 Plan (including the Non-Employee Directors’ Deferred Compensation Plan), 1998 Plan and the EDIP. No additional awards may be granted under the 1998 Plan.

(4)	Consists of 21,390,944 shares attributable to the 2007 Plan, 72,472 shares attributable to the 1998 Plan and 1,746,253 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock (except that any portion of a participant’s account that is subject to the Danaher Common Stock earnings rate must be distributed in shares of Danaher Common Stock). For purposes of this table, we have assumed that all EDIP balances as of December 31, 2016 would be distributed in Danaher Common Stock.

(5)	Consists of 27,497,473 shares available for future issuance under the 2007 Plan and 1,585,831 shares available for future issuance under the EDIP. See “Proposal 3 – Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals” for a description of the types of awards issuable under the 2007 Plan.

(6)	As permitted pursuant to Section 303A.08 of the NYSE Listed Company Manual, consists of shares of Danaher Common Stock that Danaher may grant under the 2007 Plan based on the shares that were available for grant under the Pall Plan at the time Danaher acquired Pall. These shares may only be granted to persons who were not employed by Danaher immediately prior to the acquisition of Pall. Upon shareholder approval of Proposal 3, the Company will disclaim this unused Pall authorization and no further awards will be granted from this authorization.

The Board of Directors recommends that shareholders vote FOR approval of the amendments to Danaher’s 2007 Stock Incentive Plan and the material terms of the Plan’s performance goals, as described above.

DANAHER 2017 PROXY STATEMENT 61

PROPOSAL 4 — APPROVAL OF AMENDMENTS TO THE DANAHER CORPORATION 2007 EXECUTIVE INCENTIVE COMPENSATION PLAN AND MATERIAL TERMS OF THE PLAN’S PERFORMANCE GOALS

Introduction

Danaher’s shareholders adopted the Danaher Corporation 2007 Executive Incentive Compensation Plan (the “Executive Incentive Plan”) on May 15, 2007. The Board is seeking shareholder approval for the following Plan amendments, as well as re-approval of the material terms of the plan’s performance goals for purposes of Section 162(m):

•	The plan currently identifies a list of business criteria that the Compensation Committee may use to establish performance goals under the plan, as well as the maximum dollar amount that could be paid to each plan participant with respect to a performance period. The proposed, revised plan terms substitute for these terms a specific performance formula that would determine the maximum award amount payable to each plan participant with respect to a performance period. Under the proposed, revised plan, for any twelve-month performance period, the maximum award payable to (1) a participant serving as Chief Executive Officer of the Company will equal 0.5% of the Company’s operating profit for such performance period as determined under GAAP, or (2) any other participant will equal 0.25% of the Company’s operating profit for such performance period as determined under GAAP (or in each case a proportionate amount for a performance period longer or shorter than twelve months), subject in each case to the Committee’s exercise of negative discretion (which are adjustments that eliminate or reduce (but not increase) an award otherwise payable to a participant for a performance period).

•	The amendments would also:
¡	add a requirement that a participant must remain employed through the end of the performance period to be eligible for an award for such performance period;

¡	add a provision requiring participants to waive a jury trial with respect to disputes under the Plan;

¡	update the language relating to the requirements of Section 409A; and

¡	implement certain other ministerial and clarifying changes.

Shareholder approval of the amendments described above will also constitute shareholder approval of the material terms of the performance goals under the plan for purposes of Section 162(m). Please see “Proposal 3—Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals” for a summary of the key elements of Section 162(m).

The Board believes that it is in the best interest of the Company and its shareholders to approve Proposal 4 so that the Company can continue to use the plan to grant incentive compensation, on a basis that is tax-deductible under Section 162(m) as appropriate, to attract, retain and reward executive officers and closely align their interests with those of the Company’s shareholders. In particular, the Board is recommending the transition to an operating profit-based performance formula because (1) it believes that use of an operating profit metric will help drive affordability and accountability with respect to payments under the plan, and (2) the maximum award level determined by the formula is not a guarantee of payment and the Compensation Committee intends to exercise negative discretion in the same manner as it does currently. Upon the recommendation of the Compensation Committee, the Board has approved Proposal 4 and directed that it be submitted to the Company’s shareholders for approval.

Summary of the Plan (as proposed to be amended)

The following (together with the description of proposed amendments set forth above) summarizes the material terms of the Executive Incentive Plan as proposed to be amended. This summary is qualified in its entirety by reference to the plan as proposed to be amended, a copy of which is attached as Appendix B to this Proxy Statement.

Purpose of the Plan. The purpose of the Executive Incentive Plan is to grant incentive compensation to the Company’s executive officers on a basis that aligns the interests of such executive officers with the interests of the Company’s shareholders and is tax deductible to the Company under the “performance-based compensation” exception to Section 162(m).

Administration. The Executive Incentive Plan is administered by the Compensation Committee of the Board of Directors of Danaher (the “Administrator”). The Executive Incentive Plan requires that the Compensation Committee consist of at least two directors, each of whom is a non-employee director under Rule 16b-3 under the Securities Exchange Act and an “outside director” for purposes of Section 162(m). Subject to the express provisions of the Executive Incentive Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions, including the authority to define the performance period and other award terms and conditions for each participant consistent with the terms of the plan, determine

62 DANAHER 2017 PROXY STATEMENT

Proposal 4 — Approval Of Amendments to the Danaher Corporation 2007 Executive Incentive Compensation Plan and Material Terms of the Plan’s Performance Goals

and certify in writing the award amounts earned based on the performance formula set forth in the plan and determine and make permitted negative discretion adjustments to awards otherwise earned. Unless the Executive Incentive Plan otherwise expressly provides, all designations, determinations, interpretations and other decisions made under or with respect to the plan and all awards made under the plan are within the sole and absolute discretion of the Administrator and are final, conclusive and binding on all persons having or claiming any rights under the plan. All awards granted under the plan are subject to the Company’s recoupment policy in the form approved by the Administrator from time to time, if and to the extent the policy applies according to its terms, as well as any recoupment terms required by applicable law.

Eligibility. The executive officers of Danaher Corporation (and anyone else the Administrator determines to treat as an executive officer for purposes of the Executive Incentive Plan) are eligible for awards under the Executive Incentive Plan. As of March 13, 2017, there were eleven executive officers of Danaher Corporation.

Form of Awards. As established by the Committee, payment of awards shall be made in (i) cash, (ii) Company Common Stock or restricted stock units under the Company’s 2007 Stock Incentive Plan (as amended from time to time or any successor plan), or (iii) a combination of (i) and (ii), in each case subject to such restrictions as the Committee shall determine, provided that the timing of such payments either complies with Section 409A or satisfies the conditions of an exception from Section 409A.

Transferability. Except as and to the extent the law requires, or as the plan expressly provides, a participant’s rights under the plan may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the participant to any person.

Termination and Amendment of the Plan; Duration. Danaher’s Board may amend, suspend or terminate the Executive Incentive Plan at any time without the consent of the participants or their beneficiaries, but the Board must submit any plan amendment to Danaher’s shareholders if and to the extent such approval is required under Section 162(m). The Executive Incentive Plan will remain effective until terminated by the Board, provided, that the continued effectiveness of the plan will be subject to the approval of the Company’s shareholders at such times and in such manner as Section 162(m) may require.

New Plan Benefits

Although the Administrator has approved a performance formula for 2017 awards under the Executive Incentive Plan with respect to each executive officer other than Steven Rales and Mitchell Rales, the actual amounts that will be paid pursuant to these and future awards will depend on Danaher and individual performance and the Administrator’s exercise of its negative discretion, and therefore cannot be determined at this time.

The Board of Directors recommends that shareholders vote FOR approval of the amendments to the

Danaher Corporation 2007 Executive Incentive Compensation Plan

and material terms of the plan’s performance goals, as described above.

DANAHER 2017 PROXY STATEMENT 63

PROPOSAL 5 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are asking our shareholders to vote at the 2017 Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Our shareholder advisory vote on executive compensation occurs on an annual basis.

As discussed in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint; motivate executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that we expect; and link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

We believe our executive compensation program has been highly effective in achieving these objectives, both in 2016 and historically:

•	2016 Performance. During 2016, Danaher successfully completed the Fortive Separation; deployed over $4.9 billion across eight strategic acquisitions, including the strategically critical $4.0 billion acquisition of Cepheid; continued the integration of our 2015, $13.6 billion acquisition of Pall Corporation; returned over $400 million to shareholders through cash dividends; and continued to grow our business on a year-over-year basis, increasing revenues 17.0%, operating cash flow 9.0% and gross margins by 150 basis points.

•	Long-Term Performance. Danaher’s compounded, average annual shareholder return has outperformed the S&P 500 Index over each of the last two-, three, five-, ten-, fifteen- and twenty-year periods, and over the last twenty years ranks first in its peer group. In addition, Danaher is the only company in its peer group whose total shareholder return outperformed the S&P 500 Index:

¡	over every rolling 3-year period from 1997-2016; and

¡	by more than 600 basis points over every rolling 3-year period from 2007-2016.

Our executive compensation program operates within a strong framework of compensation governance. Our Compensation Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO

Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year holding period)	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)

Incentive compensation programs feature multiple, different performance measures aligned with business strategy	No dividend/dividend equivalents paid on unvested equity awards

Rigorous clawback policy that is triggered even in the absence of wrongdoing	No “single trigger” change of control benefits

Minimum vesting requirements for equity awards per the Company’s stock plan	No active defined benefit pension program since 2003

Stock ownership requirements for all executive officers	No hedging of Danaher securities permitted

Limited perquisites and the presence of a cap on CEO/CFO personal aircraft usage	No long-term incentive compensation is denominated or paid in cash

Independent compensation consultant that performs no other services for the Company	No above-market returns on deferred compensation plans

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our named executive officer compensation programs.

The Board of Directors recommends that shareholders vote FOR the resolution set forth in Proposal 5.

64 DANAHER 2017 PROXY STATEMENT

PROPOSAL 6 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES RELATING TO THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are asking our shareholders to vote at the 2017 Annual Meeting to indicate on an advisory basis how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 6, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive officer compensation that occurs every year continues to be the most appropriate alternative for Danaher at this time, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive officer compensation. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation allows our shareholders to provide us with their direct input on our executive compensation program as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote, on an advisory basis, in response to the following non-binding resolution.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be considered to be the preferred frequency of the shareholders with which the Company is to hold future shareholder advisory votes on executive compensation.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive officer compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board, the Board may decide that it is in the best interests of our shareholders and Danaher to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends that shareholders vote for advisory votes relating to the Company’s named executive officer compensation to be held EVERY ONE YEAR.

DANAHER 2017 PROXY STATEMENT 65

PROPOSAL 7 — SHAREHOLDER PROPOSAL REQUESTING THAT DANAHER ADOPT AND REPORT ON GOALS FOR REDUCING GREENHOUSE GAS EMISSIONS

Certain Danaher shareholders have notified us that they intend to present the following proposal for consideration at the Annual Meeting. The name, address and number of shares held by such shareholders are available upon request to Danaher’s Secretary.

Resolved: To help reduce the profound social harm from climate change, shareholders request that Danaher Corporation adopt time-bound, quantitative, company-wide, science-based goals for reducing total greenhouse gas (GHG) emissions, taking into account the goals of the Paris Climate Agreement, and report, at reasonable cost and omitting proprietary information, on its plans to achieve these goals.

Supporting Statement:

ln December 2015, 195 countries adopted the Paris Agreement, which entered into force on November 4, 2016. Under this agreement, countries agreed to limit the increase in global average temperature to “well below 2°C” above pre-industrial levels and pursue efforts to further limit the temperature increase to 1.5°C. In order to meet the 2° goal, climate scientists estimate it is necessary to reduce global GHG emissions 40-70 percent below 2010 levels by 2050; the US target is 26-28 percent below 2005 levels by 2025.

When discussing climate-related financial risk, Mark Carney, Chair of the Financial Stability Board, recently said “to price financial risks and opportunities correctly, they [investors] need to weigh firms’ strategies against.public policy, .technological advances, and . physical risks”. Echoing this finding, in “Adapting portfolios to climate change: Implications and strategies for all investors,” BlackRock highlights the significant risks and opportunities climate change provides to investors and companies from the physical, technological, regulatory, and social impacts. As the consequences of climate change become more widespread, media, activists, and regulators may single out companies without comprehensive GHG reduction goals leading to increased reputational concerns and costs. According to the World Economic Forum, more than 25% of a firm’s market value is directly attributable to its reputation.

Setting corporate GHG goals can drive innovation and save money, particularly for industrial companies that face significant risks across their diverse operations and geographic locations. Many of the world’s largest companies have committed to setting robust GHG goals aligned with the 2°C pathway (e.g., Honda, Sony, Pfizer, Kellogg, etc.). Large global conglomerates such as 3M have set ambitious GHG reduction targets and significant energy efficiency goals.

Key ways for companies to achieve GHG reductions are to reduce direct emissions, improve energy efficiency, and use renewable energy. In “The 3% Solution: Driving Profits Through Carbon Reduction,” CDP found that four out of five companies earn a higher return on carbon reduction investments than on their overall corporate capital investments, and that energy efficiency improvements earned an average return on investment of 196%, with an average payback period between two and three years. Money saved from energy efficiency can then be reinvested into the business.

While Danaher Corporation reports progress on other key environmental risks including water use and waste recycling, the company may not achieve the benefits realized by its peers without disclosing GHG emissions, setting GHG goals, and reporting on progress. This failure to publicly address and/or disclose this critical issue leads to a competitive disadvantage for the company and shareholders alike.

Company’s Statement in Opposition

We appreciate the perspective offered by the proponent and are in agreement that responsible environmental stewardship is critical to sustaining Danaher’s success over the long term. We believe however that Danaher’s management is best positioned to determine how to drive sustainability at Danaher, including management of greenhouse gas (GHG) emissions, in the manner that best serves the interests of all of our stakeholders.

For more than three decades, corporate social responsibility has been woven into the fabric of our core values and the Danaher Business System (DBS), which set a high bar for continuous improvement in the service of our stakeholders. On a daily basis, our businesses improve health and safety around the world. Our products and services assist in life-saving research and diagnostics, help ensure the quality of our water, protect consumer packaging and contribute to environmental stewardship in meaningful ways.

Consistent with our decentralized operating structure, which gives our operating companies the flexibility to manage their businesses in ways that most effectively serve their stakeholders, significant elements of our sustainability program have been owned and driven by our operating companies. For example, Danaher operating companies have undertaken initiatives to track, manage and reduce their carbon footprints, invest in facility infrastructures that improve energy efficiency and reduce water usage and re-engineer packaging

66 DANAHER 2017 PROXY STATEMENT

Proposal 7 — Shareholder Proposal Requesting that Danaher Adopt And Report on Goals For Reducing Greenhouse Gas Emissions

processes to reduce waste. Following the fundamental transformation of our business portfolio as a result of the 2016 spin-off of our Fortive Corporation business, the 2015 split-off of our Communications business and the recent acquisitions of Pall and Cepheid, Danaher’s management has commenced an internal review of our sustainability program, to ensure it appropriately reflects and supports our current portfolio and business model. Part of that review entails consideration of more centralized oversight over and support of certain elements of our sustainability efforts, including for example management of GHG emissions. It would not serve the interests of Danaher’s stakeholders as a whole, however, to circumvent that process and adopt the prescriptive requirements that the proposal seeks to impose.

The Board of Directors recommends that shareholders vote AGAINST Proposal 7.

DANAHER 2017 PROXY STATEMENT 67

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Danaher Corporation, a Delaware corporation (“Danaher”), of proxies for use at the 2017 Annual Meeting of Shareholders (“Annual Meeting”) and at any and all postponements or adjournments thereof.

Who Can Vote

You are entitled to vote at the Annual Meeting if you owned any shares of Danaher Common Stock at the close of business on March 13, 2017, which is referred to as the “record date.” A list of registered shareholders entitled to vote at the meeting will be available at Danaher’s offices, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701 during the ten days prior to the meeting, and also at the meeting.

Attending the Meeting

You or your authorized proxy can attend the Annual Meeting if you were a registered or beneficial shareowner of Danaher Common Stock at the close of business on March 13, 2017. Please be prepared to present photo identification for admittance. If your shares are registered in your name with Danaher’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”) or you hold your shares through the Savings Plans, your name will be verified against the list of shareholders of record or plan participants on the record date prior to your being admitted to the Annual Meeting. If you are not a shareholder of record or a Savings Plan participant but hold shares through a bank, broker, trustee or other intermediary (i.e., in street name), you should also be prepared to provide proof of beneficial ownership as of the record date, such as a recent brokerage account statement showing your ownership, a copy of the voting instruction card provided by your bank, broker, trustee or other intermediary, or other similar evidence of ownership.

Quorum for the Meeting

Under the Company’s Bylaws, we can conduct business at the Annual Meeting only if the holders of a majority of the issued and outstanding shares of Danaher Common Stock entitled to vote at the Annual Meeting as of the record date are present either in person or by proxy. The presence of at least that number of shares constitutes a “quorum.” Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. As of the record date, 694,017,121 shares of Danaher Common Stock were outstanding, excluding shares held by or for the account of Danaher.

How to Vote

If you own shares directly in your name…

If your shares are registered directly in your name with Computershare, you are considered the registered holder of those shares. As the registered shareholder, you may vote in several different ways:

•	Vote on the Internet. You can vote online at: www.investorvote.com/DHR

•	Vote by Telephone. In the United States or Canada, you can vote by telephone. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Vote by Mobile Device. You can scan the QR code provided with your proxy materials.

Internet, telephone and mobile device voting facilities will be available 24 hours a day until 11:59 p.m., Central time, on May 8, 2017 (except for participants in the Savings Plans, who must submit voting instructions earlier, as described below). To authenticate your Internet, telephone or mobile device vote, you will need to enter your confidential voter control number as shown on the voting materials you received. If you vote online, by telephone or by mobile device, you do not need to return a proxy card.

•	Vote by Mail. You can mail the proxy card enclosed with your printed proxy materials. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or in an envelope addressed to Proxy Services, c/o Computershare Investor Services, PO Box 30202, College Station TX 77842-9909. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

•	Vote at the Annual Meeting. You can vote by submitting a ballot in person at the Annual Meeting. If you have already voted online, by telephone, by mobile device or by mail, your vote at the Annual Meeting will supersede your prior vote. You may obtain directions to the Annual Meeting in order to vote in person by calling Danaher’s Investor Relations department at 202-828-0850.

68 DANAHER 2017 PROXY STATEMENT

General Information About the Annual Meeting

If you hold shares in either of the Danaher Savings Plans…

You can direct Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, to vote your proportionate interest in the shares of Common Stock held under the Savings Plan by returning a voting instruction form or by providing voting instructions via the Internet, by telephone or by mobile device. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. Because Fidelity is designated to vote on your behalf, you will not be able to vote your shares held in the Savings Plan in person at the meeting. If Fidelity does not receive voting instructions from you by 1:00 a.m. Eastern time on May 5, 2017, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

If you own your shares through an account with a bank, broker, trustee or other intermediary, sometimes referred to as owning in “street name” . . .

Your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions it provides to you.

Revoking a Proxy or Voting Instructions

If you hold shares of Common Stock registered in your name, you may revoke your proxy:

•	by filing with the Secretary of Danaher a written notice of revocation;

•	if you submitted your proxy by telephone, mobile device or via the Internet, by accessing those voting methods and following the instructions given for revoking a proxy;

•	if you submitted a signed proxy card, by submitting a new proxy card with a later date (which will override your earlier proxy card); or

•	by voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must follow the directions provided by your bank, broker, trustee or other intermediary for revoking or modifying your voting instructions.

Voting Procedures

Each outstanding share of Danaher Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. Your shares will be voted in accordance with your instructions. The Board has selected Steven Rales and Mitchell Rales to act as proxies with full power of substitution. All votes will be counted by the inspector of election appointed for the meeting.

In addition, if you have returned a signed proxy card or submitted voting instructions by telephone, mobile device or online, the proxy holders will have, and intend to exercise, discretion to vote your shares (other than shares held in the Savings Plans) in accordance with their best judgment on any matters not identified in this Proxy Statement that are properly brought to a vote at the Annual Meeting. At present we do not know of any such additional matters.

If your shares are registered in your name and you sign and return a proxy card or vote by telephone, mobile device or online but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation. If you hold your shares through an account with a bank, broker, trustee or other intermediary and do not give voting instructions on a matter, under the rules of the New York Stock Exchange the bank, broker, trustee or other intermediary is permitted to vote in its discretion only on Proposal 2 and is not permitted to vote on any of the other Proposals, resulting in a so-called “broker non-vote.” The impact of abstentions and broker non-votes on the overall vote is shown in the following table. Broker non-votes will not affect the attainment of a quorum since the bank, broker, trustee or other intermediary has discretion to vote on Proposal 2 and these votes will be counted toward establishing a quorum.

DANAHER 2017 PROXY STATEMENT 69

General Information About the Annual Meeting

Votes required and effect of abstentions and broker non-votes

MATTER	REQUIRED VOTE	IMPACT OF ABSTENTIONS	IMPACT OF BROKER NON-VOTES
Proposal 1: Election of directors	Votes cast FOR a nominee must exceed number of votes cast AGAINST that nominee.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.
Proposal 2: Ratification of appointment of Ernst & Young LLP to serve as independent auditor for 2017	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not applicable.
Proposal 3: Approval of certain amendments to 2007 Stock Incentive Plan and the material terms of the performance goals under the Plan

•   Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.

•   In addition, NYSE rules require approval by a majority of votes cast.

• Counted for purposes of
determining minimum
number of affirmative
votes required for
approval; impact is the
same as a vote
AGAINST.

•   Under NYSE rules,
counted as votes cast;
impact is the same as a
vote AGAINST

• Not counted as shares of
Danaher Common stock
represented in person or
by proxy and entitled to
vote on the proposal; no
impact on outcome.

•   Under NYSE rules, not
counted as votes cast; no
impact on outcome.

Proposal 4: Approval of certain amendments to 2007 Executive Incentive Compensation Plan and the material terms of the performance goals under the Plan	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not counted as shares of Danaher Common stock represented in person or by proxy and entitled to vote on the proposal; no impact on outcome.
Proposal 5: Advisory vote to approve named executive officer compensation	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not counted as shares of Danaher Common stock represented in person or by proxy and entitled to vote on the proposal; no impact on outcome.
Proposal 6: Advisory vote relating to the frequency of future shareholder advisory votes on the Company’s named executive officer compensation	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	If none of the frequency
options receive votes from a
majority of the shares
represented in person or by
proxy and entitled to vote on
the proposal (with
abstentions being included
in the denominator of this
calculation), the frequency
option receiving the greatest
number of votes cast in this
advisory vote will be
considered the frequency
recommended by Danaher’s
shareholders. Therefore,
abstentions will not affect
the determination as to
which frequency option is
recommended by the
		shareholders.	Not counted as shares of Danaher Common stock represented in person or by proxy and entitled to vote on the proposal; no impact on outcome.
Proposal 7: Shareholder proposal	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not counted as shares of Danaher Common stock represented in person or by proxy and entitled to vote on the proposal; no impact on outcome.

70 DANAHER 2017 PROXY STATEMENT

General Information About the Annual Meeting

Information About Proxy Solicitation

The proxies being solicited hereby are being solicited by Danaher’s Board. Employees of Danaher may solicit proxies on behalf of the Board of Directors by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. Danaher will bear the cost of soliciting proxies and will reimburse banks, brokers, trustees and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders. We have retained Georgeson Shareholder Communications, Inc. to aid in distributing proxy materials and the solicitation of proxies. For these services, we expect to pay Georgeson a fee of less than $15,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Electronic Access to Proxy Materials

If you hold shares registered in your name, you may sign up at: http://www.computershare.com/investor to receive electronic access to proxy materials for future meetings, rather than receiving mailed copies. If you choose electronic access, you will receive an email notifying you when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a website and instructions on how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in “street name,” you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary.

Eliminating Duplicate Mailings

If you share an address and last name with one or more other Danaher shareholders, you may have received notification that you will receive only a single copy of our Annual Report and Proxy Statement for your entire household unless you or another Danaher shareholder at that address gives contrary instructions to our stock registrar and transfer agent or to the bank, broker, trustee or other intermediary that provides the notification. This practice, known as “householding,” is designed to reduce printing and mailing costs.

Upon written or oral request, Danaher will deliver promptly a separate copy of the Annual Report and Proxy Statement to any shareholder at a shared address to which Danaher delivered a single copy of any of these documents. If you wish to receive free of charge a separate Annual Report or Proxy Statement this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding,” please contact Computershare at 800-568-3476. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request.

DANAHER 2017 PROXY STATEMENT 71

OTHER INFORMATION

Information Relating to Forward-Looking Statements

Certain statements included in this Proxy Statement are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding financial projections; management’s plans and strategies for growth, innovation and future operations; competitive strengths; capital allocation, acquisitions and the integration thereof; executive compensation and objectives related thereto; growth, declines and other trends in markets we sell into; risk mitigation; general economic and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Danaher intends or believes will or may occur in the future. Terminology such as “believe,” “anticipate,” “should,” “could,” “intend,” “will,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements included in this Proxy Statement speak only as of the date of this Proxy Statement. Except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Website Disclosure

We may provide disclosure in the “Investor – Corporate Governance” section of our corporate website, http://www.danaher.com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the Board or with individual directors, the Lead Independent Director or the non-management or independent directors as a group; (3) the identity of any member of Danaher’s Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on Danaher’s Audit Committee; and (4) contributions by Danaher to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. We also intend to disclose any amendment to the Standards of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act, and any waiver from a provision of the Standards of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the “Investor—Corporate Governance” section of our corporate website, http://www.danaher.com, within four business days following the date of such amendment or waiver.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board or with individual directors, the Lead Independent Director or the non-management or independent directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management or independent directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied except that Mr. Hugin failed to report on a Form 3 his ownership of certain Danaher shares, and Mr. King failed to file Form 4s relating to salary deferrals into his Danaher Common Stock investment account in the EDIP. Mr. Hugin’s ownership of Danaher shares was subsequently reported on an amended Form 3 and Mr. King’s salary deferral transactions were subsequently reported on a Form 5.

72 DANAHER 2017 PROXY STATEMENT

Other Information

Annual Report on Form 10-K for 2016

Danaher will provide, without charge, a copy of the Danaher Annual Report on Form 10-K for 2016 filed with the SEC to any shareholder upon request directed to: Investor Relations, Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C., 20037-1701 or by email to: investor.relations@danaher.com.

Shareholder Proposals and Nominations for 2018 Annual Meeting

A shareholder who wishes to include a proposal in Danaher’s proxy statement for the 2018 Annual Meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act must submit the proposal in writing to Danaher’s Corporate Secretary at Danaher’s principal executive offices, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701, for receipt no later than December 1, 2017 in order to be considered for inclusion.

In order to be properly brought before the 2018 Annual Meeting, a shareholder’s notice of nomination of one or more director candidates to be included in the Company’s proxy statement pursuant to Article II, Section 11 of our Bylaws (a “proxy access nomination”) must be received by Danaher’s Corporate Secretary at the above address no earlier than November 1, 2017 and no later than December 2, 2017. If the date of the 2018 Annual Meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, notice by the shareholder to be timely must be so received not later than the later of the 120th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made.

Shareholders intending to present a proposal at the 2018 Annual Meeting without having it included in the Company’s proxy statement must comply with the advance notice requirements set forth in the Company’s Bylaws. If a shareholder fails to provide timely notice of a proposal to be presented at the 2018 Annual Meeting, the proxies provided to Danaher’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. In order to comply with the advance notice requirements set forth in the Company’s Bylaws, appropriate notice would need to be provided to Danaher’s Secretary at the address noted above no earlier than December 31, 2017 and no later than January 30, 2018. If the date of the 2018 Annual Meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, notice by the shareholder to be timely must be so received not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever mailing or disclosure first occurs.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Vice President, Associate General Counsel and Secretary

Dated: March 31, 2017

DANAHER 2017 PROXY STATEMENT 73

Appendix A

DANAHER CORPORATION

2007 OMNIBUS INCENTIVE PLAN

As Amended and Restated

1.	Purpose of the Plan. Danaher Corporation, a Delaware corporation, wishes to recruit and retain Employees and Directors. To further these objectives, the Company established the Danaher Corporation 2007 Stock Incentive Plan, which is hereby renamed the Danaher Corporation 2007 Omnibus Incentive Plan. Under the Plan, the Company may make grants of Options, Stock Appreciation Rights, Restricted Stock Units (including Performance Stock Units), Other Stock-Based Awards and Cash-Based Awards. The Company may also make direct grants of Common Stock in the form of Restricted Stock Grants to Participants as a bonus or other incentive or grant such stock in lieu of Company obligations to pay cash under other plans or compensatory arrangements, including any deferred compensation plans.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Compensation Committee of the Board, unless the Board specifies another committee or the Board acts in such capacity.

“Applicable Period” with respect to any Performance Period for an Award granted to a Covered Employee that is intended to be “qualified performance-based compensation” under Code Section 162(m) means a period beginning on or before the first day of the Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units (including Performance Stock Units), Dividend Equivalents, Other Stock-Based Awards, or Cash-Based Awards (each as defined below).

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award denominated in cash and granted under Section 10(b) of the Plan.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations issued with respect thereof.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the common stock of the Company.

“Company” means Danaher Corporation, a Delaware corporation.

“Consultant” means any person engaged as a consultant or advisor of the Company or an Eligible Subsidiary for whom a Form S-8 Registration Statement is available for the issuance of securities.

“Covered Employee” means any person who is a “covered employee” within the meaning of Code Section 162(m).

“Date of Grant” means the date as of which the Administrator grants an Award to a person (which to the extent specified by the Administrator on or before the Award approval date may be a date later than the date on which the Administrator approves the Award).

“Disability” means, unless otherwise provided in the applicable Award agreement approved by the Administrator, a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

“Early Retirement” means, unless otherwise provided in the applicable Award agreement approved by the Administrator, (1) with respect to an Employee, the Employee ceases to be an Employee (except, in the Administrator’s sole discretion, for termination by reason of the Employee’s Gross Misconduct as determined by the Administrator) at or after reaching age fifty-five (55) and completing ten (10) Years of Service, and (2) with respect to a Director, the Director ceases to be a Director (except for termination by reason of the Director’s Gross Misconduct, as determined by the Administrator) at or after reaching age fifty-five (55) and completing ten (10) Years of Service.

“Eligible Director” (or “Director”) means a non-employee director of the Company or one of its Eligible Subsidiaries.

“Eligible Subsidiary” means each of the Company’s Subsidiaries, except as the Administrator otherwise specifies.

“Employee” means any person employed as an employee of the Company or an Eligible Subsidiary and designated as such on the payroll records thereof. An Employee shall not include any individual during any period that he or she is classified or treated by the Company or any Eligible Subsidiary as an independent contractor, a consultant, or an employee of an employment, consulting or temporary agency, and shall be determined without regard to whether such individual is subsequently determined to have been, or is subsequently reclassified as, a common-law employee of the Company or any Eligible Subsidiary during such period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Price” means, in the case of an Option, the value of the consideration that an Optionee must provide in exchange for one share of Common Stock. In the case of a SAR, “Exercise Price” means an amount which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

“Fair Market Value” means, as of any date, the fair market value of a share of Common Stock for purposes of the Plan which will be determined as follows:

(i)	If the Common Stock is traded on the New York Stock Exchange or other national securities exchange, the closing sale price on that date or, if the given date is not a trading day, the closing sale price for the immediately preceding trading day; or

(ii)	If the Common Stock is not traded on the New York Stock Exchange or other national securities exchange, the Fair Market Value thereof shall be determined in good faith by the Administrator and in compliance with Code Section 409A.

“Gross Misconduct” means, unless otherwise provided in the applicable Award agreement approved by the Administrator, the Participant has:

(i)	committed fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any Subsidiary thereof, or any other action in willful disregard of the interests of the Company or any Subsidiary thereof;

(ii)	been convicted of, or pled guilty or no contest to, (i) a felony, (ii) any misdemeanor (other than a traffic violation) with respect to his/her employment, or (iii) any other crime or activity that would impair his/her ability to perform his/her duties or impair the business reputation of the Company or any Subsidiary;

(iii)	refused or willfully failed to adequately perform any duties assigned to him/her; or

(iv)	refused or willfully failed to comply with standards, policies or procedures of the Company or any Subsidiary thereof, including without limitation the Company’s Standards of Conduct as amended from time to time.

“Incentive Stock Option” or “ISO” means a stock option intended to qualify as an incentive stock option within the meaning of Code Section 422.

“Normal Retirement” means, unless otherwise provided in the applicable Award agreement approved by the Administrator, (1) with respect to an Employee, the Employee ceases to be an Employee (except, in the Administrator’s sole discretion, for termination by reason of the Employee’s Gross Misconduct as determined by the Administrator) at or after reaching age sixty-five (65), and (2) with respect to a Director, the Director ceases to be a Director (except for termination by reason of the Director’s Gross Misconduct, as determined by the Administrator) at or after reaching age sixty-five (65).

“Option” means a stock option granted pursuant to the Plan that is not an ISO, entitling the Optionee to purchase shares of Common Stock at a specified price.

“Optionee” means an Employee, Consultant, or Director who has been granted an Option under this Plan or, where appropriate, a person authorized to exercise an Option in place of the intended original Optionee.

“Other Stock-Based Awards” are Awards (other than Options, SARs, RSUs (including Performance Stock Units), Restricted Stock Grants and Cash-Based Awards) that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock.

“Participant” means Optionees and Recipients, collectively. The term “Participant” also includes, where appropriate, a person authorized to exercise an Option or hold or receive another Award in place of the intended original Optionee or Recipient.

“Performance Stock Unit” or “PSU” means a Restricted Stock Unit that is subject to performance-based vesting conditions or Performance Objectives based in whole or in part on relative total shareholder return.

“Performance Objectives” means one or more objective, measurable performance factors as determined by the Committee (as described in Section 4(b) of the Plan) with respect to each Performance Period based upon one or more of the factors set forth in Section 14 of the Plan.

“Performance Period” means, with respect to Awards granted to Covered Employees that are intended to be “qualified performance-based compensation” under Code Section 162(m), a period for which Performance Objectives are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. For all other Awards, Performance Period means the period over which performance-based vesting conditions are to be determined or measured. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Unless otherwise designated by the Committee, the Performance Period will be based on the calendar year.

“Plan” means this 2007 Omnibus Incentive Plan, as amended from time to time.

“Recipient” means an Employee, Consultant, or Director who has been granted an Award other than an Option under this Plan or, where appropriate, a person authorized to hold or receive such an Award in place of the intended original Recipient.

“Restricted Stock Grant” means a direct grant of Common Stock, as awarded under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an unfunded right to receive (if conditions are met) one share of Common Stock, as awarded under Section 9 of the Plan.

“Retirement” means both Early Retirement and Normal Retirement, as defined herein.

“Retirement Provision Transition Date” means February 23, 2015.

“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Appreciation Right” or “SAR” means any right granted under Section 7 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity (other than the Company) in an unbroken chain beginning with the Company if, at the time an Award is granted to a Participant under the Plan, each of such entities (other than the last entity in the unbroken chain) owns stock or other equity possessing twenty percent (20%) or more of the total combined voting power of all classes of stock or equity in one of the other entities in such chain.

“Tranche” means, with respect to any Award, all portions of the Award as to which the time-based vesting criteria are scheduled to be satisfied on the same date.

“Years of Service” means, in the case of any Employee, consecutive (i.e., uninterrupted by a termination of employment) years in which a Participant serves as an Employee; provided that for the avoidance of doubt, with respect to service as an Employee of a Subsidiary, only employment with an entity at such times as such entity is a Subsidiary will count toward Years of Service. In the case of a Director, “Years of Service” means consecutive years in which the Participant serves as a Director.

3.	Eligibility. All Employees, Consultants, and Directors are eligible for Awards under this Plan. Eligible Employees, Consultants, and Directors become Optionees or Recipients when the Administrator grants them, respectively, an Option or one of the other Awards under this Plan.

4.	Administration of the Plan.

(a)	The Administrator. The Administrator of the Plan is the Compensation Committee of the Board, unless the Board specifies another committee. The Board may also act under the Plan as though it were the Administrator. The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions to Employees (other than the power to grant awards to Directors, Section 16 Persons or Covered Employees), to the extent permitted under applicable Delaware corporate law.

(b)	Code Section 162(m) and Rule 16b-3 Compliance. The Administrator may, but is not required to, grant Awards that are intended to qualify as performance based compensation exempt from the deductibility limitations of Code Section 162(m). However, grants of Awards to Covered Employees intended to qualify as performance based compensation under Code Section 162(m) shall be made and certified only by a Committee (or a subcommittee of the Committee) consisting solely of two or more “outside directors” (as such term is defined under Code Section 162(m)). Awards to Section 16 Persons shall be made only by a Committee (or a subcommittee of the Committee) consisting solely of two or more non-employee Directors in accordance with Rule 16b-3 under the Exchange Act.

(c)	Powers of the Administrator. The Administrator’s powers will include, but not be limited to, the power to: construe and interpret the terms of the Plan and Awards granted pursuant to the Plan (including the power to remedy any ambiguity, inconsistency, or omission); amend, waive, or extend any provision or limitation of any Award (except as expressly limited by the terms of the Plan), which shall include without limitation the power to accelerate or waive any vesting condition; in order to fulfill the purposes of the Plan and without amending the Plan, to vary the terms of or modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and to adopt such procedures as are necessary or appropriate to carry out the foregoing.

(d)	Granting of Awards. Subject to the terms of the Plan, the Administrator will, in its sole discretion, determine the Optionees and the Recipients of other Awards and will determine either initially or subsequent to the grant of the relevant Award:

(i)	the terms of such Awards;

(ii)	the schedule for exercisability and nonforfeitability, including any requirements that the Participant or the Company satisfy performance criteria or Performance Objectives, and the acceleration or waiver of the exercisability or nonforfeitability of the Awards (for the avoidance of doubt, the Administrator shall have discretion to accelerate or waive the vesting of all or a portion of any performance-based vesting conditions or Performance Objectives);

(iii)	the time and conditions for expiration of the Awards; and

(iv)	the form of payment due upon exercise or grant of Awards.

Notwithstanding anything to the contrary in this Plan, if a Participant changes classification from a full-time employee to a part-time employee, the Administrator may in its sole discretion (1) reduce or eliminate a Participant’s unvested Award or Awards, and/or (2) extend any vesting schedule to one or more dates within the period of the original term of the Award.

(e)	Substitutions. The Administrator may also grant Awards in conversion or replacement of or substitution for options or other equity awards or interests held by individuals who become Employees of the Company or of an Eligible Subsidiary as a result of the Company’s acquiring or merging with the individual’s employer. If necessary to conform the Awards to the awards or interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires. Notwithstanding anything in the foregoing to the contrary, any Award to any Participant who is a U.S. taxpayer will be adjusted appropriately pursuant to Code Section 409A.

(f)	Repricing Prohibition. Other than as provided under Section 15 below and except in connection with a Substantial Corporate Change, merger, acquisition, spinoff, or other similar corporate transaction, the Administrator may not (1) reduce the Exercise Price of any outstanding Option or SAR, (2) cancel an outstanding Option or SAR in exchange for an Option or SAR with an Exercise Price that is less than the Exercise Price of the original Option or SAR, or (3) cancel an outstanding Option or SAR in exchange for cash or another Award at any time that the Fair Market Value of the Common Stock underlying the Option or SAR is less than the Exercise Price of such Option or SAR, unless in each case the Company’s shareholders have approved such action.

(g)	Effect of Administrator’s Decision. The Administrator’s determinations under the Plan need not be uniform and need not consider whether actual or potential Participants are similarly situated. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

(h)	Time Limit for Participant Claims. Any claim under the Plan or any Award must be commenced by a Participant within twelve (12) months of the earliest date on which the Participant’s claim first arises, or the Participant’s cause of action accrues, or such claim will be deemed waived by the Participant.

5.	Stock Subject to the Plan.

(a)	Share Limits; Shares Available. Except as adjusted below in the event of a Substantial Corporate Change (as defined in Section 16(a)) or as provided under Section 15, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be 126,846,408 shares (the “Maximum Share Limit”). The Common Stock may come from treasury shares, authorized but unissued shares, or previously issued shares that the Company reacquires, including shares it purchases on the open market. Each share of Common Stock subject to an Option or SAR counts against the Maximum Share Limit as one share of Common Stock; each share of Common Stock subject to any Award other than an Option or SAR that is granted on or prior to February 28, 2017 counts against the Maximum Share Limit as one share of Common Stock; and each share of Common Stock subject to any Award other than an Option or SAR that is granted after February 28, 2017 counts against the Maximum Share Limit as 3.56 shares of Common Stock. If after February 28, 2017 any Award expires, is canceled, forfeited, cash-settled, exchanged or assumed by a third party or terminates for any other reason, in each case without a distribution of shares of Common Stock to the Participant, each share of Common Stock available under that Award is added back to the Maximum Share Limit as: one share of Common Stock if such share of Common Stock was subject to an Option or SAR; and 3.56 shares of Common Stock if such share of Common Stock was subject to any Award other than an Option or SAR. Notwithstanding the foregoing, the following shares of Common Stock shall not again become available for Awards or increase the number of shares available for grant under this Section 5(a): (1) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or SAR, (2) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation under this Plan, (3) shares of Common Stock repurchased by the Company with proceeds received from the exercise of an Option, and (4) shares of Common Stock subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise. For the avoidance of doubt, the fungible share counting set forth in this Section 5(a) shall apply solely with respect to determining the counting of shares of Common Stock against the Maximum Share Limit and shall not apply with respect to the counting of shares under the individual share limits set forth in Section 5(b). Shares of Common Stock issued to convert, replace or adjust outstanding options or other equity-compensation awards in connection with a merger or acquisition, as permitted by NYSE Listed Company Manual Section 303A.08 or any successor provision, shall not reduce the number of shares available for issuance under the Plan.

(b)

Code Section 162(m) Limitations on Awards. The aggregate number of shares of Common Stock subject to Options or SARs that may be granted under this Plan during any one calendar year to any one Participant shall not exceed 1,000,000; the aggregate number of shares of Common Stock subject to any other type of Award that is intended to be “qualified performance-based compensation” under Code Section 162(m) and that may be granted under this Plan during any one calendar year to any one Participant shall not exceed 500,000; and the aggregate amount of cash subject to any Cash-Based Award that may be granted under this Plan during any one calendar year to any one Participant (other than Directors, for whom the cash limit set forth in Section 5(f) shall apply) shall not exceed ten million dollars ($10,000,000). Each of the foregoing separate limitations shall be subject to adjustment under Section 15, and each of the foregoing separate limits for any one Participant shall be doubled in the initial year of hire. To the extent required by Code Section

162(m), if any Award which is intended to comply with Code Section 162(m) is canceled, the canceled Award shall continue to count against the maximum number of shares of Common Stock or the maximum amount of cash, as applicable, with respect to which an Award may be granted in any one calendar year pursuant to the foregoing limitations.

(c)	Minimum Vesting Conditions. Notwithstanding anything to the contrary in this Plan, all Awards approved under the Plan after May 9, 2017 (other than Cash-Based Awards) shall be subject to a vesting period or performance period, as applicable, of at least one year following the Date of Grant; provided, however, that (1) up to five percent (5%) of the Maximum Share Limit under this Plan may be issued without regard to the foregoing minimum vesting period, (2) the foregoing minimum vesting period shall not apply in the event of death, Disability, Retirement or other terminations of employment or service, and (3) the Administrator may waive the restrictions set forth in this sentence in its sole discretion in the event of a Substantial Corporate Change.

(d)	Stockholder Rights. Except for Restricted Stock Grants and except as the Administrator otherwise specifies (including without limitation in the terms of any Award agreement approved by the Administrator), the Participant will have no rights of a stockholder with respect to the shares of Common Stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise or, as applicable, the grant or nonforfeitability, of an Award. Except as the Administrator otherwise specifies (including without limitation in the terms of any Award agreement approved by the Administrator) or as contemplated under Section 15, no adjustment will be made for a dividend or other right for which the record date precedes the date of exercise or nonforfeitability, as applicable.

(e)	Fractional Shares. The Company will not issue fractional shares of Common Stock pursuant to the exercise or vesting of an Award. Any fractional share will be rounded up and issued to the Participant in a whole share; provided that to the extent rounding a fractional share up would result in the imposition of either (i) individual tax and penalty interest charges imposed under Code Section 409A or (ii) adverse tax consequences to a Participant located outside of the United States, the fractional share will be rounded down without the payment of any consideration in respect of such fractional share.

(f)	Director Limits. The maximum number of shares subject to Awards granted during a single fiscal year to any Director, taken together with such Director’s cash fees with respect to the fiscal year (whether such cash fees are paid currently or deferred under the Non-Employee Directors’ Deferred Compensation Plan), shall not exceed $800,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The foregoing limit shall be increased to $1,300,000 for any Director who serves as Chairman or Vice-Chairman (or similar role) of the Board.

(g)	Dividends and Dividend Equivalents. The Recipient of an Award other than an Option or SAR may, if so determined by the Administrator, be entitled to receive cash, stock or other property dividends declared on shares of Common Stock, or amounts equivalent thereto (“Dividend Equivalents”), with respect to the number of shares of Common Stock covered by the Award, as determined by the Administrator in its sole discretion and set forth in the applicable Award agreement. The Administrator may provide that any Dividend Equivalents shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested. Any dividends or Dividend Equivalents with respect to any such Award shall be subject to the same restrictions and risks of forfeiture (including any service-based or performance-based vesting conditions) as the underlying Award.

6.	Terms and Conditions of Options.

(a)	General. Options granted to Employees, Consultants, and Directors are not intended to qualify as Incentive Stock Options. Subject to Section 4, the Administrator may set whatever conditions it considers appropriate for the Options, including time-based and/or performance-based vesting conditions.

(b)	Exercise Price. The Administrator will determine the Exercise Price under each Option and may set the Exercise Price without regard to the Exercise Price of any other Options granted at the same or any other time. The Exercise Price per share for the Options may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, except in the event of an Option substitution as contemplated by Section 4(e) above, or as provided under Section 15 below. The Company may use the consideration it receives from the Optionee for general corporate purposes.

(c)	Exercisability. The Administrator will determine the times and conditions for exercise of each Option but may not extend the period for exercise of an Option beyond the tenth anniversary of its Date of Grant. Options will become exercisable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Optionee may exercise any portion of an Option.

(d)	Method of Exercise; Method of Payment. To exercise any exercisable portion of an Option, the Optionee must:

(i)	Deliver a written notice of exercise to the Secretary of the Company (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue and specifying the number of shares of Common Stock underlying the portion of the Option the Optionee is exercising;

(ii)	Pay the full Exercise Price by cashier’s or certified check or wire transfer of immediately available funds for the shares of Common Stock with respect to which the Option is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and

(iii)	Deliver to the Secretary of the Company (or to whomever the Administrator designates) such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

Payment in full of the Exercise Price need not accompany the written notice of exercise provided the notice directs that the shares of Common Stock issued upon the exercise be delivered, either in certificate form or in book entry form, to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the shares are delivered to the broker, either in certificate form or in book entry form, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price.

The Administrator may agree to payment under a cashless exercise program approved by the Company or through a broker-dealer sale and remittance procedure pursuant to which the Optionee (1) shall provide written instructions to a licensed broker acceptable to the Company and acting as agent for the Optionee to effect the immediate sale of some or all of the purchased Shares and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares of Common Stock, and (2) shall provide written direction to the Company to deliver the purchased shares of Common Stock directly to such brokerage firm in order to complete the sale transaction.

The Administrator may agree to payment through the tender to the Company of shares of Common Stock. Shares of Common Stock offered as payment will be valued, for purposes of determining the extent to which the Optionee has paid the Exercise Price, at their Fair Market Value on the date of exercise.

(e)	Term. No one may exercise an Option more than ten years after its Date of Grant.

(f)	Automatic Exercise of Certain Expiring Options. Notwithstanding any other provision of this Plan or any Award agreement (other than this Section), on the last trading day on which all or a portion of an outstanding Option may be exercised, if as of the close of trading on such day the then Fair Market Value of a share of Common Stock exceeds the per share Exercise Price of the Option by at least $.01 (such expiring portion of an Option that is so in-the-money, an “Auto-Exercise Eligible Option”), the Optionee shall be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised, forfeited or terminated) as of the close of trading in accordance with the provisions of this Section. In the event of an automatic exercise pursuant to this Section, the Company shall reduce the number of shares of Common Stock issued to the Optionee upon such Optionee’s automatic exercise of the Auto-Exercise Eligible Option in an amount necessary to satisfy (1) the Optionee’s Exercise Price obligation for the Auto-Exercise Eligible Option, and (2) the minimum amount of tax required to be withheld in connection with the automatic exercise (or such other rate that will not cause adverse accounting consequences for the Company) unless the Administrator deems that a different method of satisfying such withholding obligations is practicable and advisable, in each case based on the Fair Market Value of the Common Stock as of the close of trading on the date of exercise. In accordance with procedures established by the Administrator, an Optionee may notify the Company’s record-keeper in writing in advance that he or she does not wish for the Auto-Exercise Eligible Option to be exercised. This Section shall not apply to any Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Company may determine to cease automatically exercising Options at any time.

7.	Terms and Conditions of Stock Appreciation Rights.

(a)	General. A SAR represents the right to receive a payment, in cash, shares of Common Stock or both (as determined by the Administrator), equal to the excess of the Fair Market Value on the date the SAR is exercised over the SAR’s Exercise Price, if any.

(b)	Exercise Price. Subject to Section 4, the Administrator will establish in its sole discretion the Exercise Price of a SAR and all other applicable terms and conditions, including time-based and/or performance-based vesting conditions. The Exercise Price for the SAR may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, except in the event of a SAR substitution as contemplated by Section 4(e) above, or as provided under Section 15 below.

(c)	Exercisability. The Administrator will determine the times and conditions for exercise of each SAR but may not extend the period for exercise of a SAR beyond the tenth anniversary of its Date of Grant. SARs will become exercisable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of a SAR.

(d)	Term. No one may exercise a SAR more than ten years after its Date of Grant.

8.	Terms and Conditions of Restricted Stock Grants.

(a)

General. A Restricted Stock Grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives. The Company shall issue the shares to each Recipient of a Restricted Stock Grant either (i) in certificate form or (ii) in book entry form, registered in the name of the Recipient, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to the Award; provided that the Company may require that any stock certificates evidencing Restricted Stock Grants be held in the custody of the Company or its agent until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Grant, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award.

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for Restricted Stock Grants by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the Restricted Stock Grant.

(c)	Lapse of Restrictions. The shares of Common Stock underlying such Restricted Stock Grants will become nonforfeitable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such Restricted Stock Grants will lapse. Unless otherwise specified by the Administrator or by the Committee described in Section 4(b) of the Plan, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, on or prior to the tenth anniversary of the Date of Grant.

(d)	Rights as a Stockholder. A Recipient who is awarded a Restricted Stock Grant under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. After the lapse of the restrictions without forfeiture in respect of the Restricted Stock Grant, the Company shall remove any legends or notations referring to the terms, conditions and restrictions on such shares of Common Stock and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such shares of Common Stock.

9.	Terms and Conditions of Restricted Stock Units.

(a)	General. RSUs shall be credited as a bookkeeping entry in the name of the Participant in an account maintained by the Company. No shares of Common Stock are actually issued to the Participant in respect of RSUs on the Date of Grant. Shares of Common Stock shall be issuable to the Participant only upon the lapse of such restrictions and satisfaction of such vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives.

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for RSUs by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the RSUs.

(c)	Lapse of Restrictions. RSUs will vest and the underlying shares of Common Stock will become nonforfeitable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such RSUs will lapse. Unless otherwise specified by the Administrator, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, on or prior to the tenth anniversary of the Date of Grant.

(d)	Rights as a Stockholder. Except as the Administrator otherwise specifies (including without limitation in the terms of any Award agreement approved by the Administrator), a Recipient who is awarded RSUs under the Plan shall possess no incidents of ownership with respect to the underlying shares of Common Stock.

(e)

Post-Vesting Holding Period for Performance Stock Units. Unless the Administrator determines otherwise prior to the grant of the relevant Award, and except as otherwise provided in Section 11 below, payment of any Performance Stock Unit (including those subject to the Normal and Early

Retirement provisions of Section 11) that vests pursuant to its terms shall be deferred until the fifth anniversary (the “Fifth Anniversary”) of the beginning of the Performance Period applicable to such Performance Stock Unit (the “Commencement Date”); provided, however, if such payment date would subject the Participant to liability under Section 16 of the Exchange Act, any such deferred payment shall be made on a date selected by the Administrator in its sole discretion which may be as early as thirty (30) days prior to the Fifth Anniversary or at a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the Fifth Anniversary.

10.	Terms and Conditions of Other Stock-Based Awards and Cash-Based Awards.

(a)	The Administrator may grant Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The purchase, exercise, exchange or conversion of Other Stock-Based Awards and all other terms and conditions applicable to such Awards will be determined by the Administrator in its sole discretion.

(b)	The Administrator may grant Cash-Based Awards, each of which may be expressed in dollars or may be based on a formula that is consistent with the provisions of the Plan. The terms and conditions applicable to Cash-Based Awards will be determined by the Administrator in its sole discretion.

11.	Termination of Employment. Unless the Administrator determines otherwise (either initially or subsequent to the grant of the relevant Award), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s employment, where termination of employment means the time when the active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary ends for any reason, including Retirement; provided that notwithstanding anything in this Plan to the contrary, unless otherwise determined by the Administrator, this Section 11 shall not apply to Cash-Based Awards and any reference in this Section 11 to an “Award” shall be deemed to be a reference to all Awards other than Cash-Based Awards. For purposes of Awards granted under this Plan, the Administrator shall have sole discretion to determine whether a Participant has ceased to be actively employed by (or, in the case of a Consultant or Director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. For the avoidance of doubt, a Participant’s active employer-employee or other active service-providing relationship shall not be extended by any notice period mandated under local law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to local law), and in the event of a Participant’s termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise any Option or SAR after termination of employment, if any, shall be measured by the date of termination of active employment or service and shall not be extended by any notice period mandated under local law. Unless the Administrator provides otherwise (either initially or subsequent to the grant of the relevant Award) (1) termination of employment will include instances in which a common law employee is terminated and immediately rehired as an independent contractor, and (2) the spin-off, sale, or disposition of a Participant’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Participant’s employer no longer constitutes an Eligible Subsidiary shall constitute a termination of employment or service.

(a)

General. Upon termination of employment for any reason other than death, Early Retirement or (except with respect to RSUs granted prior to the Retirement Provision Transition Date) Normal Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. Except as set forth in subsections (b) – (i) below, the Participant shall have a period of ninety (90) days, commencing with the first date the Participant is no longer actively employed, to exercise the vested portion of any outstanding Options or SARs, subject to the term of the Option or SAR; provided, however, that if the exercise of an Option or SAR following termination of employment (to the extent such post-termination exercise is permitted under this Section 11(a)) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option or SAR shall terminate upon the later of (1) thirty (30) days after such exercise becomes covered by an effective registration statement, (2) in the event that a sale of shares of Common Stock received upon exercise of an Option or SAR would subject the Participant to liability under Section 16(b) of the Exchange Act, thirty (30) days after the last date on which such sale would result in liability, or (3) the end of the original post-termination exercise period; provided, however, that in no event may an Option or SAR be exercised after the expiration of the term of the Award.

(b)	Normal Retirement. Upon termination of employment by reason of the Participant’s Normal Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award (1) with respect to all Options or SARs held by the Participant for at least six (6) months prior to the Normal Retirement date, subject to the term of the Award unvested Options will continue to vest and, together with any Options that are vested as of the Optionee’s Normal Retirement date, shall remain outstanding and (once vested) may be exercised until the fifth anniversary of the Normal Retirement date (or if earlier, the expiration date of the Option), (2) with respect to each Tranche of RSUs (other than PSUs) with a Date of Grant on or after the Retirement Provision Transition Date that is unvested as of the Normal Retirement date, such Tranche will vest as of the time-based vesting date for such Tranche, but if and only if any Performance Objective applicable to such Tranche is satisfied on or prior to such time-based vesting date, (3) a pro-rata portion of unvested Performance Stock Units held by the Participant as of the Normal Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant in the applicable Performance Period prior to the Participant’s Normal Retirement date to (y) the total number of months in the applicable Performance Period) shall continue to vest subject to actual performance to be measured as of the end of the Performance Period, and (4) all unvested portions of any other outstanding Awards (including without limitation Restricted Stock Grants) shall be immediately forfeited without consideration. If the Date of Grant of an Option does not precede the Optionee’s Normal Retirement date by at least six (6) months, the post-termination exercise period with respect to such Option shall be governed by the other provisions of this Section 11, as applicable.

(c)	Early Retirement. Solely with respect to Awards with a Date of Grant on or after the Retirement Provision Transition Date, upon termination of employment by reason of the Participant’s Early Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award (1) subject to the term of the Award a pro-rata portion of any Tranche of unvested Options or SARs held by the Participant for at least six (6) months prior to the Early Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant from the Date of Grant to the Early Retirement date to (y) the total number of months in the original time-based vesting schedule of the particular Tranche) will continue to vest and, together with any Options and SARs that are vested as of the Participant’s Early Retirement, shall remain outstanding and (once vested) may be exercised until the fifth anniversary of the Early Retirement date (or if earlier, the expiration date of the Award), (2) a pro-rata portion of any Tranche of RSUs (other than PSUs) that is unvested as of the Early Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant from the Date of Grant to the Early Retirement date to (y) the total number of months in the original time-based vesting schedule of the Tranche) will vest as of the time-based vesting date for such Tranche, but if and only if any Performance Objective applicable to such Tranche is satisfied on or prior to such time-based vesting date, (3) a pro-rata portion of the unvested Performance Stock Units held by the Participant as of the Early Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant in the applicable Performance Period prior to the Participant’s Early Retirement date to (y) the total number of months in the applicable Performance Period) shall continue to vest subject to actual performance to be measured as of the end of the Performance Period, and (4) all unvested portions of any other outstanding Awards (including without limitation Restricted Stock Grants) shall be immediately forfeited without consideration. If the Date of Grant of an Option does not precede the Optionee’s Early Retirement date by at least six (6) months, the post-termination exercise period with respect to such Option shall be governed by the other provisions of this Section 11, as applicable.

(d)	Other Conditions Applicable to Continued Vesting Upon Retirement. To be eligible for the Retirement treatment described above, if required by the Company or an Eligible Subsidiary the Participant must execute the appropriate form of Company post-employment restrictive covenant agreement.

(e)	Death.

(i)	Options/SARs. Upon termination of employment by reason of the Participant’s death, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award, all unexpired Options and SARs will become fully exercisable and, subject to the term of the Option or SAR, may be exercised for a period of twelve months thereafter by the personal representative of the Participant’s estate or any other person to whom the Option or SAR is transferred under a will or under the applicable laws of descent and distribution.

(ii)	RSUs (Other Than PSUs) and Restricted Stock. Upon termination of employment by reason of the Participant’s death, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award, a portion of the outstanding RSUs (other than PSUs) and Restricted Stock Grants shall become vested which will be determined as follows. With respect to each Tranche, upon the Participant’s death, a pro rata amount of the RSUs (other than PSUs) or the Restricted Stock Grant will vest based on the number of complete twelve-month periods between the Date of Grant and the date of death (provided that any partial twelve-month period between the Date of Grant and the date of death shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of months in the original time-based vesting schedule of the Tranche. Notwithstanding anything in the Plan to the contrary, unless otherwise provided by the Administrator, this acceleration of the vesting will also apply to any RSUs (other than PSUs) or Restricted Stock Grants the Committee has designated as covered by Performance Objectives for purposes of complying with Code Section 162(m).

(iii)	PSUs.

(1)	Upon termination of employment by reason of the Participant’s death prior to the conclusion of the Performance Period applicable to an award of PSUs, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award, the Participant’s estate will become vested in the portion of the Award determined by multiplying (1) the target amount of PSUs (and related Dividend Equivalent rights) subject to such Award, times (2) the quotient of the number of complete twelve-month periods between and including the Commencement Date and the date of death (provided that any partial twelve-month period between and including the Commencement Date and the date of death shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of twelve-month periods in the Performance Period. Unless otherwise provided by the Administrator, this acceleration of the vesting will also apply to any PSUs the Committee has designated as covered by Performance Objectives for purposes of complying with Code Section 162(m). With respect to any PSUs that vest pursuant to this Section, the underlying Common Stock (and related Dividend Equivalent rights) will be paid to the Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following Participant’s death.

(2)

Upon termination of employment by reason of the Participant’s death following the conclusion of the Performance Period but prior to the date the Common Stock (and related Dividend Equivalent rights) underlying vested PSUs are issued and paid, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award, the underlying Common Stock (and related Dividend Equivalent rights) will be paid to the Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following the later of (i) Participant’s death, and (ii) four (4) calendar months following the last day of the Performance Period.

(3)	For avoidance of doubt, in all other situations, if a Participant dies after the Participant’s employment terminates but prior to the date the Common Stock (and related Dividend Equivalent rights) underlying vested PSUs are issued and paid, the underlying Common Stock (and related Dividend Equivalent rights) will be paid to Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following the fifth anniversary of the Commencement Date.

(iv)	With respect to any Award other than an Option, SAR, RSU or Restricted Stock Grant, all unvested portions of the Award shall be immediately forfeited without consideration, unless otherwise provided by the Administrator.

(f)	Disability. Upon termination of employment by reason of the Participant’s Disability, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any Option or SAR will remain outstanding and, subject to the term of the Option or SAR, may be exercised by the Participant at any time until the first anniversary of the Participant’s termination of employment for Disability.

(g)	Gross Misconduct. Upon termination of employment by reason of the Participant’s Gross Misconduct as determined by the Administrator, the Administrator in its sole discretion may provide that all, or any portion specified by the Administrator, of the Participant’s (1) unexercised Options and SARs, (2) unvested RSUs, (3) unvested Restricted Stock Grants and (4) unvested Other Stock-Based Awards and Cash-Based Awards granted under the Plan, shall terminate and be forfeited immediately without consideration. Without limiting the foregoing provision, a Participant’s termination of employment shall be deemed to be a termination of employment by reason of the Participant’s Gross Misconduct if, after the Participant’s employment has terminated, facts and circumstances are discovered or confirmed that would have justified a termination for Gross Misconduct.

(h)	Post-Termination Covenants. Notwithstanding any other provision in the Plan, to the extent any Award may remain outstanding under the terms of the Plan after termination of the Participant’s employment or service-providing relationship, the Award will nevertheless expire as of the date that the Participant violates any covenant not to compete or any other post-termination covenant (including without limitation any nonsolicitation, nonpiracy of employees, nondisclosure, nondisparagement, works-made-for-hire or similar covenants) in effect between the Company and/or any Subsidiary thereof, on the one hand, and the Participant on the other hand, as determined by the Administrator.

(i)

Leave of Absence. To the extent approved by the Administrator (either specifically or pursuant to rules adopted by the Administrator), the active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence. For the avoidance of doubt, the Administrator, in its sole discretion, may determine that a Participant’s leave of absence to complete a course of study will not constitute termination of employment for purposes of the Plan. Further, during any approved leave of absence, the Administrator shall have sole discretion to provide (either specifically or pursuant to rules adopted by the Administrator) that the vesting of any Awards held by the Participant shall be frozen as of the first day of the leave (or as of any subsequent day during such leave, as applicable), and shall not resume until and unless the Participant returns to active employment or service prior to the expiration of the term (if any) of the Awards, subject to any requirements of applicable laws or contract. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of active employment or service.

12.	Award Agreements. The Administrator will communicate the material terms and conditions of an Award to the Participant in any form it deems appropriate, which may include the use of an Award agreement that the Administrator may require the Participant to sign. In the discretion of the Administrator an Award agreement and any provision for acceptance of an Award may be made in electronic format. Notwithstanding the foregoing, the Award agreements may contain special provisions for Participants located outside the United States and any Award agreement provision that modifies the Plan terms and conditions with respect to an Award granted to an Employee outside the United States shall govern. To the extent the Administrator determines not to document the terms and conditions of an Award in an Award agreement, the terms and conditions of the Award shall be as set forth in the Plan and in the Administrator’s records.

13.	Award Holder. During the Participant’s lifetime and except as provided under Section 21 below, only the Participant or his/her duly appointed guardian may exercise or hold an Award. After the Participant’s death, the personal representative of his or her estate or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Award or hold any then nonforfeitable portion of any Award. If someone other than the original Participant seeks to exercise or hold any portion of an Award, the Administrator may request such proof as it may consider necessary or appropriate of the person’s right to exercise or hold the Award.

14.	Performance Rules.

(a)	General. Subject to the terms of the Plan, the Committee will have the authority to establish and administer performance-based grant and/or vesting conditions and Performance Objectives with respect to such Awards as it considers appropriate, which Performance Objectives must be satisfied, as determined by the Committee, before the Participant receives or retains an Award or before the Award becomes nonforfeitable. Where such Awards are granted to Covered Employees, such Awards are intended to be subject to the requirements of Code Section 162(m) and conform with all provisions of Code Section 162(m) to the extent necessary to allow the Company to claim a Federal income tax deduction for the Awards as “qualified performance based compensation.” However, the Committee retains the sole discretion to grant Awards that do not so qualify and to determine the terms and conditions of such Awards including any performance-based vesting conditions that shall apply to such Awards. Notwithstanding satisfaction of applicable Performance Objectives, the number of shares of Common Stock, the amount of cash or the other benefits received under an Award that are otherwise earned upon satisfaction of such Performance Objectives may be reduced by the Committee (but not increased) on the basis of such further considerations that the Committee in its sole discretion shall determine. No Award subject to Code Section 162(m) shall be paid or vest, as applicable, unless and until the date that the Committee has certified, in the manner prescribed by Code Section 162(m), the extent to which the Performance Objectives for the Performance Period have been attained and has made its decisions regarding the extent, if any, of a reduction of such Award.

(b)

Performance Objectives. Performance Objectives will be based exclusively on any one of, or a combination of, the following performance-based measures determined based on the Company and its Subsidiaries on a group-wide basis or on the basis of Subsidiary, platform, division, operating unit and/or other business unit results (subject to the Committee’s exercise of negative discretion): (i) earnings per share (on a fully diluted or other basis), (ii) stock price targets or stock price maintenance, (iii) total shareholder return, (iv) return on capital, return on invested capital or return on equity; (v) pretax or after tax net income, (vi) working capital, (vii) earnings before interest and taxes, (viii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (ix) operating income, (x) free cash flow, (xi) operating cash flow, (xii) revenue or core revenue, (xiii) gross profit margin, operating profit margin, gross or operating margin improvement or core operating margin improvement, or (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, market share or geographic business expansion goals, cost targets, or objective goals relating to acquisitions, divestitures, innovation or product/service vitality.

The Committee shall determine whether such Performance Objectives are attained, and such determination will be final and conclusive. Each Performance Objective may be expressed in absolute and/or relative terms or ratios and may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, platforms, divisions, operating units and/or other business units) and/or the performance of unrelated companies. Without limiting the foregoing, in the case of earnings-based measures, Performance Objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), operating cash flow, free cash flow, shareholders’ equity, shares outstanding, assets and/or net assets.

For Awards intended to comply with Code Section 162(m), the measures used in setting Performance Objectives under the Plan for any given Performance Period will, to the extent applicable, be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (1) unusual or infrequently occurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to (“Comparison Period”)) and the cumulative effect thereof (provided that the Committee may (as specified by the Committee within the Applicable Period) either apply the changed accounting principle to the Performance Period and Comparison Period, or exclude the impact of the change in accounting principle from the Performance Period and Comparison Period), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that during the Performance Period or Comparison Period became or becomes a discontinued operation, (b) as to which control is or was lost during the Performance Period or Comparison Period, or (c) as to which the Company divested or divests its interest in the Performance Period or Comparison Period, (5) gains or charges related to the sale or impairment of assets, (6) (i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to any business as to which the Company acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities related to any business as to which the Company acquired a whole or partial interest and identified as of the acquisition date, and (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, (7) the impact of any discrete income tax charges or benefits during the Performance Period or the Comparison Period if such charges in aggregate exceed $10 million during the respective period, (8) all non-cash amortization charges, and (9) other objective income, expense, asset, liability and/or cash flow adjustments as may be consistent with the purposes of the Performance Objectives set for the given Performance Period and specified by the Committee within the Applicable Period, which may include adjustments that would cause one or more of the Performance Objectives to be considered “non-GAAP financial measures” under rules promulgated by the Securities and Exchange Commission; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii) and 6(iv), only gains or charges that individually or as part of a series of related items exceed $10 million in the relevant period are excluded; and provided further that the Committee in its sole discretion and within the Applicable Period may determine that any or all of the carve-outs described in subsections (1) through (8) shall not be excluded from the measures used to determine the Performance Objectives for a particular Performance Period or shall be modified, and/or may determine to exclude other items from such measures for such Performance Period.

15.	Adjustments upon Changes in Capital Stock. Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in the Common Stock occurs without the Company’s receiving consideration, the Administrator shall make an equitable adjustment as the Administrator in its sole discretion deems to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan to: (a) the number and kind of shares of Common Stock, other securities or property underlying, or the amount of cash subject to, each outstanding Award; (b) the Exercise Price or purchase price of any outstanding Award and applicable performance conditions relating to any outstanding Award; (c) the Maximum Share Limit; and (d) the number of shares of Common Stock specified as the annual per-Participant limitation under Section 5(b).

In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make an equitable adjustment as the Administrator in its sole discretion deems to be appropriate to the items set forth in any of subsections (a) – (d) in the preceding paragraph in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this Section 15 specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

16.	Substantial Corporate Change.

(a)	Definition. A Substantial Corporate Change means the consummation of:

(i)	the dissolution or liquidation of the Company;

(ii)	any transaction or series of transactions in which any person or entity or group of persons or entities is or becomes the owner, directly or indirectly, of voting securities of the Company (not including any securities acquired directly from the Company or any affiliate thereof) representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(iii)	a change in the composition of the Board such that individuals who were serving on the Board as of May 9, 2017, together with any new member of the Board (other than a member of the Board whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the members of the Board then still in office who either were members of the Board on May 9, 2017 or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of the Board then serving;

(iv)	a merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to have both (A) more than 50% of the combined voting power of the voting securities of the ultimate parent entity resulting from such merger, consolidation, or reorganization (and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company voting securities among the holders thereof immediately prior to such transaction), and (B) the power to elect at least a majority of the board of directors or other governing body of the ultimate parent entity resulting from such merger, consolidation, or reorganization; or

(v)	the sale of all or substantially all of the assets of the Company to another person or entity.

(b)	Treatment of Awards. Upon a Substantial Corporate Change, either (1) the Board will provide for the assumption or continuation of outstanding Awards, or the substitution for such Awards of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event such Awards will continue in the manner and under the terms so provided, or (2) if any outstanding such Award is not so assumed, continued or substituted for, then any forfeitable portions of the Awards will terminate and the Administrator in its sole discretion may:

(i)	provide that Optionees or holders of SARs will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of an Option or SAR, whether or not they had previously become exercisable; and/or

(ii)	for any Awards, cause the Company, or agree to allow the successor, to cancel each Award after payment to the Participant of (A) an amount in cash, cash equivalents, or successor equity interests substantially equal to the Fair Market Value of the shares of Common Stock subject to the Award as determined by reference to the transaction (minus, for Options and SARs, the Exercise Price for the shares covered by the Option or SAR (and for any Awards, where the Board or the Administrator determines it is appropriate, any required tax withholdings)), or (B) an amount in cash or cash equivalents equal to the cash value of the Award with respect to Cash-Based Awards.

The Administrator shall determine in its discretion the impact, if any, of the Substantial Corporate Change upon any performance conditions otherwise applicable to an Award.

17.	Employees Outside the United States. To comply with the laws in other countries in which the Company or any of its Subsidiaries operates or has Employees, the Administrator, in its sole discretion, shall have the power and authority to:

(a)	determine which Subsidiaries shall be covered by the Plan;

(b)	determine which Employees outside the United States are eligible to participate in the Plan;

(c)	either initially or by amendment, modify the terms and conditions of any Award granted to any Employee outside the United States;

(d)	either initially or by amendment, establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)	either initially or by amendment, take any action that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.

Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify an Award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

18.	Legal Compliance. The granting of Awards, the issuance of shares of Common Stock and the payment of cash under the Plan shall be subject to compliance with all applicable requirements imposed by federal, state, local and foreign securities laws and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. The Company shall have no obligation to pay cash, issue shares of Common Stock issuable under the Plan or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary, and completion of any registration or other qualification of the shares of Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such shares of Common Stock or paying cash. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by federal, state, local or foreign laws, rules, or regulations, or by any applicable regulatory agencies or stock exchanges.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the U.S. Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted, vested and exercised, only in a way that conforms to such laws, rules, and regulations.

19.	Purchase for Investment and Other Restrictions. Unless a registration statement under the Securities Act covers the shares of Common Stock a Participant receives under an Award, the Administrator may require, at the time of such grant and/or exercise and/or lapse of restrictions, that the Participant agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Award are registered under the Securities Act. Unless the shares of Common Stock are registered under the Securities Act, the Participant must acknowledge:

(a)	that the shares of Common Stock received under the Award are not so registered;

(b)	that the Participant may not sell or otherwise transfer the shares of Common Stock unless the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act; and

(c)	such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable federal, state, local and foreign securities laws, rules and regulations.

Additionally, the Common Stock, when issued under an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company’s articles or certificate of incorporation, by-laws, or generally applicable stockholders’ agreements.

The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

20.

Tax Withholding. Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for purposes of applicable taxes, pay to the

Company, or make arrangements satisfactory to the Administrator regarding payment of, all applicable taxes required by applicable law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by applicable law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company an amount in cash sufficient to satisfy any applicable withholding requirements related thereto. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of shares of Common Stock or (ii) delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld (or such other rate that will not cause adverse accounting consequences for the Company). Any such shares of Common Stock shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Such an election may be made with respect to all or any portion of the shares of Common Stock to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy its withholding obligation with respect to any Award.

21.	Transfers, Assignments or Pledges. Unless the Administrator otherwise approves in advance in writing or as set forth below, an Award may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. If necessary to comply with Rule 16b-3 under the Exchange Act, the Participant may not transfer or pledge shares of Common Stock acquired under an Award until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing. The Administrator may, in its sole discretion, expressly provide that a Participant may transfer his or her Award (other than a Cash-Based Award), without receiving consideration, to (a) members of the Participant’s immediate family, children, grandchildren, or spouse, (b) a trust in which the Participant and/or such family members collectively have more than 50% of the beneficial interest, or (c) any other entity in which the Participant and/or such family members own more than 50% of the voting interests.

22.	Amendment or Termination of Plan and Awards. The Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment may have a material adverse effect on any Participant or beneficiary with respect to any previously declared Award, unless the Participant’s or beneficiary’s consent is obtained. Except as required by law or by Section 16 above in the event of a Substantial Corporate Change, the Administrator may not, without the Participant’s or beneficiary’s consent, modify the terms and conditions of an Award so as to have a material adverse effect on the Participant or beneficiary. Notwithstanding the foregoing to the contrary, the Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally modify the Plan and any Awards made thereunder to ensure all Awards and Award agreements provided to Participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A including, but not limited to, the ability to increase the exercise or purchase price of an Award (without the consent of the Participant) to the Fair Market Value on the date the Award was granted; provided, however that the Company makes no representations that the Plan or any Awards will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Award made thereunder.

23.	Privileges of Stock Ownership. No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued to such Participant.

24.

Effect on Other Plans. None of the grant, vesting, exercise or payment of any Award under this Plan shall constitute compensation or otherwise result in the accrual or receipt of additional payments or benefits under any pension, bonus, severance, or other plan, program, agreement or arrangement maintained or contributed to by the Company, its Subsidiaries or any affiliates unless such other plan, program, agreement or arrangement expressly and unambiguously so provides in a writing executed by a duly authorized representative of the Company.

25.	Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, employee, or agent of the Company or any of its Subsidiaries shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person or entity for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he or she executes in such other capacity. No member of the Board or of the Committee will be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any Award under the Plan. The Company will indemnify and hold harmless each Director, Employee, or agent of the Company or any of its Subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

26.	No Employment Contract. Nothing contained in this Plan constitutes an employment contract between the Company and any Participant. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Participant’s employment.

27.	Governing Law; Venue; Waiver of Jury Trial. The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation. Any dispute that arises with respect to this Plan or any Award granted under this Plan shall be conducted in the courts of New Castle County in the State of Delaware, or the United States Federal court for the District of Delaware, and no other courts; and each Participant waives, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum. IN ADDITION, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTICIPANT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING WITH RESPECT TO THIS PLAN OR ANY AWARD GRANTED UNDER THIS PLAN.

28.	Duration of Plan. The Plan as it is proposed to be amended and restated shall become effective upon its approval by Company shareholders and except as otherwise expressly provided herein or by the Administrator shall govern all Awards previously or subsequently granted hereunder. Unless the Board extends the Plan’s term, the Administrator may not grant Awards under the Plan after May 9, 2027. The Plan will then continue to govern unexercised and unexpired Awards.

29.	Recoupment. Any Award granted under the Plan on or after March 15, 2009 is subject to the terms of the Danaher Corporation Recoupment Policy in the form approved by the Compensation Committee of Danaher’s Board of Directors from time to time (including any successor thereto) and to the terms required by applicable law.

30.

Section 409A Requirements. The Plan as well as payments and benefits under the Plan are intended to be exempt from or, to the extent subject thereto, to comply with, Code Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Code Section 409A. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Code Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Code Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

Appendix B

DANAHER CORPORATION

2007 EXECUTIVE INCENTIVE COMPENSATION PLAN

As Amended and Restated

1.         Purpose.  Danaher Corporation, a Delaware corporation (the “Company”), wishes to motivate, reward, and retain executive officers of the Company. To further these objectives, the Company hereby sets forth this Danaher Corporation 2007 Executive Incentive Compensation Plan (the “Plan”), amended effective as of May 9, 2017, to provide Participants (as defined below) with performance-based bonus awards (“Awards”), in accordance with Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Code”) (all references to Section 162(m) or any other Code provision include successor provisions, related regulations, and amendments).

2.         Participants.  The participants in the Plan shall be the Executive Officers of the Company (“Participants”). “Executive Officer” has the meaning set forth in Rule 3b-7 issued under the Securities Exchange Act of 1934, as amended from time to time, and anyone else the Committee determines to treat as an executive officer for purposes of this Plan.

3.         Administrator.

(a)        General.   The Plan’s administrator will be the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee will include two or more members, each of whom qualifies as an “outside director” within the meaning of Section 162(m), and those outside directors will have exclusive authority under this Plan to make Awards and determine the Award amounts earned based on the formula set forth in Section 4 of the Plan and their exercise of negative discretion, if any. The Committee may satisfy this requirement through (i) providing that persons who are not “outside directors” cannot vote on an issue, (ii) allowing those persons to abstain from voting, or (iii) creating a subcommittee of qualifying outside directors to take action with respect to this Plan. If a Committee member intended to qualify as an outside director does not in fact so qualify, the mere fact of such nonqualification will not invalidate the payment of any Award or other action by the Committee under the Plan that was otherwise valid under the Plan. The Committee is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Committee may exercise such powers and authority of the Board as the Committee may find necessary or appropriate to carry out its functions. The Committee intends to exercise its powers under the Plan in a manner that preserves the Company’s Federal income tax deduction for payments made under the Plan, in accordance with the requirements of Section 162(m), to the maximum practical extent.

(b)        Responsibilities. Subject to the terms of the Plan, for each Performance Period the Committee will (1) define the Performance Period and other Award terms and conditions for each Participant consistent with the terms of this Plan, (2) determine and certify in writing the Award amounts earned based on the formula set forth in Section 4 of the Plan and (3) determine and make permitted negative discretion adjustments to Awards otherwise earned. Unless the Plan otherwise expressly provides, all designations, determinations, interpretations, and other decisions made under or with respect to the Plan and all Awards made under the Plan are within the sole and absolute discretion of the Committee and will be final, conclusive and binding on all persons, including the Company, Participants and beneficiaries or other persons having or claiming any rights under the Plan.

4.         Awards.  For any twelve-month Performance Period, the Award payable to (1) a Participant serving as Chief Executive Officer of the Company shall equal 0.5% of the Company’s operating profit for such Performance Period as determined under GAAP, or (2) any other Participant shall equal 0.25% of the Company’s operating profit for such Performance Period as determined under GAAP (or in each case a proportionate amount for a Performance Period longer or shorter than twelve months), subject in each case to the Committee’s exercise of negative discretion (which are adjustments that eliminate or reduce (but not increase) an Award otherwise payable to a Participant for a Performance Period). No discretionary adjustment may cause an Award to fail to qualify as “performance based compensation” under Section 162(m).

5.         Performance.  A “Performance Period” is a period for which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Performance Periods may be of varying and overlapping durations. Any Performance Period shall be at least 12 months in duration except as otherwise permitted by Section 162(m). Unless otherwise designated by the Committee, the Performance Period will be based on the calendar year. The “Applicable Period” with respect to any Performance Period for an Award means a period beginning on or before the first day of the Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed. Any action required under the Plan to be taken within the Applicable Period may be taken at a later date only if the provisions of Section 162(m) or the regulations thereunder are modified, or are interpreted by the Internal Revenue Service, to permit such later date. In such event, the definition of the Applicable Period under this Plan will be deemed to be amended accordingly.

6.         Payment of Awards.

(a)        General.  Subject to any limitations set forth in this Plan and unless otherwise determined by the Committee, Awards payable under this Plan with respect to any Performance Period that is equal to a calendar year will be paid to applicable Participants no earlier than the January 1st and no later than the March 15th of the calendar year following the end of the Performance Period to which the Awards apply, unless deferred in accordance with the terms and conditions of the Danaher Corporation and Subsidiaries Amended and Restated Executive Deferred Incentive Program (including any successor plan thereto) (the “Deferred Compensation Plan”).

(b)        Certification.  No Award will be paid unless and until the Committee has certified in the manner prescribed under applicable regulations the Award amounts earned, based on the formula set forth in Section 4 of the Plan, for the Performance Period and has made and exercised its decisions regarding the extent of any negative discretion adjustment of Awards for Participants for the Performance Period.

(c)        Deferral.  All or any portion of the Award for any given Performance Period may be deferred under and in accordance with the terms and conditions of the Deferred Compensation Plan.

(d)        Continued Employment.  With respect to any particular Performance Period, a Participant must remain employed through the end of the Performance Period to be eligible for an Award for the Performance Period, subject to any exceptions as the Committee may approve.

(e)        Forfeiture or Proration.  The Committee may adopt such forfeiture, proration, or other provisions or rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on Awards of a Participant’s death, Disability or other events or situations determined by the Committee to constitute an appropriate exception to attainment of any performance requirement for purposes of Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time). A Participant shall be considered to have a Disability if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

(f)        Form of Payment.  As established by the Committee, payment of Awards shall be made in (i) cash, (ii) Company common stock or other stock-based awards under the Company’s 2007 Omnibus Incentive Plan (as amended from time to time or any successor plan), or (iii) a combination of (i) and (ii), in each case subject to such restrictions as the Committee shall determine; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code.

7.         Other Plans.  Awards will not be treated as compensation for purposes of any other compensation or benefit plan, program, or arrangement of the Company or any subsidiary unless either (1) such other plan’s definition of compensation includes payments made pursuant to the Plan, or (b) the Board or the Committee determines otherwise in writing. Neither the adoption of this Plan nor the submission of the Plan to the Company’s shareholders for approval will be construed as limiting the power of the Board or the Committee to adopt such other cash or equity incentive arrangements as either may otherwise deem appropriate.

8.         Legal Compliance.  The Company will not make payments of Awards until all applicable requirements imposed by Federal, state and foreign laws, rules, and regulations, and by any applicable regulatory agencies, have been fully met. No provision in the Plan or action taken under it authorizes any action that applicable laws otherwise prohibit. The Plan is intended to conform with all provisions of Section 162(m) and Treas. Reg. § 1.162-27 to the extent necessary to allow the Company a Federal income tax deduction for Awards as “qualified performance-based compensation.” Notwithstanding anything in the Plan to the contrary, the Committee must administer the Plan, and Awards may be granted and paid, only in a manner that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan will be treated as amended to the extent necessary to conform to such laws, rules, and regulations.

9.         Tax Withholding.  The Company may make all appropriate provisions for the withholding of Federal, state, foreign and local taxes imposed with respect to Awards, which provisions may vary with the time and manner of payment.

10.       Non-Transfer of Rights.  Except as and to the extent the law requires, or as the Plan expressly provides, a Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person.

11.       Amendment or Termination of Plan.  Subject to the limitations set forth in this section, the Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or any beneficiaries thereof. The Board or the Committee may make any amendments necessary to comply with applicable legal and regulatory requirements, including Section 162(m) and regulations thereunder. The Board must submit any Plan amendment to the Company’s shareholders for their approval if and to the extent such approval is required under Section 162(m).

12.       Limitations on Liability.  Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any of its subsidiaries will be liable to any Participant, former Participant, spouse, beneficiary, or any other person or entity for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he or she executes in such other capacity. No member of the Board or of the Committee will be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any Award under the Plan.

13.       No Employment Contract.  Nothing contained in this Plan constitutes an employment contract between the Company and any Participant. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to end the Participant’s employment or other relationship with the Company.

14.       Governing Law; Venue; Waiver of Jury Trial. The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation. Any dispute that arises with respect to this Plan or any Award granted under this Plan shall be conducted in the courts of New Castle County in the State of Delaware, or the United States Federal court for the District of Delaware, and no other courts; and each Participant waives, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum. IN ADDITION, TO THE EXTENT PERMITTED

BY APPLICABLE LAW, EACH PARTICIPANT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING WITH RESPECT TO THIS PLAN OR ANY AWARD GRANTED UNDER THIS PLAN.

15.       Duration of the Plan.  The Plan will remain effective until terminated by the Board, provided, however, that the continued effectiveness of the Plan will be subject to the approval of the Company’s shareholders at such times and in such manner as Section 162(m) may require.

16.       Disclosure/Approval.  The specific terms of the Plan, including the class of employees eligible to be Participants, the performance formula set forth under “Awards” above and the terms of payment of Awards, must be disclosed to and approved by the shareholders to the extent Section 162(m) requires.

17.       Code Section 409A Requirements.  The Plan as well as payments and benefits under the Plan are intended to be exempt from or, to the extent subject thereto, to comply with, Code Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Code Section 409A. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Code Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Code Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

18.       Recoupment.  Any Award awarded under the Plan is subject to the terms of the Danaher Corporation Recoupment Policy in the form approved by the Compensation Committee of Danaher’s Board of Directors from time to time (including any successor policy thereto) and to the terms required by applicable law.

IMPORTANT ANNUAL MEETING INFORMATION	Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 8, 2017.
Vote by Internet
• Go to www.investorvote.com/DHR
• Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, 4 and 5, for every 1 YEAR for Proposal 6 and AGAINST Proposal 7.

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1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Donald J. Ehrlich	☐	☐	☐	05 - Teri List-Stoll	☐	☐	☐	09 - John T. Schwieters	☐	☐	☐

02 - Linda Hefner Filler	☐	☐	☐	06 - Walter G. Lohr, Jr.	☐	☐	☐	10 - Alan G. Spoon	☐	☐	☐

03 - Robert J. Hugin	☐	☐	☐	07 - Mitchell P. Rales	☐	☐	☐	11 - Raymond C. Stevens, Ph.D.	☐	☐	☐

04 - Thomas P. Joyce, Jr.	☐	☐	☐	08 - Steven M. Rales	☐	☐	☐	12 - Elias A. Zerhouni, M.D.	☐	☐	☐

2. To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2017.	For	Against	Abstain		For	Against	Abstain
	☐	☐	☐	3. To approve certain amendments to Danaher’s 2007 Stock Incentive Plan and the material terms of the performance goals under the Plan.	☐	☐	☐

4. To approve certain amendments to Danaher’s 2007 Executive Incentive Compensation Plan and the material terms of the performance goals under the Plan.	☐	☐	☐	5. To approve on an advisory basis the Company’s named executive officer compensation.	☐	☐	☐

1 Year	2 Years	3 Years	Abstain

6. To hold an advisory vote relating to the frequency of future shareholder advisory votes on the Company’s named executive officer compensation. ☐	☐	☐	☐	7. To act upon a shareholder proposal requesting that Danaher adopt and report on goals to reduce greenhouse gas emissions.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X	+

02IYBB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Danaher Corporation

2017 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2017

Steven M. Rales and Mitchell P. Rales, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of Danaher Corporation held by the undersigned as the undersigned’s proxy, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Danaher Corporation to be held on May 9, 2017 or at any postponement or adjournment thereof.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where no such directions are indicated.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+